Exhibit 10.1

Execution Version

SECOND AMENDED AND RESTATED SENIOR SECURED CREDIT AGREEMENT

dated as of

December 26, 2024

by and among

BATTALION OIL CORPORATION,
as Holdings,

HALCÓN HOLDINGS, LLC,
as the Borrower,

the other Loan Parties party hereto,

FORTRESS CREDIT CORP.,
as Administrative Agent,

and the Lenders party hereto

TABLE OF CONTENTS

ARTICLE I DEFINITIONS AND ACCOUNTING MATTERS1

Section 1.01Terms Defined Above1

Section 1.02Certain Defined Terms2

Section 1.03Terms Generally; Rules of Construction50

Section 1.04Accounting Terms and Determinations; GAAP51

Section 1.05Interest Rates.51

Section 1.06Divisions52

ARTICLE II THE CREDITS52

Section 2.01Term Loan Commitments52

Section 2.02Loans and Term Loan Commitments53

Section 2.03Requests for Loans54

Section 2.04Evidence of Debt54

Section 2.05Scheduled Termination of Term Loan Commitments55

Section 2.06Letters of Credit55

ARTICLE III PAYMENTS OF PRINCIPAL AND INTEREST; PREPAYMENTS; FEES59

Section 3.01Repayment of Loans59

Section 3.02Interest59

Section 3.03Alternate Rate of Interest60

Section 3.04Prepayments62

Section 3.05Fees65

ARTICLE IV PAYMENTS; PRO RATA TREATMENT; SHARING OF SET-OFFS66

Section 4.01Payments Generally; Pro Rata Treatment; Sharing of Set-offs66

Section 4.02Presumption of Payment by the Borrower67

Section 4.03Disposition of Proceeds67

Section 4.04Payments and Deductions to a Defaulting Lender67

ARTICLE V INCREASED COSTS; BREAK FUNDING PAYMENTS; TAXES69

Section 5.01Increased Costs69

Section 5.02Break Funding Payments70

Section 5.03Taxes71

Section 5.04Mitigation Obligations; Replacement of Lenders74

ARTICLE VI CONDITIONS PRECEDENT76

Section 6.01Closing Date76

Section 6.02Incremental Term Loan Closing Date79

ARTICLE VII REPRESENTATIONS AND WARRANTIES81

Section 7.01Organization; Powers81

Section 7.02Authority; Enforceability81

Section 7.03Approvals; No Conflicts81

Section 7.04Financial Condition; No Material Adverse Effect82

Section 7.05Litigation82

Section 7.06Environmental Matters82

Section 7.07Compliance with Laws and Agreements; No Defaults83

Section 7.08Investment Company Act84

Section 7.09Taxes84

Section 7.10ERISA84

Section 7.11Disclosure; No Material Misstatements85

Section 7.12Insurance85

Section 7.13Restriction on Liens85

Section 7.14Subsidiaries86

Section 7.15Location of Business and Offices86

Section 7.16Properties; Titles, Etc.86

Section 7.17Maintenance of Properties88

Section 7.18Gas Imbalances, Prepayments88

Section 7.19Marketing of Production88

Section 7.20Swap Agreements89

Section 7.21Use of Loans and Letters of Credit89

Section 7.22Solvency89

Section 7.23Money Laundering89

Section 7.24Anti-Corruption Laws90

Section 7.25Anti-Corruption Laws; Sanctions; OFAC90

Section 7.26EEA Financial Institutions90

Section 7.27Senior Debt Status90

Section 7.28Suspense Accounts91

Section 7.29Midstream Agreements91

ARTICLE VIII AFFIRMATIVE COVENANTS91

Section 8.01Financial Statements; Other Information91

Section 8.02Notices of Material Events97

Section 8.03Existence; Conduct of Business97

Section 8.04Payment of Obligations97

Section 8.05Performance of Obligations under Loan Documents97

Section 8.06Operation and Maintenance of Properties98

Section 8.07Insurance99

Section 8.08Books and Records; Inspection Rights99

Section 8.09Compliance with Laws99

Section 8.10Environmental Matters99

Section 8.11Further Assurances100

Section 8.12Reserve Reports101

Section 8.13Title Information103

Section 8.14Additional Collateral; Additional Guarantors104

Section 8.15ERISA Compliance105

Section 8.16Account Control Agreements; Location of Proceeds of Loans105

Section 8.17Lender Meetings106

Section 8.18Marketing Activities106

Section 8.19Keepwell106

Section 8.20Swap Agreements106

Section 8.21Permitted JV Entities107

Section 8.22Separateness Covenants.108

Section 8.23Notices; Attorney-in-fact; Deposits109

Section 8.24Pledged Stock; Stock Powers; Pledged Notes109

Section 8.25Post-Closing Legal Opinion109

ARTICLE IX NEGATIVE COVENANTS110

Section 9.01Financial Covenants.110

Section 9.02Indebtedness112

Section 9.03Liens113

Section 9.04Restricted Payments114

Section 9.05Investments, Loans and Advances116

Section 9.06Nature of Business; Material Location Change117

Section 9.07Amendments to Organizational Documents; Fiscal Year End118

Section 9.08Proceeds of Loans118

Section 9.09ERISA Compliance118

Section 9.10Sale or Discount of Receivables119

Section 9.11Merger, Etc.119

Section 9.12Sale of Properties; Unwinds of Swap Agreements119

Section 9.13Environmental Matters122

Section 9.14Transactions with Affiliates122

Section 9.15Subsidiaries122

Section 9.16Negative Pledge Agreements; Dividend Restrictions122

Section 9.17Gas Imbalances, Take-or-Pay or Other Prepayments123

Section 9.18Swap Agreements123

Section 9.19Maximum G&A Expenses125

Section 9.20Capital Expenditures125

Section 9.21Minimum Volume Commitments; Workover Expenses; Well Services Contracts126

ARTICLE X EVENTS OF DEFAULT; REMEDIES128

Section 10.01Events of Default128

Section 10.02Remedies130

ARTICLE XI THE ADMINISTRATIVE AGENT133

Section 11.01Appointment; Powers133

Section 11.02Duties and Obligations of Administrative Agent133

Section 11.03Action by Administrative Agent134

Section 11.04Reliance by Administrative Agent135

Section 11.05Subagents136

Section 11.06Resignation of Administrative Agent136

Section 11.07Administrative Agent as a Lender137

Section 11.08No Reliance137

Section 11.09Administrative Agent May File Proofs of Claim138

Section 11.10Authority of Administrative Agent to Release Collateral and Liens138

Section 11.11Certain ERISA Matters139

Section 11.12Credit Bidding140

Section 11.13Posting of Communications141

Section 11.14No Third Party Beneficiaries142

Section 11.15Erroneous Payments143

ARTICLE XII MISCELLANEOUS146

Section 12.01Notices146

Section 12.02Waivers; Amendments147

Section 12.03Expenses, Indemnity; Damage Waiver150

Section 12.04Successors and Assigns154

Section 12.05Survival; Revival; Reinstatement158

Section 12.06Counterparts; Integration; Effectiveness158

Section 12.07Severability159

Section 12.08Right of Setoff159

Section 12.09GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS; WAIVER OF JURY TRIAL160

Section 12.10Headings161

Section 12.11Confidentiality161

Section 12.12Interest Rate Limitation162

Section 12.13EXCULPATION PROVISIONS163

Section 12.14Collateral Matters; Swap Agreements164

Section 12.15No Third Party Beneficiaries164

Section 12.16USA Patriot Act Notice164

Section 12.17Flood Insurance Provisions164

Section 12.18No Fiduciary Duty164

Section 12.19Releases.165

Section 12.20Material Non-Public Information165

Section 12.21Acknowledgement and Consent to Bail-In of Affected Financial Institutions166

Section 12.22Acknowledgement Regarding Any Supported QFCs166

Section 12.23Existing Credit Agreement.167

Section 12.24Intercreditor Agreement168

EXHIBITS AND SCHEDULES

Exhibits

Exhibit AForm of Term Loan Note

Exhibit BForm of Borrowing Request

Exhibit CForm of Compliance Certificate

Exhibit DSecurity Documents

Exhibit EForm of Assignment and Assumption

Exhibit F-1	Form of U.S. Tax Compliance Certificate (Foreign Lenders; not partnerships)
Exhibit F-2	Form of U.S. Tax Compliance Certificate (Foreign Participants; not partnerships)
Exhibit F-3	Form of U.S. Tax Compliance Certificate (Foreign Participants; partnerships)
Exhibit F-4	Form of U.S. Tax Compliance Certificate (Foreign Lenders; partnerships)

Exhibit GForm of Solvency Certificate

Exhibit HForm of Reserve Report Certificate

Exhibit IForm of Guarantee and Collateral Agreement

Exhibit JCapital Plan

Exhibit KForm of Swap Intercreditor Agreement

Exhibit LDirection Letter

Exhibit MOperator Removal Agreement

Exhibit NForm of Incremental Term Loan Joinder Agreement

Schedules

Schedule 1.02(a)Initial Capital Plan

Schedule 1.02(b)Initial Term Loan Commitment

Schedule 1.02(c)Incremental Term Loan Commitment

Schedule 7.05 Litigation

Schedule 7.14Subsidiaries

Schedule 7.18Gas Imbalances

Schedule 7.19Marketing Contracts

Schedule 7.20Swap Agreements

Schedule 7.28Suspense Accounts

Schedule 7.29Midstream Agreements

Schedule 9.02Existing Indebtedness

Schedule 9.05(a)Existing Investments

Schedule 9.05(o)Permitted JV Entity Contributions

Schedule 9.21(a)Minimum Volume Commitments

This SECOND AMENDED AND RESTATED SENIOR SECURED CREDIT AGREEMENT (this “Agreement”), dated as of December 26, 2024, is by and among HALCÓN HOLDINGS, LLC, a Delaware limited liability company (the “Borrower”), the other Subsidiaries of the Borrower party hereto as Guarantors, each of the Lenders from time to time party hereto, FORTRESS CREDIT CORP. (in its individual capacity, “Fortress”), and as administrative agent for the Lenders (in such capacity pursuant to Article XI, together with its successors in such capacity, the “Administrative Agent”) and, solely with respect to Article IX-A hereof, BATTALION OIL CORPORATION, a Delaware corporation (“Holdings”).

RECITALS

A.The Borrower and Holdings previously entered into that certain Amended and Restated Senior Secured Revolving Credit Agreement, dated as of November 24, 2021 (as amended prior to the date hereof, the “Existing Credit Agreement”), by and among the Borrower, as the named borrower therein, Macquarie Bank Limited, as administrative agent (in such capacity, the “Existing Administrative Agent”), and the lenders party thereto (the “Existing Lenders”), which provided for, among other things, a term loan credit facility made available by the Existing Lenders to Borrower.

B.Pursuant to that certain Third Amendment and Assignment of Loans and Liens (the “Master Assignment”), dated as of the date hereof, by and among the Existing Lenders, the Existing Administrative Agent, the Loan Parties, the Continuing Lenders (as defined therein), the Exiting Lenders (as defined therein), the New Lenders (as defined therein) and the Administrative Agent, among other things, (a) the Existing Administrative Agent has assigned and conveyed the Assigned Security Interests (as defined therein) to the Administrative Agent and (b) the Existing Administrative Agent has resigned as administrative agent under the Existing Credit Agreement and the Administrative Agent has been appointed as the successor Administrative Agent.

C.Holdings shall directly own 100% of the Equity Interests of the Borrower, and together with the other Guarantors, has agreed to guarantee the obligations of the Borrower hereunder.

D.Holdings, the Borrower, the Lenders and the Administrative Agent desire to amend and restate the Existing Credit Agreement in its entirety by this Agreement.

E.The Lenders have severally indicated their willingness to extend credit upon the terms and subject to the conditions of this Agreement and the other Loan Documents.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING MATTERS
Section 1.01Terms Defined Above.  As used in this Agreement, each term defined above has the meaning indicated above.

Section 1.02Certain Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABR” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 0.50%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 0.00%, such rate shall be deemed to be 0.00% for purposes of this Agreement.

“ABR Loan” means a Loan that bears interest based on the ABR.

“Accepting Lenders” has the meaning assigned to such term in Section 3.04(c)(v).

“Accounting Change” has the meaning assigned to such term in Section 1.04.

“Acquisition Conditions” means, with respect to any acquisition of assets (including any assets constituting a business unit, line of business or division) or Equity Interests, (a) if such acquisition involves the acquisition of Equity Interests of a Person that upon such acquisition would become a Subsidiary, such acquisition shall result in the issuer of such Equity Interests becoming a Subsidiary and, to the extent required by Section 8.14, a Guarantor; (b) such acquisition shall result in the Administrative Agent, for the benefit of the Secured Parties, being granted a security interest in any Equity Interests or any assets so acquired to the extent required by Section 8.14; (c) subject to Section 1.06, immediately after giving effect to such acquisition, no Default or Event of Default shall have occurred and be continuing; (d) immediately after giving effect to such acquisition, the Borrower and the other Loan Parties shall be in pro forma compliance with Section 9.01 as of the last day of the most recently ended fiscal quarter for which financial statements are required to have been delivered pursuant to Section 8.01(b) (or, if the most recently ended fiscal quarter is the fiscal quarter ending on December 31 of any year, for which annual financial statements are required to have been delivered pursuant to Section 8.01(a)); and (e) immediately after giving effect to such acquisition, the Borrower and the other Loan Parties shall be in compliance with Section 9.06.

“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.

“Administrative Agent” has the meaning assigned to such term in the preamble hereto.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Second Amended and Restated Senior Secured Credit Agreement, including the Annexes, Schedules and Exhibits hereto, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Annual Budget” has the meaning assigned to such term in Section 8.01(e).

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977 and all other laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of the other Loan Parties from time to time concerning or relating to bribery or corruption.

“Applicable Margin” means (a) with respect to SOFR Loans (or Loans bearing interest at a rate determined by reference to any other Benchmark), 7.75% per annum and (b) with respect to ABR Loans, 6.75% per annum.

“Applicable Percentage” means, with respect to any Lender, a percentage equal to a fraction (a) the numerator of which is an amount equal to such Lender’s Credit Exposure (b) the denominator of which is the sum of the Credit Exposure of all Lenders; provided that, in the case of Section 4.04 when a Defaulting Lender shall exist, “Applicable Percentage” shall be adjusted to disregard any Defaulting Lender’s Credit Exposure.

“Applicable Prepayment Premium” means, from and after the Closing Date:

(a)At all times prior to the Disapproval Effective Date, with respect to any Loans being prepaid or repaid (i) following an acceleration of the Loans pursuant to Section 10.01 (including following an Event of Default pursuant to Sections 10.01(h), (i) or (j)), (ii) at the Borrower’s option pursuant to Section 3.04(a), (iii) pursuant to a Change in Control Prepayment or (iv) as a result of a mandatory prepayment required by Section 3.04(c)(i) or Section 3.04(c)(iii) (excluding (x) Net Cash Proceeds attributable to Casualty Events not to exceed $10,000,000 in the aggregate since the Closing Date and (y) Net Cash Proceeds attributable to a Disposition pursuant to Section 9.12(i) not to exceed $40,000,000 in the aggregate since the Closing Date), a fee (expressed as a percentage of the principal amount of the Loan being prepaid or repaid) equal to the percentage set forth below relating to the applicable date of prepayment or repayment:
Date of Prepayment / Repayment	Applicable Prepayment Premium
On or prior to the twelve (12) month anniversary of the Closing Date	Make-Whole Amount
After the twelve (12) month anniversary of the Closing Date but on or prior to the thirty (30)	2.00%

month anniversary of the Closing Date
After the thirty (30) month anniversary of the Closing Date	0.00%

(b)On and after the Disapproval Effective Date, with respect to any Loans being prepaid or repaid (i) following an acceleration of the Loans pursuant to Section 10.01 (including following an Event of Default pursuant to Sections 10.01(h), (i) or (j)), (ii) at the Borrower’s option pursuant to Section 3.04(a), (iii) pursuant to a Change in Control Prepayment or (iv) as a result of a mandatory prepayment required by Section 3.04(c)(i) or Section 3.04(c)(iii) (excluding (x) Net Cash Proceeds attributable to Casualty Events not to exceed $10,000,000 in the aggregate since the Closing Date and (y) Net Cash Proceeds attributable to a Disposition pursuant to Section 9.12(i) not to exceed $40,000,000 in the aggregate since the Closing Date), a fee (expressed as a percentage of the principal amount of the Loan being prepaid or repaid) equal to the percentage set forth below relating to the applicable date of prepayment or repayment:
Date of Prepayment / Repayment	Applicable Prepayment Premium
On or prior to the nine (9) month anniversary of the Closing Date	Make-Whole Amount
After the nine (9) month anniversary of the Closing Date but on or prior to the thirty (30) month anniversary of the Closing Date	2.00%
After the thirty (30) month anniversary of the Closing Date	0.00%

“Approved Counterparty” means (a) each Secured Lender Swap Provider, (b) BP, Cargill, EDF, MBL, Nextera and J. Aron & Company LLC and (c) any other Person proposed by the Borrower so long as the long-term senior unsecured debt rating of such swap counterparty (or of the credit support provider for such swap counterparty’s obligations under its Swap Agreements) at the time of proposal is at least A3 or A- by S&P or Moody’s (or their equivalent).

“Approved Electronic Platform” has the meaning assigned such term in Section 11.13.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Petroleum Engineers” means NSAI and any other independent petroleum engineers reasonably acceptable to the Administrative Agent.

“Asset Coverage Ratio” means, as of any date, the ratio of (a) Total PDP PV-10 as of such date (plus, for purposes of compliance with Section 9.01(c) only, as of such date, the amount of actual cash payments made by the Borrower during the most recently ended fiscal quarter constituting Capital Expenditures in connection with non-producing wells and drilled but uncompleted wells (excluding plugged wells or wells that are not reasonably expected to be completed) that are contemplated by the Capital Plan) to (b) Consolidated Total Net Indebtedness as of such date.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.04(b)), and accepted by the Administrative Agent, in the form of Exhibit E or any other form approved by the Administrative Agent.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 3.03(d).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment or has had any order for relief in such proceeding entered in respect thereof, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.03(a).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(a)the sum of (i) Daily Simple SOFR plus (ii) 0.15% (15 basis points); or
(b)the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment;

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities; at such time.

“Benchmark Replacement Conforming Changes” means, with respect to either the use or administration of Adjusted Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition “Business Day,” the definition of “U.S. Government Securities Business

Day,” the definition of “Interest Period “ or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a)in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(b)in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which all Available Tenors of such Benchmark (or the published component used in the calculation thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(b)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Board of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(c)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.03 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.03.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.

“Board of Directors” means, with respect to any Person, such Person’s board of managers, board of directors, general partner, or such other body that governs the affairs of such Person.

“Borrower” has the meaning assigned to such term in the preamble hereto.

“Borrowing Request” means a request by the Borrower, substantially in the form of Exhibit B or any other form approved by the Administrative Agent, for a Loan in accordance with Section 2.03.

“BP” means BP Energy Company, a Delaware corporation.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City, New York or Houston, Texas are authorized or required by law to remain closed.

“Capital Expenditures” means, with respect to any Person, all expenditures by such Person for the acquisition or leasing of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements and capitalized workover expenses) that are required to be capitalized under GAAP on a balance sheet of such Person. For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment owned by such Person or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount of such purchase price minus the credit granted by the seller of such equipment for such equipment being traded in at such time, or the amount of such proceeds, as the case may be.  For the avoidance of doubt, it is hereby understood and agreed that (x) expenditures pursuant to clause (c) of the definition of “Investment” and (y) G&A Expenses shall not constitute Capital Expenditures.

“Capital Plan” means the Initial Capital Plan and any subsequent listing of Qualifying Projects delivered pursuant to Section 8.12(c) hereof. Each Capital Plan shall be substantially similar to Exhibit J and shall contain, with respect to each such Qualifying Project: (a) the expected timing of the commencement of drilling on the first well that is part of such Qualifying Project, (b) the Capital Plan Boundary associated with each such Qualifying Project and (c) certification by a Responsible Officer that (i) any such calculations and assumptions used in determining that the listed Projects are Qualifying Projects were made in good faith and believed by Borrower to be reasonable at the time made, and (ii) any Qualifying Project included in such Capital Plan which was also listed in a previous Capital Plan, but for which drilling operations have not yet commenced, continues to be a Qualifying Project as of the date of such subsequent submission.

“Capital Plan Boundary” means the geographic boundary depicted on Schedule 1.02(a) and each subsequently approved Capital Plan pursuant to Section 8.12 of this Agreement.

“Captive Insurance Subsidiary” means any Subsidiary of the Borrower that is subject to regulation as an insurance company (or any Subsidiary thereof).

“Caracara Assets” means (a) that certain Class II hydrogen sulfide injection well with API Number 42-495-31471 located in Winkler County, Texas and (b) each injection permit related thereto issued by the applicable Governmental Authority.

“Cargill” means Cargill, Incorporated, a Delaware corporation.

“Cash Balance” means, as of any date of determination, the aggregate amount of (a) cash and (b) Cash Equivalents, in each case, held or owned by (either directly or indirectly), credited to an account of or that would otherwise be required to be reflected as an asset on the balance sheet of, the Borrower or any other Loan Party as of such date; provided that the Cash Balance shall exclude, without duplication, (i) any cash or Cash Equivalents for which the Borrower or any Subsidiary have, in the ordinary course of business, issued checks or initiated wires or ACH transfers in order to utilize such cash or Cash Equivalents, (ii) any cash or Cash Equivalents set aside to pay royalty obligations, working interest obligations including operating and capital expenses, production payments, suspense payments and severance taxes of the Borrower or any other Loan Party then due and owing to third parties and for which the Borrower or such other Loan Party has issued checks or has initiated wires or ACH transfers (or will issue checks or initiate wires or ACH transfers within three (3) Business Days in order to make such payments); (iii) any cash or Cash Equivalents set aside to pay payroll, payroll taxes, other taxes, employee wage and benefit payments and trust and fiduciary obligations of the Borrower or any other Loan Party then due and owing and for which the Borrower or such other Loan Party has issued checks or has initiated wires or ACH transfers (or will issue checks or initiate wires or ACH transfers within three (3) Business Days in order to make such payments); (iv) while and to the extent refundable, any cash or Cash Equivalents of the Borrower or any other Loan Party constituting purchase price deposits held in escrow pursuant to a binding and enforceable purchase and sale agreement permitted hereunder with a third party containing customary provisions regarding the payment and refunding of such deposits; (v) restricted cash or Cash Equivalents of the Borrower or any other Loan Party associated with the plugging and abandonment liabilities and other similar obligations imposed by a Governmental Requirement and arising in connection with acquisitions and divestitures of Oil and Gas Properties permitted hereunder; (vi) any refundable deposits held by unaffiliated third parties made in connection with transactions in the ordinary course of business; and (vii) cash constituting Reinvestment Proceeds to the extent being held in a Reinvestment Proceeds Account.

“Cash Equivalent” means cash held in US dollars and all Investments of the type identified in Section 9.05(d) through Section 9.05(g).

“Cash Flow” means, for any period, for Borrower and its Consolidated Subsidiaries on a consolidated basis, (a) EBITDAX for such period minus (b) all non-cash items added back to EBITDAX for such period.

“Casualty Event” means any loss, casualty or other insured damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Property of the Borrower or any of the other Loan Parties.

“Change in Control” means

(a)the earlier to occur of the following after the Closing Date but prior to the Holdings Merger:
(i)Holdings ceases to own directly one hundred percent (100%) of the issued and outstanding Equity Interests of the Borrower;
(ii)any person or “group” (within the meaning of Rule 13d-5 under the Exchange Act, as in effect on the date hereof, but excluding any employee benefit plan and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than one or more Permitted Holders, acquires beneficial ownership of more than 35% of the aggregate ordinary voting power or economic interests represented by the issued and outstanding Equity Interests of Holdings (determined on a fully diluted basis);
(iii)occupation of a majority of the seats (other than vacant seats) on the board of directors of Holdings by Persons who were not (i) directors of Holdings on the Closing Date, (ii) nominated or appointed by the board of directors of Holdings, or (iii) approved by the board of directors of Holdings as director candidates prior to their election; or
(iv)except as permitted by Section 9.12, Borrower ceases to own and control, directly or indirectly, one hundred percent 100% of the aggregate voting and economic power of the Equity Interests in each Loan Party (other than Borrower);
(b)the earlier to occur of the following after giving effect to the consummation of the Holdings Merger:
(i)Holdings ceases to own directly one hundred percent (100%) of the issued and outstanding Equity Interests of the Borrower;
(ii)the Post-Merger Permitted Holders, and common equity holders immediately after giving effect to the Holdings Merger, taken together, shall  cease to own beneficially or of record, directly or indirectly, at least 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings (determined on a fully diluted basis);
(iii)any person or “group” (within the meaning of Rule 13d-5 under the Exchange Act, as in effect on the date hereof, but excluding any employee benefit plan and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than one or more Post-Merger Permitted Holders or common equity holders immediately after giving effect to the Holdings Merger, acquires beneficial ownership of more than 35% of the aggregate ordinary voting power or economic interests represented by the issued and outstanding Equity Interests of Holdings (determined on a fully diluted basis);
(iv)occupation of a majority of the seats (other than vacant seats) on the board of directors of Holdings by Persons who were not (i) directors of Holdings on the effective date of the Holdings Merger, (ii) nominated or appointed by the board of directors of Holdings, or (iii) approved by the board of directors of Holdings as director candidates prior to their election;
(v)except as permitted by Section 9.12, Borrower ceases to own and control, directly or indirectly, one hundred percent 100% of the aggregate voting and economic power of the Equity Interests in each Loan Party (other than Borrower); or
(vi)Richard Little shall cease to be the President, Chief Executive Officer, and/or Chief Financial Officer of the Loan Parties or involved with the day-to-day operation of the Loan Parties.

Notwithstanding the foregoing, (x) the Holdings Merger and the other transactions occurring pursuant to the Holdings Merger Agreement shall not constitute a Change in Control so long as the Holdings Merger Conditions shall have been satisfied at the consummation of the Holdings Merger, and (y) the occurrence of a Permitted Change in Control shall not be deemed a Change in Control.

“Change in Control Prepayment” means any prepayment or repayment of the Loans in full in connection with the occurrence of a Change in Control, whether at the Borrower’s option pursuant to Section 3.04(a) or following an acceleration of the Loans pursuant to Section 10.01, in each case so long as such prepayment or repayment is made no later than two (2) Business Days after the date of such Change in Control.

“Change in Law” means (a) the adoption of or taking effect of any law, rule or regulation or treaty after the date of this Agreement, (b) any change in any law, rule or regulation or treaty or in the administration, in the interpretation, implementation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 5.01(c)), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, in each case pursuant to Basel III (but not Basel II), shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, issued, adopted, promulgated or implemented.

“Closing Date” means the date on which the conditions specified in Section 6.01 are satisfied (or waived in accordance with Section 12.02).

“Closing Date Wells in Progress” means the Hunter D 2606H and Hunter E 2001H.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

“Collateral” means all Property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document; provided that at no time shall Excluded Assets be included in the Collateral (only for so long as such assets constitute “Excluded Assets”).

“Collateral Agent” has the meaning given such term in the Swap Intercreditor Agreement.

“Collateral Coverage Minimum” has the meaning assigned to such term in Section 8.14(a).

“Commodities Account” has the meaning assigned to such term in the UCC.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute, and any regulations promulgated thereunder.

“Compliance Certificate” means the Compliance Certificate, signed by a Financial Officer, substantially in the form of Exhibit C or any other form approved by the Administrative Agent.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower or any Guarantor pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or the Issuing Bank by means of electronic communications pursuant to this Agreement, including through an Approved Electronic Platform.

“Consolidated Net Income” means, with respect to the Borrower and its Consolidated Subsidiaries for any period, the aggregate of the net income (or loss) of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom:

(a)the net income (or loss) of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting, except to the extent of the amount of dividends or distributions actually paid in cash during such period by such other Person to the Borrower or to a Consolidated Subsidiary;
(b)the net income of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument or Governmental Requirement applicable to that Subsidiary or its stockholders;
(c)any gains or losses attributable to any write-ups or write-downs of assets, including ceiling test write-downs;
(d)any gain (or loss), together with any related provision for Taxes on such gain (or loss), realized in connection with: (i) any Disposition which is not made in the ordinary course of business or (ii) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries; and
(e)any non-recurring non-cash gains or losses.

For the avoidance of doubt, if the Borrower or any Consolidated Subsidiary shall acquire or dispose of any Property during such period, then Consolidated Net Income shall be calculated after giving pro forma effect to such acquisition, merger, disposition or redesignation, as if such acquisition, disposition or redesignation had occurred on the first day of such period.

“Consolidated Subsidiaries” means, as to any Person, each Subsidiary of such Person (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of such Person in accordance with GAAP.

“Consolidated Total Indebtedness” means as of any date of determination, the aggregate principal amount of all Indebtedness of the Borrower and its Consolidated Subsidiaries, without duplication, outstanding on such date, in an amount that would be reflected on a consolidated balance sheet (excluding the footnotes and other notes thereto) prepared as of such date on a consolidated basis in accordance with GAAP but only to the extent such Indebtedness comprises (a) Indebtedness for borrowed money, (b) obligations in respect of Finance Leases, (c) obligations evidenced by bonds, notes, debentures, promissory notes or similar instruments, (d) obligations in respect of unreimbursed drawn letters of credit, (e) Indebtedness of the type described in clauses (c), (f) and (l) of the definition thereof and (f) any Indebtedness to the extent included in the foregoing clauses (a) through (e) of others guaranteed by the Borrower or any of its Subsidiaries or in which the Borrower or such Subsidiary otherwise assures a creditor against loss of the Indebtedness (howsoever such assurance shall be made) to the extent of the lesser of the amount of such Indebtedness and the maximum stated amount of such guarantee or assurance against loss; provided that Consolidated Total Indebtedness shall not include (i) Indebtedness in respect of obligations under Swap Agreements, other than to the extent such obligations are due and payable and not paid on such date, or, undrawn letters of credit (or if drawn, to the extent cash collateralized in the manner set forth in Section 2.06(i)), bank guarantees and performance or similar bonds or (ii) for the avoidance of doubt, any Non-Recourse Indebtedness of any Permitted JV Entity.

“Consolidated Total Net Indebtedness” means as of any date of determination, Consolidated Total Indebtedness minus Unrestricted Cash that would be listed on the consolidated balance sheet of the Borrower and the Consolidated Subsidiaries at such date.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. For the purposes of this definition, and without limiting the generality of the foregoing, any Person that owns directly or indirectly 10% or more of the Equity Interests having ordinary voting power for the election of the directors or other governing body of a Person (other than as a limited partner of such other Person) will be deemed to “control” such other Person. “Controlled” has the meaning correlative thereto.

“Control Agreement” means a control agreement or similar agreement, as applicable, in form and substance reasonably satisfactory to the Administrative Agent, executed by the applicable Loan Party, the Administrative Agent and the relevant financial institution party thereto, which (a) provides a first priority perfected Lien in favor of the Administrative Agent for the benefit of the Secured Parties (provided such Control Agreement may permit certain Excepted Liens according to its terms) and (b) establishes the Administrative Agent’s control, in each case, with respect to any Deposit Account, Securities Account or Commodities Account of such Loan Party.

“Controlled Account” means a Deposit Account, Securities Account or Commodities Account that is subject to a Control Agreement.

“Covered Entity” means any of the following:

(a)a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(b)a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(c)a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to such term in Section 12.22.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Credit Exposure” means, as to any Lender at any time, the outstanding principal amount of such Lender’s Loans at such time.

“Cure Period” has the meaning assigned to such term in Section 9.01(e)(i).

“Cure Prepayment” has the meaning assigned to such term in Section 9.01(e)(iii).

“Current Assets” means, as of any date of determination, without duplication, the sum of all amounts that would, in accordance with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries at such date, but excluding, without duplication (a) all non-cash assets under FASB ASC Topic 815, (b) the aggregate amount of any deposits (whether in cash or otherwise) posted by the Borrower or any of its Consolidated Subsidiaries to secure Swap Obligations owing by such Persons or to cover market exposures, (c) any deferred tax assets and (d) any cash or Cash Equivalents deemed to be “restricted” in accordance with GAAP.

“Current Liabilities” means, as of any date of determination, without duplication, the sum of all amounts that would, in accordance with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries on such date, but excluding, without duplication (a) all non-cash obligations under FASB ASC Topic 815, (b) the current portion of the then outstanding aggregate principal amount of the Loans under this Agreement, (c) any deferred tax liabilities, (d) any current maturities of long-term Indebtedness for borrowed money, (e) royalties in suspense which are more than ninety (90) days past due in an amount not to exceed $7,500,000 in the aggregate, and (f) accounts payable which are more than ninety (90) days past due and are being contested in good faith by appropriate action (and adequate reserves for the same are being maintained in accordance with GAAP) in an amount not to exceed $2,000,000 in the aggregate.

“Current Ratio” means, as of any date of determination, the ratio of (a) Current Assets as of the last day of the most recently ended calendar month (which may be such date of determination) to (b) Current Liabilities on such day.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “SOFR Determination Date”) that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website; provided that if by 5:00 p.m. (New York City time) on the second

(2nd) U.S. Government Securities Business Day immediately following any SOFR Determination Day, SOFR in respect of such SOFR Determination Day has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to Adjusted Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Day will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided, further that SOFR as determined pursuant to this proviso shall be utilized for purposes of calculation of Adjusted Daily Simple SOFR for no more than three (3) consecutive SOFR Rate Days. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“Declining Lender” has the meaning assigned to such term in Section 3.04(c)(v).

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans or (ii) pay over to any Loan Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Loan Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, or (c) has become the subject of (A) a Bankruptcy Event or (B) a Bail-In Action.

“Direction Letters” means letters substantially in the form of Exhibit L.

“Disapproval Effective Date” means the date on which the Borrower receives a Disapproval Notice with respect to a proposed Permitted Change in Control.

“Disapproval Notice” means a written notice to the Borrower and Holdings from the Administrative Agent expressly rejecting or otherwise disqualifying, in the sole and absolute discretion of the Required Lenders, a Person that otherwise satisfies the requirements of a “Permitted Buyer”.

“Disposition” means, with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer, condemnation or other disposition thereof (in one transaction or in a series of transactions and whether effected pursuant to a division or otherwise). The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Capital Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, (a) matures (excluding any maturity as a result of the optional redemption by the issuer thereof) or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, (b) is convertible or exchangeable (unless at the sole option of the issuer thereof) for Indebtedness or (c) is redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in each case, in whole or in part, on or prior to the date that is one year after the Maturity Date; provided, that, notwithstanding the foregoing, the preferred Equity Interests in Holdings owned by the Permitted Holders shall not constitute Disqualified Capital Stock.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States of America or any state thereof or the District of Columbia.

“EBITDAX” means, for any period, an amount determined for the Borrower and its Consolidated Subsidiaries equal to the sum of Consolidated Net Income for such period plus the following expenses or charges to the extent deducted from Consolidated Net Income in such period: (a) interest expense, (b) income Taxes paid with respect to such period, (c) depreciation, (d) depletion, (e) amortization, (f) all other non-cash charges, (g) exploration expenses or costs (to the extent the Borrower adopts the successful efforts method of accounting), (h) any fees, expenses and other Transaction Costs which are incurred in connection with the Transactions and the other transactions contemplated hereby or thereby, (i) the amount of any non-recurring cash expenses and charges (other than any such non-recurring expenses and charges arising in the ordinary course of business), determined in accordance with GAAP, in an amount not to exceed  ten percent (10%) of EBITDAX for such period (determined prior to giving effect to such addback) and (j) for any four fiscal quarter measurement period and only to the extent constituting a non-recurring cash expense, that certain cash expense identified as “Contract asset” in Note 11 on the Form 10-Q of Holdings for the fiscal quarter ending September 30, 2024 in an aggregate amount equal to $18,511,000 minus the following items of income to the extent included in Consolidated Net Income in such period: (i) all non-cash income (including cancellation of indebtedness income and non-cash income resulting from the requirements of Accounting Standards Codifications 410 and 815) and (ii) the amount of any non-recurring cash items of income, determined in accordance with GAAP; provided, however, that EBITDAX for the fiscal quarter ending December 31, 2024 shall be the product of EBITDAX during such fiscal quarter multiplied by four (4); EBITDAX for the fiscal quarter ending March 31, 2025 shall be EBITDAX during such fiscal quarter plus the product of EBITDAX during the fiscal quarter ending December 31, 2024 multiplied by three (3); and EBITDAX for the fiscal quarter ending June 30, 2025 shall EBITDAX during such fiscal quarter plus EBITDAX during the fiscal quarter ending March 31, 2025 plus the product of EBITDAX during the fiscal quarter ending December 31, 2024 multiplied by two (2).  For purposes of calculating EBITDAX for any period of four consecutive fiscal quarters (each, a “Reference Period”), (x) if during such Reference Period (or, in the case of pro forma calculations, during the period from the last day of such Reference Period to and including the date as of which such calculation is made) the Borrower or any Consolidated Subsidiary shall have made a Material Disposition or Material Acquisition, EBITDAX (including Consolidated Net Income) for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Disposition or Material Acquisition by the Borrower or its Consolidated Subsidiaries occurred on the first day of such Reference Period and (y) if any calculations in the foregoing clause (x) are made on a pro forma basis, such pro forma adjustments are factually supportable and are determined in good faith by a Responsible Officer and subject to supporting documentation reasonably acceptable to the Administrative Agent.  As used in this definition, “Material Acquisition” means any acquisition by the Borrower or its Consolidated Subsidiaries of property or series of related acquisitions of property that involves consideration in excess of $5,000,000, and “Material Disposition” means any Disposition of property or series of related sales, transfers or other dispositions of property that yields gross proceeds to the Borrower or any Consolidated Subsidiary in excess of $5,000,000.

“ECP” means any Person who qualifies as an “eligible contract participant” under Section 2(e) of the Commodity Exchange Act.

“EDF” means EDF Trading North America, LLC.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Emergency Capital Expenditures” means any Capital Expenditures that are incurred in response to and to resolve or mitigate an emergency or threat to human health, safety or protection of the environment, as determined by the Borrower in good faith in consultation with the Administrative Agent, or to the extent required under any applicable law, rule or regulation of any Governmental Authority (including Environmental Laws).

“Environmental Laws” means any and all Governmental Requirements pertaining in any way to health, safety the environment or the preservation or reclamation of natural resources, in effect in any and all jurisdictions in which the Borrower or any other Loan Party is conducting or at any time has conducted business, or where any Property of the Borrower or any other Loan Party is located, including without limitation, the Oil Pollution Act of 1990 (“OPA”), as amended, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and

Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and other environmental conservation or protection Governmental Requirements. For the purpose of this definition, (i) the term “oil” shall have the meaning specified in OPA, (ii) the terms “hazardous substance” and “release” (or “threatened release”) have the meanings specified in CERCLA, (iii) the terms “solid waste” and “disposal” (or “disposed”) have the meanings specified in RCRA and (iv) the term “oil and gas waste” shall have the meaning specified in Section 91.1011 of the Texas Natural Resources Code (“Section 91.1011”); provided, however, that (a) in the event either OPA, CERCLA, RCRA or Section 91.1011 is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and (b) to the extent the laws of the state or other jurisdiction in which any Property of the Borrower or any other Loan Party is located establish a meaning for “oil,” “hazardous substance,” “release,” “solid waste,” “disposal” or “oil and gas waste” which is broader than that specified in either OPA, CERCLA, RCRA or Section 91.1011, such broader meaning shall apply.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended or modified from time to time.

“ERISA Affiliate” means each trade or business (whether or not incorporated) which together with the Borrower or any other Loan Party would be deemed to be a “single employer” within the meaning of section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of section 414 of the Code.

“ERISA Event” means (a) a “reportable event” described in section 4043 of ERISA with respect to a Plan or a controlled group member, as applicable, for which the reporting requirements have not been waived, (b) the withdrawal of the Borrower, any other Loan Party or any ERISA Affiliate from a Plan subject to section 4063 or 4064 of ERISA during a plan year in which it was a “substantial employer” as defined in section 4001(a)(2) of ERISA, or a cessation of operations that is treated as such a withdrawal as provided in section 4062(e) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under section 4041 of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, (e) receipt of a notice of withdrawal liability pursuant to section 4202 of ERISA, (f) the failure of Borrower, any other Loan Party or any ERISA Affiliate to meet the minimum funding standards under section 430 of the Code or section 303 of ERISA (determined without regard to any waiver of funding provisions therein) with respect to a Plan, (g) the Borrower, any other Loan Party or any ERISA Affiliate incurs a withdrawal liability under Subtitle E of Title IV of ERISA with respect to a Multiemployer Plan or (h) any other event or condition which constitutes grounds under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

“Erroneous Payment” has the meaning assigned to it in Section 11.15(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 11.15(d)(i).

“Erroneous Payment Impacted Class” has the meaning assigned to it in Section 11.15(d)(i).

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 11.15(d)(i).

“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 11.15(e).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” has the meaning assigned to such term in Section 10.01.

“Excepted Liens” means: (a) Liens for Taxes, assessments or other governmental charges or levies which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained to the extent required in accordance with GAAP; (b) Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (c) landlord’s liens, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens arising by operation of law in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Properties each of which is in respect of obligations that are not more than sixty (60) days delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (d) contractual Liens which arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil and gas business and are for claims which are not more than sixty (60) days delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP, provided that any such Lien referred to in this clause does not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held by the Borrower or any other Loan Party or materially impair the value of such Property subject thereto; (e) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by Borrower or any of the other Loan Parties to provide collateral to the depository institution; (f) easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any Property of the Borrower or any other Loan Party for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, which in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held by the Borrower or any other Loan Party or materially impair the value of such Property subject thereto; (g) Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations and regulatory obligations (excluding Liens arising under ERISA) and other obligations of a like nature incurred in the ordinary course of business and not in connection with the borrowing of money; (h) judgment and attachment Liens not giving rise to an Event of Default, provided that any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and no action to enforce such Lien has been commenced; (i) Liens arising from UCC financing statement filings regarding operating leases entered into in the ordinary course of business covering only the Property under any such operating lease; (j) Liens on cash earnest money deposited pursuant to the terms of an agreement to acquire assets used in, or Persons engaged in, the oil and gas business, as permitted by this Agreement; and (k) Liens listed on the exhibits to the Security Documents with respect to the Oil and Gas Properties of Borrower and the other Loan Parties, so long as such Liens (1) do not reduce the Net Revenues Interest (or “NRI” or terms of similar effect) attributable to any well, unit or lease included in the Oil and Gas Properties of Borrower and the other Loan Parties, materially below that shown on such exhibits to the Security Documents or (2) increase the Working Interest (or “WI” or terms of similar effect) attributable to any well, unit or lease included in the Oil and Gas Properties of Borrower and the other Loan Parties, materially above that shown on such exhibits to the Security Documents; and (m) Liens pursuant to merger agreements, stock purchase agreements, asset sale agreements and similar agreements permitted by this Agreement (1) limiting the transfer of properties and assets pending the consummation of the subject transaction, or (2) in respect of earnest money deposits, good faith deposits, purchase price adjustment and indemnity escrows and similar deposit or escrow arrangements made or established thereunder; provided, further that (i) the term “Excepted Liens” shall not include any Lien securing Indebtedness for borrowed money, (ii) Liens described in clauses (a) through (e) shall remain “Excepted Liens” only for so long as no action to enforce such Lien has been commenced, and (iii) no intention to subordinate the first priority Lien granted in favor of the Administrative Agent and the Lenders is to be hereby implied or expressed by the permitted existence of such Excepted Liens.

“Excess Cash Flow” means, for any fiscal quarter (without duplication), an amount equal to:

(a)Cash Flow for such fiscal quarter; plus
(i)the amount of the decrease (if any) in Net Working Capital during such fiscal quarter; and

(ii)the amount of gains in respect of Swap Agreements realized during such fiscal quarter;
(b)minus, without duplication, in each case to the extent not financed with proceeds of Equity Interest issuances or Indebtedness, each of the following for such fiscal quarter:
(i)all cash payments and losses in respect of Swap Agreements made or incurred during such fiscal quarter;
(ii)the amount of (x) operating expenses and (y) G&A Expenses permitted to be incurred pursuant to this Agreement and actually paid in cash during such fiscal quarter;
(iii)the aggregate amount of (A) Permitted Capital Expenditures made during such fiscal quarter, and (B) Emergency Capital Expenditures made during such fiscal quarter;
(iv)the aggregate amount of all scheduled principal payments of Loans made pursuant to Section 3.01(a) for such fiscal quarter;
(v)the amount of interest expense for such fiscal quarter to the extent paid in cash;
(vi)the amount of Taxes actually paid in cash during such fiscal quarter (including penalties and interest related to Taxes or arising from tax examinations);
(vii)the amount of the increase (if any) in Net Working Capital during such fiscal quarter;
(viii)the amount of midstream, off-take, transportation expenses, percent of proceeds and fees actually paid in cash during such fiscal quarter;
(ix)fees, costs and expenses paid to the Administrative Agent and/or Lenders in connection with the Loan Documents, respectively, to the extent not deducted from net income in the determination of EBITDAX or added back to net income in the determination of Consolidated EBITDAX;
(x)fees, costs and expenses incurred in connection with the Transactions to the extent paid in cash and added back to net income in the determination of EBITDAX;
(xi)fees, costs and expenses incurred in connection with any Permitted Acquisitions, in each case to the extent added back to net income in the determination of EBITDAX;

(xii)earn-out payments made pursuant to the Holdings Merger Agreement or definitive acquisition documents executed in connection with Permitted Acquisitions or other Investments permitted hereunder;
(xiii)non-recurring cash expenses and charges to the extent added back to net income in the determination of EBITDAX;
(xiv)the amount of any Specified Equity Contribution to the extent added back to net income in the determination of EBITDAX;
(xv)the aggregate amount of any premium, make-whole or penalty payments during such period that are required to be made in connection with any prepayment or redemption of Indebtedness; and
(xvi)without duplication, any other cash charges and other cash items, to the extent added back to net income in the determination of EBITDAX.

“Excluded Accounts” means (a) Deposit Accounts the balance of which consists exclusively of (i) withheld income Taxes and federal, state or local employment Taxes required to be paid to the Internal Revenue Service or state or local Governmental Authorities with respect to employees of the Borrower or any Loan Party, (ii) amounts required to be paid over to an employee benefit plan on behalf of or for the benefit of employees of the Borrower or any other Loan Party, (iii) amounts set aside for payroll and the payment of accrued employee benefits, medical, dental and employee benefits claims to employees of the Borrower or any other Loan Party, (iv) amounts constituting purchase price deposits held in escrow pursuant to a purchase and sale agreement with a third party containing customary provisions regarding the payment and refunding of such deposits, (v) amounts held in escrow or in trust pending litigation or other settlement claims, (vi) zero balance accounts, and (vii) amounts held in trust or as fiduciaries for third parties in respect of such third party’s ratable share of the revenues of Oil and Gas Properties, (b) other Deposit Accounts, Securities Accounts or Commodities Accounts so long as (i) the average daily maximum balance in each such account over a thirty (30) day period does not at any time exceed $1,000,000 and (ii) the aggregate balance for all such accounts excluded pursuant to this clause (b) on any day does not exceed $3,000,000 and (c) any Deposit Account that is a dedicated cash collateral account securing obligations owing Section 9.02(l).

“Excluded Assets” has the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Excluded Swap Agreement Unwind” means, so long as no Event of Default has occurred and is continuing, any Unwind of Swap Agreements effected by the Borrower in order to comply with the requirements of Section 9.18(d), but only with respect to Swap Agreements covering notional amounts not to exceed the amount required to cause the Borrower to be in compliance with the requirements of Section 9.18(d).

“Excluded Swap Obligation” means (as such definition may be modified from time to time as agreed by the Borrower and the Administrative Agent), with respect to any Guarantor, any Swap Obligation, if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, as applicable, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order thereunder (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder, at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one Swap Agreement, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swap Agreements for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower or any Guarantor hereunder or under any other Loan Document, (a) Taxes imposed on or measured by net income (however denominated), branch profits Taxes or franchise Taxes, in each case, (i) imposed by any jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) that are Other Connection Taxes, (b) in the case of a Lender, any withholding Tax that is imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such federal withholding Tax pursuant to Section 5.03, (c) Taxes attributable to such Lender’s failure to comply with Section 5.03(e) and (d) any withholding Tax that is imposed under FATCA.

“Existing Borrower” means the “Borrower”, as such term is defined in the Existing Credit Agreement.

“Existing Commitments” has the meaning assigned to such term in Section 12.23(c).

“Existing Loans” has the meaning assigned to such term in Section 12.23(c).

“Existing Obligations” means all “Secured Obligations”, as such term is defined in the Existing Credit Agreement.

“Exiting Administrative Agent” means the “Administrative Agent”, as such term is defined in the Existing Credit Agreement.

“Exiting Lender” means any “Lender”, as such term is defined in the Existing Credit Agreement, that is not a Lender under this Agreement.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities that facilitates the implementation of the foregoing.

“Federal Funds Effective Rate” means, for any day, the greater of (a) the rate calculated by the Federal Reserve Bank of New York based on such day’s Federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the Federal funds effective rate and (b) 0.00%.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.

“Fee Letter” means that certain Fee Letter, dated as of the Closing Date, by and among the Borrower, the Administrative Agent, and the initial Lenders party hereto as of the Closing Date.

“Finance Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, recorded as finance leases on the balance sheet of the Person liable (whether contingent or otherwise) for the payment of rent thereunder; provided that any lease that would not have been recorded as a finance lease if it had been entered into prior to the adoption of ASU No. 2016-02 “Leases (Topic 842)” and ASU No. 2018-11 “Leases (Topic 842)” shall not be a Finance Lease whether or not so designated in accordance with GAAP as in effect at the time of the execution of such lease.

“Financial Officer” means, for any Person, the chief executive officer, the chief financial officer, principal accounting officer, treasurer or controller of such Person. Unless otherwise specified, all references herein to a Financial Officer means a Financial Officer of the Borrower.

“Financial Statements” means the financial statement or statements of Holdings and its Consolidated Subsidiaries referred to in Section 7.04(a).

“Five-Year Strip Price” means, as of the date that is five (5) days prior to delivery of a Reserve Report or other information and materials required to be delivered pursuant to the terms of this Agreement, (a) for the sixty (60) month period commencing with the month in which such date occurs, as quoted on the NYMEX and published in a nationally recognized publication for such pricing as selected by the Administrative Agent (as such prices may be corrected or revised from time to time by the NYMEX in accordance with its rules and regulations), the corresponding monthly quoted futures contract price for months 0–60 and (b) for periods after such sixty (60) month period, the average corresponding monthly quoted futures contract price for months 49–60; provided, however, that (i) in the event that the NYMEX no longer provides futures contract price quotes for sixty (60) month periods, the longest period of quotes of less than sixty (60) months shall be used and (ii) if the NYMEX no longer provides such futures contract quotes or has ceased to operate, the Required Lenders shall, in consultation with the Borrower, designate another nationally recognized commodities exchange to replace the NYMEX for purposes of the references to the NYMEX in this definition.

“Flood Insurance Regulations” means (a) the National Flood Insurance Act of 1968, (b) the Flood Disaster Protection Act of 1973, (c) the National Flood Insurance Reform Act of 1994 (amending 42 USC § 4001, et seq.), (d) the Flood Insurance Reform Act of 2004 and (e) the

Biggert-Waters Flood Insurance Reform Act of 2012, in each case as now or hereafter in effect or any successor statute thereto and including any regulations promulgated thereunder.

“Floor” means a rate of interest equal to 3.00%.

“Force Majeure Event” means any catastrophic accident, act of war or terrorism, civil or military disturbance, natural catastrophe or act of God, and significant interruptions, losses or malfunctions of utilities services (in each case, which are not caused by and are outside the control of the Borrower and the other Loan Parties and their respective officers, employees and agents).

“Foreign Lender” means any Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Fury” means Fury Resources, Inc., a Delaware corporation.

“G&A Expenses” means expenses and costs incurred by the Borrower and each other Loan Party that are classified as “general and administrative costs” including Restricted Payments made pursuant to Section 9.04(c), Section 9.04(d) or Section 9.04(e) (other than Section 9.04(e)(ii)) in accordance with GAAP including, without limitation, consulting fees, salary, rent, supplies, travel, insurance, accounting, audit, legal, engineering and broker related fees required to manage the affairs of the Loan Parties; provided, that G&A Expenses shall not include (x) any Transaction Costs, (y) any expenses and costs that are capitalized by charging such amounts back to a well, or any expenses and costs that are capitalized by charging such amounts back to any working interest owner in accordance with the accounting guidelines of the Council of Petroleum Accountants Societies then in effect, or (z) any one-time expenses or costs relating to unusual or extraordinary events (including, for the avoidance of doubt, (i) settlement costs, and (ii) expenses incurred in connection with the consummation of any investment, acquisition, merger, disposition, amendment or modification of Indebtedness or similar transactions, equity issuance or capital contribution, but excluding any retention or bonus payments paid in cash).

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time subject to the terms and conditions set forth in Section 1.04.

“Gas Balancing Obligations” means those obligations set forth on Schedule 7.18 (as may be updated pursuant to the terms of Section 7.18).

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Governmental Requirement” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, rules of common law, authorization or other directive or requirement, whether now or hereinafter in effect, including, without limitation, Environmental Laws, energy regulations and occupational, safety and health standards or controls, of any Governmental Authority.

“Guarantors” means, collectively:

(a)as of the Closing Date, each Subsidiary of the Borrower, including each Subsidiary set forth on Schedule 7.14 hereto; and
(b)following the Closing Date, (i) each other Subsidiary that guarantees the Secured Obligations pursuant to Section 8.14(b) or any other Subsidiary that guarantees the Secured Obligations at the election of the Borrower and (ii) upon the consummation of the Holdings Merger or a Permitted Change in Control, Holdings.

“Guarantee and Collateral Agreement” means a Second Amended and Restated Guarantee and Collateral Agreement substantially in the form of Exhibit I and executed by the Borrower and Guarantors.

“Highest Lawful Rate” means, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Loans or on other Secured Obligations under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws allow as of the date hereof.

“Holdings” has the meaning assigned to such term in the preamble hereto.

“Holdings Merger” shall mean the transaction contemplated by the Holdings Merger Documents, wherein San Jacinto, among other things, will be merged with and into Holdings, with Holdings being the surviving entity.

“Holdings Merger Agreement” means an Agreement and Plan of Merger by and among Holdings, Fury and San Jacinto, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Holdings Merger Conditions” means, with respect to the consummation of the Holdings Merger, the following:

(a)the Holdings Merger shall, if at all, be consummated on or prior to the six (6) month anniversary of the Closing Date;
(b)no Default or Event of Default shall have occurred and be continuing or would result immediately after giving effect to the consummation of the Holdings Merger;
(c)immediately after giving effect to the consummation of the Holdings Merger, the Loan Parties shall be in pro forma compliance with the financial covenants in Section 9.01 of this Agreement; and
(d)contemporaneous with the consummation of the Holdings Merger, the Administrative Agent shall have received:

(i)satisfactory evidence, in its sole discretion, that, immediately after giving effect to the consummation of the Holdings Merger, neither Avi Mirman nor any non-natural Person under his control, collectively, holds (or has the right to hold) (x) more than one (1) board seat on the Board of Directors of Holdings (which Board of Directors shall be composed of not less than five (5) seats of which not less than two (2) such seats shall be appointed by the Post-Merger Permitted Holders) or (y) office as a Responsible Officer of Holdings, or the right to appoint a Responsible Officer of Holdings;
(ii)satisfactory evidence, in its reasonable discretion, that, immediately after giving effect to the consummation of the Holdings Merger, Richard Little has been duly appointed as the President, Chief Executive Officer, and/or Chief Financial Officer of Holdings and each Loan Party;
(iii)Satisfactory evidence that Fury shall have made, or substantially concurrently therewith, shall make (or cause to be made), cash equity contributions directly to Holdings (which Holdings shall then immediately contribute directly to the Borrower) in an aggregate amount not less than $75,000,000;
(iv)satisfactory evidence, in its sole discretion, that, immediately after giving effect to the consummation of the Holdings Merger, the Borrower has an aggregate amount of Liquidity not less than $50,000,000;
(v)a certificate of a Responsible Officer of Holdings (x) certifying (A) that Holdings will have consummated the Holdings Merger in accordance with the terms of the Holdings Merger Documents (with all of the material conditions precedent thereto having been satisfied in all material respects by the parties thereto) after giving effect to any modifications, amendments, consents or waivers thereto (except for such modifications, amendments, consents or waivers that are materially adverse to the Lenders, in which case the Lenders shall have consented to the same in writing (such consent not be unreasonably withheld, delayed or conditioned, provided that the Lenders shall be deemed to have consented to such modifications, amendments, consents or waivers unless the Lenders have objected thereto within three (3) Business Days after written notice to and receipt by the Lenders of such modifications, amendments, consents or waivers); (B) as to the final purchase price for the Holdings Merger after giving effect to all adjustments as of the closing date contemplated by the Holdings Merger Documents and specifying, by category, the amount of such adjustment; and (C) no Company Material Adverse Effect or Parent Material Adverse Effect (as such terms are defined in the Holdings Merger Agreement) shall have occurred and be continuing; and (y) attaching a true and complete executed copy of each of the Holdings Merger Documents and other closing documents contemplated therein (including, without limitation, recordable conveyance instruments); and
(vi)executed copies of such other Loan Document (including, any amendments or supplements to existing Loan Documents or restatements thereof) from Holdings, the Borrower, the other Loan Parties, Fury and/or San Jacinto, in any case, as the Administrative Agent may reasonably request.

“Holdings Merger Documents” means all documents executed in connection with the Holdings Merger, in form and substance reasonably acceptable to the Administrative Agent,

including but not limited to the Holdings Merger Agreement, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Incremental Lender” means (a) on the Incremental Term Loan Closing Date, one or more of (i) a Meritz Party that executes and delivers an Incremental Term Loan Lender Joinder Agreement to the Administrative Agent and/or (ii) an Initial Term Loan Lender that consents to having an Incremental Term Loan Commitment and (b) on any other date of determination, any Lender that has an Incremental Term Loan Commitment or that holds Incremental Term Loans.

“Incremental Term Loan” has the meaning assigned to such term in Section 2.01(b).

“Incremental Term Loan Availability Period” means the period from and including January 3, 2025 to and including the Incremental Term Loan Commitment Expiration Date.

“Incremental Term Loan Closing Date” means the date on which the conditions specified in Section 6.02 are satisfied (or waived in accordance with Section 12.02).

“Incremental Term Loan Commitment” means, with respect to each Incremental Lender, the commitment of such Incremental Lender to make the Incremental Term Loan as set forth on Schedule 1.02(c) or in the applicable Incremental Term Loan Lender Joinder Agreement or the most recent Assignment and Assumption or other documentation contemplated hereby executed by such Incremental Lender. As of the Closing Date, the aggregate amount of the Incremental Term Loan Commitment is $63,000,000.

“Incremental Term Loan Commitment Expiration Date” means the earliest to occur of (a) the date on which the Incremental Term Loan has been fully drawn, (b) the date on which the Incremental Term Loan Commitments are otherwise terminated and (c) January 11, 2025.

“Incremental Term Loan Lender Joinder Agreement” means a joinder agreement from an Incremental Lender in connection with funding the Incremental Term Loan, substantially in the form of Exhibit N.

“Indebtedness” means, for any Person, the sum of the following (without duplication): (a) all obligations of such Person for borrowed money or evidenced by bonds, bankers’ acceptances, debentures, notes or other similar instruments; (b) all obligations of such Person (whether contingent or otherwise) in respect of letters of credit, surety or other bonds and similar instruments; (c) all accounts payable and all accrued expenses, liabilities or other obligations of such Person to pay the deferred purchase price of Property or services including earnouts (but only at such time such obligation is due and required to be paid and such obligation remains unpaid) (excluding accounts payable incurred in the ordinary course of business that (i) are not overdue by more than ninety (90) days past the date of invoice or (ii) are being contested in good faith by appropriate action and adequate reserves for the same have been maintained in accordance with GAAP); (d) all obligations under Finance Leases; (e) all obligations under Synthetic Leases; (f) all Indebtedness (as defined in the other clauses of this definition) of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on any Property of such Person, whether or not such Indebtedness is assumed by such Person; (g) all Indebtedness (as defined in the other clauses of this definition) of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the Indebtedness (howsoever such assurance shall be made) to the extent of the lesser of the amount of such Indebtedness and the maximum stated amount of such guarantee or assurance against loss; (h) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the Indebtedness or Property of others; (i) obligations to deliver commodities, goods or services, including, without limitation, Hydrocarbons, in consideration of one or more advance payments for periods in excess of 120 days prior to the day of delivery, other than gas balancing arrangements in the ordinary course of business; (j) obligations to pay for goods or services whether or not such goods or services are actually received or utilized by such Person; (k) any Indebtedness of a partnership for which such Person is liable either by agreement, by operation of law or by a Governmental Requirement but only to the extent of such liability; (l) Disqualified Capital Stock; (m) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment, (n) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, and (o) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including, without limitation any Swap Agreement, whether entered into for hedging or speculative purposes. The Indebtedness of any Person shall include all obligations of such Person of the character described above to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is not included as a liability of such Person under GAAP; provided, however, the contingent obligations of Borrower or any Subsidiary of Borrower pursuant to any purchase and sale agreement, stock purchase agreement, merger agreement or similar agreement shall not constitute “Indebtedness” within this definition so long as none of the same contains an obligation to pay money over time.

“Indemnified Taxes” means Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Loan Parties under any Loan Document.

“Indemnitee” has the meaning assigned to such term in Section 12.03(b).

“Information” has the meaning assigned to such term in Section 12.11.

“Initial Capital Plan” means the Capital Plan with respect to the initial Projects set forth on Schedule 1.02(a).

“Initial Reserve Report” means the report with respect to certain Oil and Gas Properties of the Borrower and the other Loan Parties prepared by NSAI with an as of date of June 30, 2024.

For the avoidance of doubt, the Initial Reserve Report will be deemed to include the Closing Date Wells in Progress.

“Initial Term Loan” has the meaning assigned to such term in Section 2.01(a).

“Initial Term Loan Commitment” means, with respect to each Initial Term Loan Lender, the commitment of such Lender to make the Term Loan as set forth on Schedule 1.02(b) or in the most recent Assignment and Assumption or other documentation contemplated hereby executed by such Lender. The aggregate amount of the Initial Term Loan Commitments of the Initial Term Loan Lenders as of the Closing Date is $162,000,000.

“Initial Term Loan Lender” means, as of any date of determination, each Lender having an Initial Term Loan Commitment or that holds Initial Term Loans.

“Interest Payment Date” means (a) the last day of each fiscal quarter and (b) the Maturity Date.

“Interest Period” means (a) initially, the period commencing on the Closing Date and ending on the next succeeding Interest Payment Date and (b) each subsequent period commencing on the day after the last Interest Payment Date and ending on the next succeeding Interest Payment Date.

“Investment” means, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of Equity Interests of any other Person (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale); (b) the making of any deposit with, or advance, loan or capital contribution to, assumption of Indebtedness of, purchase or other acquisition of any other Indebtedness of, or equity participation or interest in, or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding ninety (90) days representing the purchase price of inventory, goods, supplies or services sold by such Person in the ordinary course of business); (c) the purchase or acquisition (in one or a series of transactions) of Property of another Person that constitutes a business unit, or (d) the entering into of any guarantee of, or other contingent obligation (including the deposit of any Equity Interests to be sold) with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person.

“IRR Parameters” means (a) the price forecast used to calculate the projected internal rate of return shall be the then-current Five-Year Strip Price, (b) the projected internal rate of return for any Qualifying Project shall be measured from the date when Capital Expenditures associated with such Qualifying Project were initially made, (c) the cumulative projected internal rate of return shall (i) reflect actual economic and production results of existing Projects (including, for the avoidance of doubt, pricing actually realized) and (ii) with respect to forecasted economic and production results, be based on the latest forecast provided by the Borrower in good faith and based on reasonable assumptions and approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed); provided that, if the Administrative Agent do not approve any such forecast, the Borrower shall provide an updated forecast from NSAI and (d) all costs and expenses associated with the drilling and completion of the wells included in the current (and, if required, approved) Capital Plan shall be included in the calculation of the projected internal rate of return, regardless of whether the Borrower shall have received invoices therefor at the time of measurement.

“Issuing Bank” means any Lender consenting to be the Issuing Bank and that is reasonably acceptable to the Borrower and the Administrative Agent. The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“LC Commitment” means, at any time, an amount equal to $5,000,000. For the avoidance of doubt, the LC Commitment is in addition to the aggregate Commitments but shall be reduced dollar-for-dollar by any letters of credit issued and outstanding pursuant to Section 9.02(l).

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.

“LC Fee” has the meaning assigned to such term in Section 3.05(b).

“Lenders” means the Persons listed on Schedule 1.02(b) and any Person that shall have become a party hereto pursuant to (a) an Assignment and Assumption or (b) an Incremental Term Loan Lender Joinder Agreement, other than, in each case, any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.  Unless the context otherwise requires, the term “Lenders” includes the Issuing Bank.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Letter of Credit Agreements” means all letter of credit applications and other agreements (including any amendments, modifications or supplements thereto) submitted by the Borrower, or entered into by the Borrower, with the Issuing Bank relating to any Letter of Credit.

“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to (a) the lien or security interest arising from a deed of trust, mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes or (b) production payments and the like payable out of Oil and Gas Properties. The term “Lien” shall include easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations. For the purposes of this Agreement, the Borrower and the other Loan Parties shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.

“Liquidity” means, as of any date of determination, all Unrestricted Cash held by the Borrower or any of the other Loan Parties as of such date of determination.

“Loan Documents” means (i) this Agreement, (ii) the Notes, if any, (iii) the Letter of Credit Agreements, (iv) the Letters of Credit, (v) the Security Documents, (vi) the Fee Letter, (vii) the Operator Removal Agreements, and (viii) any other agreements entered into in connection herewith by the Borrower, Holdings or any Loan Party with or in favor of the Administrative Agent or the Lenders, which such agreements are expressly identified therein as a “Loan Document”.  For the avoidance of doubt, the Loan Documents do not include any Secured Swap Agreements, and no Secured Third Party Swap Provider shall be deemed to be a party or have any rights under any Loan Documents other than the Swap Intercreditor Agreement to which it is a party.

“Loan Party” means the Borrower and each Guarantor.

“Loans” means, collectively, the Initial Term Loan and the Incremental Term Loan made by the Lenders to the Borrower pursuant to Section 2.02.

“Make-Whole Amount” means, with respect to any Loans being prepaid or accelerated (whether pursuant to Article X, at the Borrower’s option pursuant to Section 3.04(a), pursuant to a Change in Control Prepayment or as required pursuant to Section 3.04(c)(i) or Section 3.04(c)(iii)), an amount equal to the sum of (a) interest payments (calculated using a per annum rate of interest equal to the interest rate at the date of prepayment or acceleration (prior to giving effect to any increase in interest rate pursuant to Section 3.02(b))) that would have been paid on the full principal amount of the Loans so prepaid or accelerated if such principal amount had been outstanding from the date of prepayment or acceleration to the date that is (i) at all times prior to the Disapproval Effective Date, twelve (12) months after the Closing Date or (ii) on and after the Disapproval Effective Date, nine (9) months after the Closing Date, plus (b)(i) at all times prior to the Disapproval Effective Date, 4.00% of the principal amount of such Loans being prepaid or accelerated or (ii) on and after the Disapproval Effective Date, 2.00% of the principal amount of such Loans being prepaid or accelerated.

“Material Adverse Effect” means a material adverse effect on (a) the business, financial condition, operations, performance, prospects or properties of the Borrower, Holdings and the other Loan Parties, taken as a whole, (b) the ability of the Loan Parties to perform their respective material obligations under the Loan Documents, or (c) the ability of the Administrative Agent, the Issuing Bank and the Lenders to enforce the Loan Documents.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and the other Loan Parties in an aggregate outstanding principal amount exceeding $10,000,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any other Loan Party in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such other Loan Party would be required to pay if such Swap Agreement were terminated at such time.

“Material Midstream Agreement” means any Midstream Agreement that provides for or contemplates payments to be made by the Borrower or any other Loan Party in excess of $5,000,000 during any period of twelve (12) consecutive months.

“Material Oil and Gas Properties” means Oil and Gas Properties owned by the Borrower or any of the other Loan Parties (x) with an aggregate fair market value in excess of $5,000,000 or (y) subject to the Capital Plan.

“Maturity Date” means December 26, 2028.

“Maximum Term Loan Amount” means $225,000,000.

“MBL” means Macquarie Bank Limited.

“Meritz Party” means AI Partners Asset Management Co., Ltd or any of its Related Parties or managed funds.

“Midstream Agreement” means any agreement related to Midstream Properties (e.g. gas gathering or transportation agreements) to which the Borrower or any other Loan Party is party.

“Midstream Properties” means all Property used in: (a) gathering, compressing, treating, processing and transporting Hydrocarbons downstream of the tank battery; (b) fractionating and transporting Hydrocarbons; (c) marketing Hydrocarbons; (d) water distribution, supply, treatment and disposal services thereof, including gathering systems, processing plants, storage facilities, surface leases, rights of way and servitudes related to each of the foregoing; and (e) without duplication with any Oil and Gas Properties, other infrastructure assets of a Person useful in connection with Oil and Gas Properties similar to any of the foregoing as of such date.

“Minimum Volume Commitment” means any “ship or pay” or other similar arrangement where any Person (a) commits to utilize a minimum capacity in a pipeline or otherwise guarantees a minimum thru-put volume in respect of a pipeline, processing or other midstream facility and (b) agrees to pay for such capacity or thru-put regardless of whether such capacity or thru-put is actually utilized.

“Money Laundering Laws” has the meaning assigned to such term in Section 7.23.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.

“Mortgage” means each of the mortgages or deeds of trust executed by any one or more Loan Parties to the Collateral Agent, for the benefit of the Secured Parties, as security for the Secured Obligations, together with any supplements, modifications or amendments thereto and assumptions or assignments of the obligations thereunder by any Loan Party. “Mortgages” means all of such Mortgages collectively.

“Mortgaged Property” means any Property owned by any Loan Party which is subject to the Liens existing and to exist under the terms of the Security Documents.

“Multiemployer Plan” means a multiemployer plan as defined in sections 3(37) or 4001 (a)(3) of ERISA, to which the Borrower, any other Loan Party or an ERISA Affiliate makes or is obligated to make contributions, or during the immediately preceding six years, has made or been obligated to make contributions.

“Net Cash Proceeds” means in connection with any issuance or sale of Equity Interests, debt securities or instruments, the incurrence or issuance of Indebtedness, any Disposition of Property, any Unwind of Swap Agreements (other than an Excluded Swap Agreement Unwind) or any Casualty Event, the aggregate cash proceeds received from such issuance, sale, incurrence, Disposition, Unwind or Casualty Event, as applicable, net of reasonable and documented out-of-pocket expenses (including attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith) and Taxes reasonably anticipated by the Borrower to be incurred or made in connection therewith.

“Net Working Capital” means, as of any determination date, (a) the Current Assets as of such date (excluding (i) non-cash assets under FAS 133 or ASC 815 and (ii) receivables or other amounts owing from any Affiliate of the Borrower) minus (b) the Current Liabilities as of such date ((i) including deferred Transaction Costs and (ii) excluding current liabilities in respect of Indebtedness and non-cash liabilities under FAS 133 or ASC 815). Net Working Capital at any date may be a positive or negative number.  Net Working Capital increases when it becomes more positive or less negative and decreases when it becomes less positive or more negative.

“Nextera” means Nextera Energy Marketing, LLC.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Recourse Indebtedness” means any Indebtedness of any Permitted JV Entity, in each case in respect of which the holder or holders thereof (a) shall have recourse only to, and shall have the right to require the obligations of such Permitted JV Entity to be performed, satisfied, and paid only out of, the Property of such Permitted JV Entity and/or one or more of its subsidiaries and/or any other Person (other than Borrower and/or any other Loan Party (other than in respect of Equity Interests of such Permitted JV Entity)), (b) shall have no direct or indirect recourse (including by way of guaranty, support or indemnity) to the Borrower or any other Loan Party or to any of the Property of Borrower or any other Loan Party (other than in respect of Equity Interests of such Permitted JV Entity), whether for principal, interest, fees, expenses or otherwise and (c) the amount of any such Non-Recourse Indebtedness of the Wink JV Holdco shall not at any time exceed $5,000,000 in the aggregate outstanding.

“Notes” means the promissory notes of the Borrower as requested by a Lender and described in Section 2.02(c) and being substantially in the form of Exhibit A, together with all amendments, modifications, replacements, extensions and rearrangements thereof.

“NSAI” means Netherland, Sewell & Associates, Inc.

“NYMEX” means the New York Mercantile Exchange.

“Offer” has the meaning assigned to such term in Section 3.04(c)(v).

“Oil and Gas Properties” means (a) Hydrocarbon Interests; (b) the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, the lands covered thereby and all oil in tanks and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (f) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests and (g) all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment, rental equipment or other personal Property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.  For the avoidance of doubt, reference to “Oil and Gas Properties” shall be deemed to refer to the Oil and Gas Properties of the Loan Parties.

“Operating Agreement” means (a) any joint operating agreements covering or relating to any one or more of the Oil and Gas Properties and (b) any subsequently executed joint operating agreement covering or relating to any one or more of the Oil and Gas Properties that is executed after the date hereof by a Loan Party in the ordinary course of business.

“Operator” means (a) Halcón Operating Co., Inc., a Texas corporation, (b) Halcón Energy Properties, Inc., a Delaware corporation, (c) Halcón Field Services, LLC, a Delaware limited liability company, (d) Halcón Permian, LLC, a Delaware limited liability company, and (e) any other Person designated to conduct the maintenance, development or operation, or to manage the maintenance, development or operation, of any Oil and Gas Property under any Operating Agreement, or any assignee or successor thereto in such capacity.

“Operator Removal Agreement” means a removal of operator agreement, entered into by and among Borrower, Administrative Agent, and each Affiliate of Borrower, any other Loan Party or Holdings that is an Operator under any Operating Agreement, which shall be in the form of Exhibit M hereto (with changes thereto as may be reasonably acceptable to the Borrower, the Administrative Agent and such Affiliate).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Lenders” has the meaning assigned to such term in Section 12.03(a).

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar taxes that arise solely from any payment made under or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement and any other Loan Document except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.04(b)).

“Participant” has the meaning set forth in Section 12.04(c)(i).

“Participant Register” has the meaning set forth in Section 12.04(c)(i).

“Patriot Act” has the meaning assigned to such term in Section 7.23.

“Payment in Full” means (a) the Commitments and the LC Commitments have expired or been terminated, (b) the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents shall have been indefeasibly paid in full in cash (other than contingent indemnification obligations), (c) all Letters of Credit shall have expired or terminated (or are cash collateralized or otherwise secured to the satisfaction of the Issuing Bank and the Administrative Agent) and all LC Disbursements shall have been reimbursed and (d) the expiration or termination of all Secured Swap Agreements and all amounts owing by any Loan Party thereunder shall have been indefeasibly paid in full in cash (other than Secured Swap Agreements as to which arrangements satisfactory to the applicable Secured Swap Provider have been made).

“Payment Recipient” has the meaning assigned to it in Section 11.15(a).

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Permitted Acquisition” shall mean the acquisition, by merger or otherwise, by the Borrower or any other Loan Party of any assets (including any assets constituting a business unit, line of business or division) or Equity Interests, so long as (a) the Acquisition Conditions are satisfied and (b) the consideration for such acquisition, together with all other Permitted Acquisitions consummated since the Closing Date, shall not exceed the Permitted Acquisition Cap Amount; provided that, in the case of an acquisition consisting exclusively of PDP Reserves, the Borrower shall certify compliance with clause (d) of the definition of Acquisition Conditions pursuant to a Reserve Report prepared by an Approved Petroleum Engineer.

“Permitted Acquisition Cap Amount” means $50,000,000.

“Permitted Buyer” means, in connection with a Permitted Change in Control, any Person or group of such Persons (excluding any Permitted Holders or any Affiliate thereof) that (a) as a substantial part of its business, regularly and historically has explored, produced, operated and developed Oil and Gas Properties in the Permian Basin located in the State of Texas, (b) maintains a credit rating equal to or greater than that of Fury or otherwise demonstrates reasonably sufficient financial wherewithal to consummate a Permitted Change in Control and (c) has delivered to the Administrative Agent the certification specified in clause (f) of the definition of “Permitted Change in Control”.  A Person satisfying the foregoing qualifications shall be deemed to be satisfactory to the Administrative Agent and the Lenders unless a Disapproval Notice is received by the Borrower and Holdings prior to the Permitted Change in Control Effective Date.

“Permitted Capital Expenditures has the meaning assigned to such term in Section 9.20.

“Permitted Change in Control” means the occurrence of a transaction (or series of transactions), by merger or otherwise, which results in a Change in Control, and with respect to which the following conditions are met:

(a)(i) the Person consummating such transaction (other than Holdings and the Permitted Holders) is a Permitted Buyer and (ii) no Disapproval Notice has been received by Holdings and the Borrower prior to the Permitted Change in Control Effective Date;
(b)such transaction shall be consummated within twelve (12) months following the Closing Date;
(c) (i) (x) as of the date of the signing of the definitive documentation for a Permitted Change in Control, no Default or Event of Default has occurred and is continuing or would result therefrom, and (y) immediately after giving pro forma effect to the Permitted Change in Control, no Default or Event of Default has occurred and is continuing or would result therefrom arising from any of the any Lender’s “know your customer” and Money Laundering Laws, including the Patriot Act and any successor laws thereto and (ii) all representations and warranties made under this Agreement shall be true and correct in all material respects (without duplication of any materiality qualifiers contained therein) as if made on the date of the signing of the applicable acquisition document for a Permitted Change in Control;
(d)the Administrative Agent and Lenders shall have received, not less than ten (10) Business Days prior to the Permitted Change in Control Effective Date, all documentation and other information relating to such Permitted Buyer required by the Administrative Agent and each Lender’s respective “know your customer” and Money Laundering Laws, including the Patriot Act and any successor laws thereto, that has been requested by the Administrative Agent and Lenders and related information (including a Beneficial Ownership Certification, if applicable) and the results thereof shall be satisfactory to the Administrative Agent and Lenders;
(e)the Administrative Agent shall have received, not less than thirty (30) days prior to the Permitted Change in Control Effective Date, a certificate of a Responsible Officer of the Borrower (i) certifying that the foregoing conditions to a Permitted Change in Control have been satisfied or waived, and (ii) identifying the Person(s) who will be the “Permitted Buyer” following such Permitted Change in Control;

(f)the Administrative Agent has received, not less than thirty (30) days prior to the Permitted Change in Control Effective Date, a certificate from a Responsible Officer of such Permitted Buyer certifying that (i) the definitive documentation do and will not contain financing requirements as a condition precedent to closing and effectiveness, (ii) neither such Permitted Buyer, nor any of its Responsible Officers, agents, employees or Affiliates has solicited or received, or will solicit or receive, financing commitments from any third party financing source on or before the Permitted Change in Control Effective Date and (iii) after giving effect to the Permitted Change in Control, the Secured Obligations shall not be refinanced, repaid or prepaid in full, except as permitted by this Agreement, on or before the one year anniversary of the Closing Date;
(g)on or prior to the Permitted Change in Control Effective Date, the definitive documentation for such transaction or series of transactions shall (i) contain a representation from Holdings that the acquirer (whether a Person individually or a group collectively) satisfies the definition of “Permitted Buyer” hereunder and (ii) be in form and substance reasonably satisfactory to the Administrative Agent; and
(h)the Permitted Buyer shall have made, or substantially concurrently therewith, shall make, cash equity contributions directly to Holdings (which Holdings shall then immediately contribute directly to the Borrower) on the Permitted Change in Control Effective Date in an aggregate amount not less than $75,000,000.

“Permitted Change in Control Effective Date” means the date of consummation of a Permitted Change in Control; provided, that there shall only be one Permitted Change in Control Effective Date.

“Permitted Holders” means Luminus Management, LLC, Oaktree Capital Management L.P., Lion Point Capital L.P., and Gen IV Investment Opportunities, LLC, and each of their respective Affiliates and funds managed or advised by any of them or any of their respective Affiliates (but excluding any operating portfolio companies of the foregoing persons).

“Permitted JV Entity” means each of (a) the Wink JV Holdco, and (b) Wink JV Entity.

“Permitted Reinvestment Transaction” shall mean the acquisition, by merger or otherwise, by the Borrower or any of other Loan Party of any assets (including any assets constituting a business unit, line of business or division) or Equity Interests, so long as (i) the Acquisition Conditions are satisfied and (ii) such acquisition is funded solely with Reinvestment Proceeds.

“Permitted Tax Distribution” has the meaning assigned to such term in Section 9.04(e)(ii).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Petroleum Industry Standards” means the Definitions for Oil and Gas Reserves promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.

“Plan” means any employee pension benefit plan, as defined in section 3(2) of ERISA other than a Multiemployer Plan, which (a) is currently or hereafter sponsored, maintained or contributed to by the Borrower, any other Loan Party or an ERISA Affiliate or (b) was at any time during the immediately preceding six years, sponsored, maintained or contributed to by the Borrower, any other Loan Party or an ERISA Affiliate.

“Pledge Agreement” means the Amended and Restated Non-Recourse Pledge Agreement dated as of the Closing Date and executed by Holdings in favor of the Administrative Agent, for the benefit of the Secured Parties, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Pledged Collateral” has the meaning assigned to such term in the Pledge Agreement.

“Post-Merger Permitted Holders” means, collectively, (a) any of the Permitted Holders and (b) subject to (i) each Lender’s receipt of all documentation and other information in connection with applicable “know your customer” and Money Laundering Laws, including the Patriot Act and (ii) to the extent applicable, in connection with Beneficial Ownership Regulation, a Beneficial Ownership Certification in a form reasonably satisfactory to the Administrative Agent and each requesting Lender, such other Persons as the Administrative Agent and the Lenders may approve in their sole discretion.

“Project” means a single well (if not part of a well pad) or group of wells sharing the same well pad, in each case with respect to which drilling and/or completion will occur after the Closing Date.

“Projected Hedged Revenue” means, as determined for each immediately succeeding fiscal year, (a) the Borrower’s projected future revenues to be realized from the production of Hydrocarbons from the Oil and Gas Properties of the Loan Parties to the extent such production volume is hedged pursuant to commodity Swap Agreements entered into in compliance with this Agreement, less (b) projected attributable lease operating expenses and G&A Expenses, in each case, as set forth in the Annual Budget prepared and delivered pursuant to Section 8.01(e) and consistent with the Capital Plan.  The Borrower’s calculation of Projected Hedged Revenue shall be subject to the Administrative Agent’s prior review and approval (such approval not to be unreasonably withheld or delayed).

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.

“Proved Developed Producing Reserves” or “PDP Reserves” means oil and gas reserves that, in accordance with the Petroleum Industry Standards, are classified as both “Proved Reserves” and “Developed Producing Reserves”.

“Proved Reserves” means oil and gas reserves that, in accordance with Petroleum Industry Standards, are classified as both “Proved Reserves” and one of the following: (a) “Developed Producing Reserves”, (b) “Developed Non-Producing Reserves” or (c) “Undeveloped Reserves.”

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public-Sider” means a Lender whose representatives may trade in securities of the Borrower or any of their respective Subsidiaries while in possession of the financial statements provided by the Borrower under the terms of this Agreement, and has notified the Administrative Agent in writing that such Lender wishes to receive only information consisting exclusively of information with respect to the Borrower and its Affiliates that is either publicly available or not material with respect to the Borrower and its Affiliates, any of their respective securities for purposes of United States federal and state securities laws.

“PV-10” means, on any date of determination, with respect to any Proved Reserves expected to be produced from any Oil and Gas Properties to which Proved Reserves are attributed, the net present value, discounted at 10% per annum, of the future net revenues expected to accrue to the Borrower’s and the other Loan Parties’ collective interests in such Proved Reserves during the remaining expected economic lives of such reserves, calculated in accordance with the Five-Year Strip Price.

“QFC Credit Support” has the meaning assigned to such term in Section 12.22.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each of the Borrower, Holdings and the other Loan Parties that has total assets exceeding $10,000,000 at the time such Swap Obligation is incurred or such other person as constitutes an ECP under the Commodity Exchange Act or any regulations as promulgated thereunder.

“Qualifying Project” means (a) each Project set forth in the Initial Capital Plan, and (b) any subsequent Project not included in the Initial Capital Plan; provided, that in each case of the foregoing clauses (a) and (b), such Project has a projected internal rate of return of not less than 30% (based on the IRR Parameters and as reviewed and approved by the Administrative Agent and the Lenders, such approval not to be unreasonably withheld or delayed).

“Redemption” means with respect to any Indebtedness, the repurchase, redemption, prepayment, repayment, defeasance, purchase or any other acquisition or retirement for value (or the segregation of funds with respect to any of the foregoing) of such Indebtedness. “Redeem” has the correlative meaning thereto.

“Reference Period” has the meaning assigned to such term in the definition of “EBITDAX”.

“Register” has the meaning assigned to such term in Section 12.04(b)(iv).

“Regulation D” means Regulation D of the Board, as the same may be amended, supplemented or replaced from time to time.

“Reinvestment Proceeds” has the meaning assigned to such term in Section 3.04(c).

“Reinvestment Proceeds Account” means a deposit account of the Borrower subject to a Control Agreement in favor of the Administrative Agent which exclusively holds Reinvestment Proceeds.

“Rejection Notice” has the meaning assigned to such term in Section 3.04(c)(v).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, partners, representatives and advisors (including attorneys, accountants and experts) of such Person and such Person’s Affiliates.

“Relevant Governmental Body” means the Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Remedial Work” has the meaning assigned to such term in Section 8.10(a).

“Required Lenders” means, at any date, Non-Defaulting Lenders and the Issuing Bank having or holding more than seventy-five percent (75%) of the sum of the total Credit Exposure, unused LC Commitment and total LC Exposure in the aggregate at such date; provided, that only for purposes of determining “Required Lenders” in Section 11.12, the calculation of Credit Exposure for any Non-Defaulting Lender shall include the termination value of any Secured Lender Swap Agreements of such Non-Defaulting Lender but only to the extent closed out at the time of such determination.

“Required Prepayment Date” has the meaning assigned to such term in Section 3.04(c)(v).

“Required Swap Agreements” has the meaning assigned to such term in Section 8.20(c).

“Reserve Report” means the Initial Reserve Report and any other subsequent report, in form and substance reasonably satisfactory to the Administrative Agent, setting forth, as of each March 31st, June 30th, September 30th or December 31st, the oil and gas reserves attributable to the Oil and Gas Properties of the Borrower and the other Loan Parties, together with a projection of the rate of production and future net income, taxes, operating expenses and capital expenditures with respect thereto as of such date, based upon the pricing assumptions reasonably acceptable to the Administrative Agent.

“Reserve Report Certificate” has the meaning assigned to such term in Section 8.12(b).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, as to any Person, the Chief Executive Officer, the President, the Chief Operating Officer, any Financial Officer, Chief Legal Officer or Executive Vice President of such Person. Unless otherwise specified, all references to a Responsible Officer herein means a Responsible Officer of the Borrower.

“Restricted Parties” means, collectively, (a) the Loan Parties and (b) the Wink JV Holdco.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other Property) with respect to any Equity Interests in any Person, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of (a) any such Equity Interests or (b) any option, warrant or other right to acquire any such Equity Interests.

“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business and any successor thereto that is a nationally recognized rating agency.

“San Jacinto” means San Jacinto Merger Sub, Inc., a Delaware corporation.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any comprehensive Sanctions (as of the Closing Date, without limitation, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea Region of Ukraine, Cuba, Iran, North Korea, Russia and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state, or His Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any government, including any agency or instrumentality thereof, of a Sanctioned Country or Venezuela, or (d) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a), (b) or (c).

“Sanctions” means all economic or financial sanctions or trade embargoes, or other requirements imposed under similar laws or regulations, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of Commerce or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or His Majesty’s Treasury of the United Kingdom.

“SEC” means the Securities and Exchange Commission or any successor Governmental Authority.

“Second Offer” has the meaning assigned to such term in Section 3.04(c)(v).

“Secured Lender Swap Agreement” means a Swap Agreement between (a) any Loan Party and (b) a Secured Lender Swap Provider.

“Secured Lender Swap Provider” means any Person (other than a Secured Third Party Swap Provider) that, at the time it enters into a Swap Agreement with a Loan Party (including by novation), is (a) a Lender or an Affiliate of a Lender who is the counterparty to any such Swap Agreement with a Loan Party, (b) the Administrative Agent or an Affiliate of the Administrative Agent who is the counterparty to any such Swap Agreement or (c) any Person who was a Lender or an Affiliate of a Lender at or prior to the time when such Person entered into any such Swap Agreement who is a counterparty to any such Swap Agreement with a Loan Party; provided that any such Person that ceases to be a Lender, an Affiliate of a Lender, the Administrative Agent or

an Affiliate of the Administrative Agent shall not be a Secured Lender Swap Provider with respect to any Swap Agreement or any transactions thereunder that it thereafter enters into (or that is assigned or transferred to it) while it is not a Lender, an Affiliate of a Lender, the Administrative Agent or an Affiliate of the Administrative Agent.

“Secured Obligations” means (a) any and all amounts owing or to be owing by the Borrower or any other Loan Party to (i) the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender under any Loan Document, and (ii) any Secured Lender Swap Provider with respect to any Secured Lender Swap Agreement, and (b) all renewals, extensions and/or rearrangements of any of the foregoing, in each case, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising (including interest and fees accruing after the maturity of the Loans and LC Disbursements or the termination of the Secured Lender Swap Agreements and interest accruing after the filing of any petition for bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), including, for the avoidance of doubt, all Applicable Prepayment Premiums, fees (including the Exit Fee (as defined in the Fee Letter)) and other amounts required to be paid or reimbursed by the Loan Parties under any Loan Document; provided that solely with respect to any Loan Party that is not an “eligible contract participant” under the Commodity Exchange Act, Excluded Swap Obligations of such Loan Party shall in any event be excluded from “Secured Obligations” owing by such Loan Party.

“Secured Parties” means, collectively, the Collateral Agent, the Administrative Agent, the Issuing Bank, the Lenders, each Secured Swap Provider, and any other Person owed Secured Obligations. “Secured Party” means any of the foregoing individually.

“Secured Swap Agreement” means (a) any Secured Lender Swap Agreement and (b) any Secured Third Party Swap Agreement.

“Secured Swap Provider” means (a) any Secured Lender Swap Provider and (b) any Secured Third Party Swap Provider.

“Secured Third Party Swap Agreement” means, at any time, any Swap Agreement between (a) any Loan Party and (b) a Secured Third Party Swap Provider; provided that such term shall (i) not include any transactions entered into after the time such swap counterparty ceases to be a Secured Third Party Swap Provider as defined herein and (ii) include any transactions entered into before the time that such swap counterparty ceases to be a Secured Third Party Swap Provider as defined herein.

“Secured Third Party Swap Obligations” means any and all amounts owing or to be owing by the Borrower or any other Loan Party to any Secured Third Party Swap Provider with respect to any Secured Third Party Swap Agreement; provided that solely with respect to any Loan Party that is not an “eligible contract participant” under the Commodity Exchange Act, Excluded Swap Obligations of such Loan Party shall in any event be excluded from “Secured Third Party Swap Obligations” owing by such Loan Party.

“Secured Third Party Swap Provider” means each Approved Counterparty so long as such Approved Counterparty (a) shall have entered into and remains subject to the Swap Intercreditor Agreement and (b) is not a Lender, an Affiliate of a Lender, the Administrative Agent or an Affiliate of the Administrative Agent.

“Securities Account” has the meaning assigned to such term in the UCC.

“Security Documents” means (a) the Guarantee and Collateral Agreement, (b) the Mortgages, (c) any Perfection Certificate, (d) any Control Agreement, (e) the Pledge Agreement, (f) the Swap Intercreditor Agreement, (g) the other agreements, instruments or certificates described or referred to in Exhibit D and (h) any and all other agreements, instruments or certificates now or hereafter executed and delivered by the Borrower or any other Person (other than Secured Lender Swap Agreements or participation or similar agreements between any Lender and any other lender or creditor with respect to any Secured Obligations pursuant to this Agreement), in each case in connection with, or as security for the payment or performance of the Secured Obligations, the Loans, the Notes, if any, this Agreement, or reimbursement obligations under the Letters of Credit, as such agreements may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Determination Date” has the meaning given to such term in the definition of “Daily Simple SOFR”.

“SOFR Loan” means a Loan that bears interest at a rate based on Adjusted Term SOFR.

“SOFR Rate Day” has the meaning given to such term in the definition of “Daily Simple SOFR”.

“Solvency Certificate” means a solvency certificate signed by a Financial Officer in substantially the form of Exhibit G hereto.

“Solvent” means, with respect to any Person as of the date of any determination, that on such date (a) the fair value of the Property of such Person (both at fair valuation and at present fair saleable value) is greater than the total liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations, and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s Property would constitute unreasonably small capital after giving due consideration to current and anticipated future capital requirements and current and anticipated future business conduct and the prevailing practice in the industry in which such Person is engaged.  In computing the amount of contingent liabilities at any time, such liabilities shall be computed at the amount which, in light of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under FASB Accounting Standards Codification Topic 450-20).

“Specified Equity Contribution” means any capital contributions made in cash to, or any cash proceeds of an issuance of Equity Interests (other than Disqualified Capital Stock) by, the Borrower during the applicable Cure Period that are made for the purpose of exercising the cure rights set forth in Section 9.01(e).

“Specified Subordinated Indebtedness” means any unsecured Indebtedness that is subordinated in right of payment to the Secured Obligations on terms satisfactory to the Administrative Agent; provided that such Indebtedness (a) does not require any cash payments of principal, interest or other amounts prior to the date that is 180 days after the Maturity Date (except as otherwise agreed to by the Administrative Agent in its sole discretion), (b) does not have any covenants or events of default that are more restrictive or onerous than those contained in the Loan Documents and (c) has a stated maturity date that is no earlier than 180 days after the Maturity Date.

“Subsidiary” means: (a) any Person of which at least a majority of the outstanding Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors, manager or other governing body of such Person (irrespective of whether or not at the time Equity Interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by the Borrower or one or more of its Subsidiaries or by the Borrower and one or more of its Subsidiaries and (b) any partnership of which the Borrower or any of its Subsidiaries is a general partner. Unless otherwise indicated herein, each reference to the term “Subsidiary” means a Subsidiary of the Borrower; provided that, notwithstanding anything in this definition to the contrary, it is hereby understood and agreed that no Permitted JV Entity shall be deemed a “Subsidiary” for any purposes hereunder.

“Supported QFC” has the meaning assigned to such term in Section 12.22.

“Swap” means any “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Agreement” means any agreement with respect to any Swap, forward, future or derivative transaction, collar or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more interest rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any other Loan Party shall be a Swap Agreement.

“Swap Intercreditor Agreement” means an intercreditor agreement to be entered into by and among the Collateral Agent, the Administrative Agent, the Borrower, the other Loan Parties from time to time a party thereto and the Secured Third Party Swap Providers from time to time party thereto, which shall be substantially in the form of Exhibit K (with such changes thereto as may be reasonably acceptable to the Borrower, the Collateral Agent, the Administrative Agent and such Secured Third Party Swap Providers).

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Synthetic Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, treated as operating leases on the financial statements of the Person liable (whether contingently or otherwise) for the payment of rent thereunder and which were properly treated as indebtedness for borrowed money for purposes of U.S. federal income taxes, if the lessee in respect thereof is obligated to either purchase for an amount in excess of, or pay upon early termination an amount in excess of, 80% of the residual value of the Property subject to such operating lease upon expiration or early termination of such lease.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” means the Initial Term Loan or the Incremental Term Loan, as context requires.

“Term Loan Commitment” means the Initial Term Loan Commitment or the Incremental Term Loan Commitment, as context requires.

“Term SOFR” means the Term SOFR Reference Rate on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of the relevant Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for a tenor of three (3) months has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day.

“Term SOFR Adjustment” means a percentage equal to 0.15% per annum.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR for a tenor of three (3) months.

“Title Coverage Minimum” has the meaning assigned to such term in Section 8.13(a).

“Total Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Net Indebtedness as of such date to (b) EBITDAX for the period of four consecutive fiscal quarters ending on such date (or, if such date is not the last day of a fiscal quarter, the last day of the most recently ended fiscal quarter), subject to the proviso in the definition thereof with respect to the fiscal quarters ending December 31, 2024, March 31, 2025 and June 30, 2025.

“Total PDP PV-10” means, as of any date of determination, the sum of (a) the estimated market value (whether positive or negative) of the Loan Parties’ hedge position, discounted using an annual discount rate of 10%, plus (b) the present value of estimated future revenues to be realized from the production of Hydrocarbons from the Oil and Gas Properties of the Loan Parties to which Proved Developed Producing Reserves are attributed as set forth in the most recent Reserve Report delivered pursuant hereto, with appropriate deductions for take or pay and other prepayments, severance and ad valorem taxes, operating, gathering, transportation and marketing expenses, capital expenditures (including capitalized workover expenses) and plugging and abandonment costs.  Each calculation of such estimated future revenues shall be made (a) using the Five-Year Strip Price, adjusted in a manner reasonably acceptable to the Administrative Agent for (i) any basis differential between the actual delivery location and the reference price delivery location and price differential between the actual product delivered and the reference product, in each case using methodology consistent with past practices and in good faith based on observable differentials (which utilized differentials shall be, volume weighted on the basis of current and expected future arrangements for the sale of production, the lesser of (A) the average actual differentials for the last twelve months and (B) those future differentials which may be hedged by contract); and (ii) quality and gravity, (b) using costs as of the date of estimation without future escalation and without giving effect to non-property related expenses such as general and administrative expenses, debt service, future income tax expense and depreciation, depletion and amortization, (c) discounted using an annual discount rate of 10% and (d) to the extent not otherwise specified in the preceding clauses of this sentence, using reasonable economic assumptions consistent with such clauses. Total PDP PV-10 shall be calculated on a pro forma basis, giving effect to (x) the Closing Date Wells in Progress, (y) acquisitions and Dispositions of Oil and Gas Properties consummated by the Borrower and the other Loan Parties since the date of the most recently delivered Reserve Report (provided that, in the case of any acquisition of Oil and Gas Properties, the Administrative Agent shall have received a Reserve Report, in form and substance reasonably satisfactory to it, evaluating the Proved Developed Producing Reserves attributable thereto) and (z) the unwind, monetization or termination of any Swap Agreement to which a Loan Party is a party, in each case occurring since the date of the most recently delivered Reserve Report.

“Transaction Costs” means the financing fees, legal costs and other expenses payable by the Borrower and the other Loan Parties in connection with the consummation of the Transactions on the Closing Date.

“Transactions” means, with respect to (a) the Borrower, the execution, delivery and performance by the Borrower of its obligations under this Agreement, each other Loan Document to which it is a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, and the grant of Liens by the Borrower on Mortgaged Properties and other Properties pursuant to the Security Documents, and (b) each Guarantor, the execution, delivery and performance by such Guarantor of each Loan Document to which it is a party, the guaranteeing of the Secured Obligations and the other obligations under the Guarantee and Collateral Agreement by such Guarantor and such Guarantor’s grant of the security interests and provision of collateral thereunder, and the grant of Liens by such Guarantor on Mortgaged Properties and other Properties pursuant to the Security Documents, and (c) the assignment, termination or release of all Liens, Indebtedness and guarantees under the Existing Credit Agreement.

“UCC” means the Uniform Commercial Code of the State of New York or of any other state the laws of which are required to be applied in connection with the perfection of security interests in any collateral.

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“Unrestricted Cash” means cash and Cash Equivalents of the Borrower or any of the other Loan Parties that would not appear as “restricted” on a consolidated balance sheet of the Borrower or any of the other Loan Parties; provided that (a) cash and Cash Equivalents that would appear as “restricted” on a consolidated balance sheet of Borrower or any of the other Loan Parties solely because such cash or Cash Equivalents are subject to a Control Agreement in favor of the Administrative Agent shall constitute Unrestricted Cash hereunder, (b) cash and Cash Equivalents shall be included in the determination of Unrestricted Cash only to the extent that such cash and Cash Equivalents are maintained in accounts subject to a Control Agreement or are Excluded Accounts of the type specified in clause (b) of the definition thereof, in each case, in compliance with the terms of this Agreement, and (c) cash and Cash Equivalents that are maintained in accounts to the extent required under this Agreement to cash collateralize LC Exposure shall not be included in Unrestricted Cash.

“Unwind” means, with respect to any transaction under a Swap Agreement, the early termination, unwind, or cancelation of any transaction under such Swap Agreement. “Unwound” shall have a meaning correlative to the foregoing.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” has the meaning given in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” has the meaning given to such term in Section 12.22.

“Wholly-Owned Subsidiary” means any Subsidiary of which all of the outstanding Equity Interests (other than any directors’ qualifying shares mandated by applicable law), on a fully-diluted basis, are owned by the Borrower or one or more of the Wholly-Owned Subsidiaries or by the Borrower and one or more of the Wholly-Owned Subsidiaries.

“Wink JV Entity” means Wink Amine Treater, LLC, a Texas limited liability company.

“Wink JV Holdco” means Wink Amine Treater Holdings, LLC, a Texas limited liability company (f/k/a Brazos Amine Treater Holdings, LLC, a Texas limited liability company).

“Workover Expenses” means any expenses relating to workovers, “re-works” or other remedial treatments in respect of producing oil & gas wells.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.03Terms Generally; Rules of Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as amended, restated, amended and restated, supplemented or otherwise modified from time to time (subject to any restrictions on such amendments, supplements or modifications set forth in the Loan Documents), (b) any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained in the Loan Documents), (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) with respect to the determination of any time period, the word “from” means “from and including” and the word “to” means “to and including” and (f) any reference herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. The use of the phrase “subject to” as used in connection with Excepted Liens or otherwise and the permitted existence of any Excepted Liens or any other Liens shall not be interpreted to expressly or impliedly subordinate any Liens granted in favor of the Administrative Agent and the other Secured Parties as there is no intention to subordinate the Liens granted in favor of the Administrative Agent and the other Secured Parties. No provision of this Agreement or any other Loan Document shall be interpreted or construed against any Person solely because such Person or its legal representative drafted such provision.

Section 1.04Accounting Terms and Determinations; GAAP. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Administrative Agent or the Lenders hereunder shall be prepared, in accordance with GAAP (including the impact of “fresh start” accounting under Accounting Standards Codification 852, which for the avoidance of doubt shall be applicable only on a post-emergence basis), applied on a basis consistent with the Financial Statements, except for Accounting Changes (as defined below) with which the Borrower’s independent certified public accountants concur and which are disclosed to the Administrative Agent on the next date on which financial statements are required to be delivered to the Lenders pursuant to Section 8.01(a). Notwithstanding anything to the contrary contained in the preceding sentence or in the definitions of “Finance Leases,” in the event of an accounting change requiring all leases to be capitalized, only those leases (assuming for purposes hereof that such leases were in existence on the date hereof) that would constitute Finance Leases in conformity with GAAP as in effect prior to giving effect to the adoption of ASU No. 2016-02 “Leases (Topic 842)” and ASU No. 2018-11 “Leases (Topic 842)” shall be considered Finance Leases, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith. In the event that any “Accounting Change” shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in good faith in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board or, if applicable, the SEC.
Section 1.05Interest Rates.

The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of,

calculation of or any other matter related to ABR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, ABR, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of ABR, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain ABR, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR or any other Benchmark, or any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.06Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.
ARTICLE II
THE CREDITS
Section 2.01Term Loan Commitments.
(a)Initial Term Loan.  Subject to the terms and conditions set forth herein (including Section 6.01), each Initial Term Loan Lender (severally and not jointly) agrees to make term loans (collectively, the “Initial Term Loan”) to the Borrower on the Closing Date in an amount equal to such Lender’s Initial Term Loan Commitment by making immediately available funds available to the Administrative Agent’s designated account, not later than the time specified by the Administrative Agent on the Closing Date. Amounts repaid or prepaid in respect of the Initial Term Loan may not be reborrowed.  Each Lender’s Initial Term Loan Commitment shall automatically and without notice be reduced to zero immediately after the funding of the Term Loan on the Closing Date.
(b)Incremental Term Loan. Subject to the terms and conditions set forth herein (including Section 6.02), the Borrower may, during the Incremental Term Loan Availability

Period, request an additional term loan (the “Incremental Term Loan”) pursuant to a Borrowing Request in accordance with Section 2.03. In the event one or more Incremental Lenders join this Agreement in accordance with the terms hereof, each Incremental Lender (severally and not jointly) shall make the requested Incremental Term Loan to the Borrower on the Incremental Term Loan Closing Date in an amount equal to such Incremental Lender’s Incremental Term Loan Commitment by making immediately available funds available to the Administrative Agent’s designated account, not later than the time specified by the Administrative Agent on the Incremental Term Loan Closing Date.  For the avoidance of doubt, (i) no consent of any Lender (other than the applicable Incremental Lender) shall be required to allocate the Incremental Term Loan Commitment to each Incremental Lender on the Incremental Term Loan Closing Date, (ii) no Initial Term Loan Lender shall have any obligation or commitment to make an Incremental Term Loan or hold any portion of the Incremental Term Loan Commitment, in either case, without such Initial Term Loan Lender’s prior written consent in accordance with Section 12.02(b) and (iii) the Incremental Term Loan Commitment shall not be effective under this Section 2.01(b) unless the conditions set forth in Section 6.02 shall be satisfied or waived as set forth therein. Amounts repaid or prepaid in respect of the Incremental Term Loan may not be reborrowed.  Each Incremental Lender’s Incremental Term Loan Commitment shall automatically and without notice be reduced to zero immediately after the funding of the Incremental Term Loan on the Incremental Term Loan Closing Date.  For the avoidance of doubt, at no time shall the aggregate outstanding Term Loans under this Agreement exceed the Maximum Term Loan Amount.
Section 2.02Loans and Term Loan Commitments.
(a)Loans; Several Obligations. Each Loan shall be made by the applicable Lenders ratably in accordance with their respective Term Loan Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Term Loan Commitments are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
(b)Amount. The borrowing of the Initial Term Loan on the Closing Date shall be in an aggregate amount equal to the aggregate Initial Term Loan Commitments. The borrowing of the Incremental Term Loan on the Incremental Term Loan Closing Date shall be in an aggregate amount equal to the aggregate Incremental Term Loan Commitments.
(c)Notes. Any Lender may request that Loans made by it be evidenced by a Note. In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to such Lender and substantially in the form of Exhibit A, dated, in the case of (i) any Lender party hereto as of the date of this Agreement, as of the date of this Agreement, or (ii) any Lender that becomes a party hereto pursuant to an Incremental Term Loan Lender Joinder Agreement or an Assignment and Assumption, as of the effective date of such Incremental Term Loan Lender Joinder Agreement or Assignment and Assumption, as applicable. The date, amount and interest rate of each Loan made by each Lender, and all payments made on account of the principal thereof, shall be recorded by such Lender on its books for its Note, and, prior to any transfer, may be endorsed by such Lender on a schedule attached to such Note or any continuation thereof or on any separate record maintained by such Lender. Failure to make any such notation or to attach a schedule shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of its Note.
Section 2.03Requests for Loans. To request a Loan, the Borrower shall notify the Administrative Agent of such request by submitting a Borrowing Request not later than 11:00 A.M., New York City time (a) in the case of the Initial Term Loan, three (3) Business Days before the Closing Date and (b) in the case of the Incremental Term Loan, five (5) Business Days before the Incremental Term Loan Closing Date.  Such Borrowing Request shall be irrevocable and shall be signed by a Responsible Officer of the Borrower.  Such Borrowing Request shall specify the following information in compliance with Section 2.02; provided that, notwithstanding anything to the contrary contained in this Agreement, the Administrative Agent shall not be required to make the Term Loan available to the Borrower in immediately available funds on the Closing Date or the Incremental Term Loan Closing Date, as applicable, unless and until the Administrative Agent has received from the applicable Lenders, in its designated account, the aggregate amount equal to the Term Loan requested by the Borrower to be funded hereunder.  Such Borrowing Request shall be irrevocable and must specify:
(a)the aggregate amount of the Term Loan to be made, which shall comply with the requirements of Section 2.02(b);
(b)the Closing Date or Incremental Term Loan Closing Date, as applicable, which shall be a Business Day; and
(c)the location and number of the Borrower’s account to which the proceeds of the Term Loan are to be disbursed.

Promptly following receipt of such Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made.  Not later than 1:00 P.M., New York City time, on the Closing Date or the Incremental Term Loan Closing Date, as applicable, each Lender shall make available to the Administrative Agent an amount in dollars and in immediately available funds equal to the Loan to be made by such Lender on the Closing Date or the Incremental Term Loan Closing Date, as applicable. The Administrative Agent shall then make available to Borrower the aggregate of the amounts made available to the Administrative Agent by the Lenders, in like funds as received by the Administrative Agent.

Section 2.04Evidence of Debt.
(a)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from the Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(b)The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s Applicable Percentage thereof.

(c)The Register and the corresponding entries made in the accounts maintained pursuant to paragraph (a) or (b) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement. If any conflict exists between the accounts and records maintained by any Lender and the Register and accounts and records of the Administrative Agent in respect of such matters, the Register and accounts and records of the Administrative Agent shall control in the absence of manifest error.
Section 2.05Scheduled Termination of Term Loan Commitments.  The Initial Term Loan Commitments shall terminate on the Closing Date immediately after the funding of the Initial Term Loan on the Closing Date. The Incremental Term Loan Commitments shall terminate on the Incremental Term Loan Closing Date immediately after the funding of the Incremental Term Loan on the Incremental Term Loan Closing Date.
Section 2.06Letters of Credit.
(a)General; Conditions. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of dollar denominated Letters of Credit for its own account or for the account of any of its Subsidiaries, in a form reasonably acceptable to the Issuing Bank, at any time, and subject to the conditions set forth in the last paragraph of this clause (a), and from time to time during the period from the Closing Date until the day which is ten (10) Business Days prior to the Maturity Date; provided that the Borrower may not request the issuance, amendment, renewal or extension of Letters of Credit hereunder if the LC Exposure would exceed the LC Commitment. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Notwithstanding anything herein to the contrary, the Issuing Bank shall have no obligation hereunder to issue, and shall not issue, any Letter of Credit the proceeds of which would be made available to any Person in violation of Section 9.08.

The obligation of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions: (i) at the time of and immediately after giving effect to the issuance, amendment, renewal or extension of such Letter of Credit, no Default or Event of Default shall have occurred and be continuing, (ii) all representations and warranties of the Loan Parties in each applicable Loan Document shall be true and correct in all material respects on and as of the date of the issuance, amendment, renewal or extension of such Letter of Credit, with the same effect as though made on and as of such date, except in the case of any representation and warranty which (A) expressly relates to a given date, such representation and warranty shall be true and correct in all material respects as of the respective date and (B) is qualified by a materiality or Material Adverse Effect standard in which case such representation and warranty shall be true and correct in all respects, and (iii) the receipt by the Issuing Bank of a request for a Letter of Credit (or an amendment, extension or renewal of a Letter of Credit) in accordance with Section 2.06(b). Each request for the issuance, amendment, renewal or extension of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in this paragraph.

(b)Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall provide to the Issuing Bank and the Administrative Agent a Letter of Credit request not less than five (5) Business Days in advance of the requested date of issuance, amendment, renewal or extension unless otherwise consented to by the Issuing Bank by facsimile, or via PDF copy sent by email: (i) requesting the issuance of a Letter of Credit or identifying the Letter of Credit to be amended, renewed or extended, (ii) specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), (iii) specifying the date on which such Letter of Credit is to expire (which shall comply with Section 2.06(c)), (iv) specifying the amount of such Letter of Credit, (v) specifying the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit, and (vi) specifying such other information as is reasonably requested by the Issuing Bank in accordance with its practices for issuing (or amended, renewing or extending) Letters of Credit. Each notice shall constitute a representation that, after giving effect to the requested issuance, amendment, renewal or extension, as applicable, the LC Exposure shall not exceed the LC Commitment on the date of such issuance, amendment, renewal or extension. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit.
(c)Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (1) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (2) the date that is ten (10) Business Days prior to the Maturity Date; provided that if any Letter of Credit remains outstanding 30 days prior to the Maturity Date, Borrowers shall cash collateralize each such Letter of Credit 30 days prior to the Maturity Date in an amount equal to one hundred and three percent (103%) of the face amount thereof.
(d)Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Issuing Bank an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, (i) on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or (ii) if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on the Business Day immediately following the day that the Borrower receives such notice. If the Borrower fails to make such payment when due, the Issuing Bank shall notify the Administrative Agent of such failure.
(e)Obligations Absolute.The Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.06(d) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or any other Loan Document, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply substantially with the terms of such Letter of

Credit or any Letter of Credit Agreement, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.06(e), constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.  Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised all requisite care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its reasonable discretion, either accept and make payment upon such documents without responsibility for further investigation, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(f)Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Borrower by telephone (confirmed by telecopy or electronic mail) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.
(g)Interim Interest.  If the Issuing Bank shall make any LC Disbursement, then, until the Borrower shall have reimbursed the Issuing Bank for such LC Disbursement (either with its own funds or a borrowing under Section 2.06(d)), the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to the Loans and such interest shall be due and payable on the date when such reimbursement is payable; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to Section 2.06(d), then Section 3.02(c) shall apply.  Interest accrued pursuant to this Section 2.06(g) shall be for the account of the Issuing Bank.
(h)Resignation and Replacement of the Issuing Bank.  Subject to the appointment and acceptance of a successor Issuing Bank which is reasonably acceptable to the Borrower, the Issuing Bank may resign as Issuing Bank at any time upon thirty (30) days’ prior written notice to the Administrative Agent, the Borrower and the Lenders, in which case, such Issuing Bank shall be replaced by another Person that is willing to become the Issuing Bank hereunder and is reasonably acceptable to the Borrower and the Administrative Agent. The Administrative Agent shall notify the Lenders of any such resignation and replacement of the Issuing Bank. At the time any such resignation and replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 3.05(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall also be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of the Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
(i)Cash Collateralization. If (i) any Event of Default shall occur and be continuing and the Borrower receives notice from the Issuing Bank demanding the deposit of cash collateral pursuant to this Section 2.06(i), (ii) the LC Exposure exceeds the LC Commitment at any time, including as a result of the termination of the LC Commitment or (iii) ten (10) Business Days prior to Payment in Full at the Maturity Date then, in each case, the Borrower shall deposit, in an account with the Issuing Bank, in the name of the Issuing Bank and for the benefit of the Issuing Bank, an amount in cash equal to 103% of (A) in the case of an Event of Default, the LC Exposure (net of any cash collateral already held at the applicable time by the Issuing Bank with respect to such LC Exposure) or (B) in the case of the LC Exposure exceeding the LC Commitment, the amount of such excess; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower or any Loan Party described in Section 10.01(h) or Section 10.01(i). The Borrower hereby grants to the Issuing Bank for the sole benefit of the Issuing Bank, an exclusive first priority and continuing perfected security interest in and Lien on such account and all cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held in such account, all deposits or wire transfers made thereto, any and all investments purchased with funds deposited in such account, all interest, dividends, cash, instruments, financial assets and other Property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing, and all proceeds, products, accessions, rents, profits, income and benefits therefrom, and any substitutions and replacements therefor. The Borrower’s obligation to deposit amounts pursuant to this Section 2.06(i) shall be absolute and unconditional, without regard to whether any beneficiary of any such Letter of Credit has attempted to draw down all or a portion of such amount under the terms of a Letter of Credit, and, to the fullest extent permitted by applicable law, shall not be subject to any defense or be affected by a right of set-off, counterclaim or recoupment which the Borrower or any of its Subsidiaries may now or hereafter have against any such beneficiary, the Issuing Bank, the Administrative Agent, the Lenders or any other Person for any reason whatsoever. Such deposit shall be held as collateral securing the payment and performance of the Borrower’s and the Guarantor’s obligations to the Issuing Bank under this Agreement and the other Loan Documents. The Issuing Bank shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Issuing Bank and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such deposit shall accumulate in such account. Moneys in such account shall be applied by the Issuing Bank to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other obligations of the Borrower and the Guarantors to the Issuing Bank under this Agreement or the other Loan Documents.
(j)Letters of Credit Issued for Account of Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder supports any obligations of, or is for the account of, a Subsidiary, or states that a Subsidiary is the “account party,” “applicant,” “customer,” “instructing party,” or the like of or for such Letter of Credit, and without derogating from any rights of the applicable Issuing Bank (whether arising by contract, at law, in equity or otherwise) against such Subsidiary in respect of such Letter of Credit, the Borrower shall reimburse, indemnify and compensate the Issuing Bank hereunder for such Letter of Credit (including to reimburse any and all drawings thereunder) in accordance with the terms of this Agreement as if such Letter of Credit had been issued solely for the account of the Borrower. The Borrower hereby acknowledges that the issuance of such Letters of Credit for its Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

ARTICLE III
PAYMENTS OF PRINCIPAL AND INTEREST; PREPAYMENTS; FEES
Section 3.01Repayment of Loans.
(a)Borrower shall repay in cash to the Administrative Agent for the ratable account of each Lender on the last Business Day of each fiscal quarter, commencing with the fiscal quarter ending June 30, 2025, an aggregate principal amount equal to 2.50% of the aggregate principal amount of the Loans outstanding on the Closing Date.
(b)To the extent not previously repaid, the Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of the Loans on the Maturity Date.
Section 3.02Interest.
(a)Interest. The Loans shall bear interest during each Interest Period at (i) with respect to any Loans (other than any ABR Loans), the Adjusted Term SOFR plus the Applicable Margin and (ii) with respect to any ABR Loans, the ABR plus the Applicable Margin, but, in each case, in no event to exceed the Highest Lawful Rate.  ABR Loans shall be permitted only as expressly set forth in Section 3.03.

(b)Post-Default Rate. If (i) an Event of Default pursuant to Section 10.01(a), Section 10.01(b), Section 10.01(h), Section 10.01(i) or Section 10.01(j) has occurred and is continuing, then all Loans and other amounts outstanding shall bear interest, after as well as before judgment, at a rate per annum equal to two percent (2%) plus the applicable interest rate (or, in the event there is no applicable rate, two percent (2%) plus the rate applicable to Loans as provided in Section 3.02(a)), but in no event to exceed the Highest Lawful Rate and (ii) any other Event of Default has occurred and is continuing, then the Required Lenders by written notice (which may be given on their behalf by the Administrative Agent (including by electronic mail)) may elect to have all Loans and other amounts outstanding bear interest, after as well as before judgment, at a rate per annum equal to two percent (2%) plus the applicable interest rate (or, in the event there is no applicable rate, two percent (2%) plus the rate applicable to Loans as provided in Section 3.02(a), but in no event to exceed the Highest Lawful Rate.
(c)Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for the Loans and on the Maturity Date; provided that (i) interest accrued pursuant to Section 3.02(b) shall be payable on demand, and (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable in cash on the date of such repayment or prepayment.
(d)Interest Rate Computations. All interest hereunder shall be computed on the basis of a year of 360 days, except (i) interest computed by reference to the Alternate Base Rate at times when the ABR is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and (ii) if the computation of interest on the basis of a year of 360 days would exceed the Highest Lawful Rate, interest shall instead be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Adjusted Term SOFR, Term SOFR Rate or ABR, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
(e)Term SOFR Conforming Changes. In connection with the use or administration of Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.
Section 3.03Alternate Rate of Interest.
(a)Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.  If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.
(b)Benchmark Replacement Conforming Changes.  In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(c)Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 3.03(d) and (v) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.03, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.03.
(d)Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(e)Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (i) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to ABR Loans and (ii) any outstanding affected SOFR Loans will be deemed to have been converted to ABR Loans at the end of the applicable Interest Period.
(f)Inability to Determine Rates. Subject to clauses (a), (b), (c), (d) and (e) of this Section 3.03, if, on or prior to the first day of any Interest Period for any SOFR Loan:
(i)the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) prior to the commencement of any Interest Period for a borrowing of SOFR Loans that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR or Term SOFR (including, without limitation, because the Term SOFR Reference Rate is not available or published on a current basis), for such Interest Period, or
(ii)the Required Lenders determine that for any reason in connection with any request for a SOFR Loan or a conversion thereto or a continuation thereof that Adjusted Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to such Lenders of making and maintaining such Loan, and the Required Lenders have provided notice of such determination to the Administrative Agent,
(iii)then, in each case, the Administrative Agent will promptly so notify the Borrower and each Lender.

Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to continue SOFR Loans, shall be suspended (to the extent of the affected SOFR Loans or affected Interest Periods) until the Administrative Agent (with respect to clause (b), at the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to ABR Loans in the amount specified therein and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into ABR Loans at the end of the applicable Interest Period. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 5.02.

Section 3.04Prepayments.
(a)Optional Prepayments. (i) At all times prior to the Disapproval Effective Date, after the twelfth (12th) month following the Closing Date, or (ii) on and after the Disapproval

Effective Date, the Borrower shall have the right at any time and from time to time to prepay any Loans in whole or in part, subject to prior notice in accordance with Section 3.04(b).
(b)Notice and Terms of Optional Prepayment. The Borrower shall notify the Administrative Agent in writing (which may be by electronic mail) of any prepayment hereunder pursuant to Section 3.04(a) not later than 12:00 noon, New York City time, three (3) Business Days before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of the Loans or portion thereof to be prepaid; provided that a notice of prepayment delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit or debt facilities or any other transaction, in which case, such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such notice relating to a Loan, the Administrative Agent shall advise the Lenders of the contents thereof. Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 3.03, (ii) the Applicable Prepayment Premium and (iii) any amounts due under Section 5.02. Each partial prepayment pursuant to Section 3.04(a) shall be in an aggregate amount not less than $1,000,000 or integral multiples of $1,000,000 in excess thereof.
(c)Mandatory Prepayments.
(i)Indebtedness Incurrence. Upon the incurrence or issuance of any Indebtedness not expressly permitted by Section 9.02, the Borrower shall, on the next Business Day, prepay the Loans in an aggregate amount equal one hundred percent (100%) of the Net Cash Proceeds received in respect of such Indebtedness.
(ii)Excess Cash Flow.  Within two (2) Business Days after the date Borrower is required to deliver financial statements pursuant to Section 8.01(b), commencing with the fiscal quarter ending December 31, 2025, and the related Compliance Certificate has been delivered pursuant to Section 8.01(d), Borrower shall cause to be prepaid in accordance with Section 3.04(c)(iv) below, an aggregate principal amount of Loans in an amount equal to the sum of 100% of Excess Cash Flow plus the Cash Balance for such fiscal quarter; provided that the amount of any such prepayment shall not result in the Loan Parties holding cash and Cash Equivalents in an amount less than the greater of (A) $20,000,000 and (B) so long as a Capital Plan remains in effect (and has been approved by Administrative Agent, if so required by Section 8.12(c)), the amount needed to fund any unfunded Permitted Capital Expenditures under the then-current Capital Plan for the immediately subsequent twelve (12) months following the respective fiscal quarter.  Notwithstanding the foregoing, it is agreed and understood that no prepayment under this Section 3.04(c)(ii) shall be required if (A) the Capital Plan is postponed due to failure of the Projects therein to qualify as Qualifying Projects, and (B) Borrower’s Unrestricted Cash at the time of such Capital Plan postponement does not exceed the greatest of (x) $130,000,000, (y) the total expenses contemplated by the Annual Budget approved by the Borrower’s Board of Directors prior to the beginning of the then-current fiscal year, and (z) one hundred ten percent (110%) of the Borrower’s Cash Balance on the date such Capital Plan postponement became effective.
(iii)Dispositions and Unwinds. In addition to the foregoing mandatory prepayments set forth in this Section 3.04(c), within two (2) Business Days following the receipt by any Loan Party of any Net Cash Proceeds from any Disposition made pursuant to Section 9.12(g), Section 9.12(i), Section 9.12(j) or Section 9.12(o), the Borrower shall prepay the Loans in an aggregate amount equal to one hundred percent (100%) of the Net Cash Proceeds of such Disposition or Unwind solely to the extent the Net Cash Proceeds of such transaction or series of related transactions is in excess of $5,000,000; provided that so long as no Event of Default shall have occurred and be continuing, the Loan Parties may reinvest the amount of any such Net Cash Proceeds (the “Reinvestment Proceeds”) within one hundred and eighty (180) days after the receipt thereof by making Permitted Capital Expenditures or by making a Permitted Reinvestment Transaction; provided that if the recipient does not intend to fully reinvest such Reinvestment Proceeds, or if the time period set forth in this sentence expires without such recipient having reinvested such Reinvestment Proceeds, the Borrower shall prepay the Loans in an amount equal to such Reinvestment Proceeds (to the extent not reinvested within such time period); provided further that the Reinvestment Proceeds shall be deposited into a Reinvestment Proceeds Account within three (3) Business Days from the date of receipt of such Reinvestment Proceeds until the date such Reinvestment Proceeds are reinvested in accordance with this Section 3.04(c)(iii).
(iv)Interest to be Paid with Prepayments; Applicable Prepayment Premium. Each prepayment of Loans pursuant to this Section 3.04(c) shall be applied ratably to the Loans included in the prepaid Loans. Prepayments pursuant to this Section 3.04(c) shall be accompanied by (i) accrued interest to the extent required by Section 3.02, (ii) with respect to prepayment made pursuant to Section 3.04(c)(i) and Section 3.04(c)(iii) (excluding (x) Net Cash Proceeds attributable to Casualty Events not to exceed $10,000,000 in the aggregate and (y) Net Cash Proceeds attributable to a Disposition pursuant to Section 9.12(i) not to exceed $40,000,000 in the aggregate), the Applicable Prepayment Premium and (iii) any break funding payments required by Section 5.02.
(v)Lender Prepayment Refusal.
(A)Borrower shall notify the Administrative Agent of any mandatory prepayment required pursuant to Section 3.04(c) in writing, not later than 2:00 p.m., one (1) Business Day (or such shorter period of time as the Administrative Agent may permit in its reasonable discretion) prior to any prepayment of the Loans pursuant to Section 3.04(c), such notice to include a certificate of a Financial Officer demonstrating the calculation of the amount required to be prepaid.  In the event that Borrower shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, Borrower shall promptly make an additional prepayment of the Loans in an amount equal to such excess, and Borrower shall concurrently therewith deliver to Administrative Agent a certificate of Financial Officer demonstrating the calculation of such excess.
(B)Notwithstanding anything in this Agreement to the contrary, each Lender, in its sole discretion, may, but is not obligated to, waive Borrower’s requirements to make any prepayments pursuant to this Section 3.04(c) with respect to such Lender’s Applicable Percentage of such prepayment and such waiver shall not require a separate waiver and/or consent to this Agreement.  Upon the dates set forth in Section 3.04(c) for any such prepayment (such date, the “Required Prepayment Date”), Borrower shall notify the Administrative Agent in writing of the amount that is available to prepay the Loans. Promptly after the date of receipt of the notice required by Section 3.04(c)(v)(A), the Administrative Agent shall provide written notice (the

“Offer”) to the Lenders of the amount available to prepay the Loans.  Any Lender declining such prepayment (a “Declining Lender”) shall give written notice (each, a “Rejection Notice”) to the Administrative Agent by 2:00 p.m., no later than five (5) Business Days after the date of such notice from the Administrative Agent; provided, that, if a Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above, such failure will be deemed and acceptance of such Lender’s pro rata share of the Offer.  On such date, the Administrative Agent shall then provide written notice (the “Second Offer”) to the Lenders other than the Declining Lenders (such Lenders, the “Accepting Lenders”) of the additional amount available (due to such Declining Lenders’ declining such prepayment) to prepay Loans owing to such Accepting Lenders, with such available amount to be allocated on a pro rata basis among the Accepting Lenders that accept the Second Offer.  Any Lenders declining prepayment pursuant to such Second Offer shall give written notice thereof to the Administrative Agent by 2:00 p.m., no later than three (3) Business Days after the date of such notice of a Second Offer; provided, that, if a Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above, such failure will be deemed an acceptance of such Lender’s pro rata share of the Second Offer.  Borrower shall prepay the Loans of the Accepting Lenders within one (1) Business Day after its receipt of notice from the Administrative Agent of the aggregate amount of such prepayment.  Amounts remaining after the allocation of accepted amounts with respect to the Second Offer to Accepting Lenders shall be retained by Borrower.
Section 3.05Fees.
(a)The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon in writing between the Borrower and the Administrative Agent, including, without limitation, as set forth in any applicable Fee Letter. The Borrower agrees to pay to the Administrative Agent for the account of each Lender fees payable in the amounts and at the times separately agreed upon in writing between the Borrower and the Lenders, including, without limitation, as set forth in any applicable Fee Letter.
(b)Letter of Credit Fees. The Borrower agrees to pay (i) to the Issuing Bank, a fee (the “LC Fee”), equal to the product of (x) the Applicable Margin multiplied by (y) the average daily amount of the Issuing Bank’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the date of this Agreement to but excluding the later of the date of termination of the LC Commitment and the date of which there cease to be any LC Exposure, (ii) to the Issuing Bank, for its own account, a fronting fee, which shall accrue at the rate of 0.25% per annum, on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the date of this Agreement to but excluding the later of the date of termination of the LC Commitment and the date on which there ceases to be any LC Exposure, provided that in no event shall such fee be less than $500 during any quarter, and (iii) to the Issuing Bank, for its own account, its standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. The LC Fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the date of this Agreement; provided that all such fees shall be payable on the termination date and any such fees accruing after the termination date shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this Section 3.05(b) shall be payable within ten (10) days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
ARTICLE IV
PAYMENTS; PRO RATA TREATMENT; SHARING OF SET-OFFS
Section 4.01Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
(a)Payments by the Borrower. The Borrower shall make each payment or prepayment required to be made by it hereunder (whether of principal, interest, fees or of amounts payable under Section 5.01, Section 5.02, Section 5.03 or otherwise) prior to 3:00 p.m., New York City time, on the date when due or the date fixed for any prepayment hereunder, in immediately available funds, without defense, deduction, recoupment, set-off or counterclaim. Fees, once paid, shall be fully earned and shall not be refundable under any circumstances. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon, but shall be considered received on the date paid for purposes of Section 10.01. All such payments shall be made to the Administrative Agent at its offices specified in Section 12.01, except payments to be made directly to the Issuing Bank as expressly provided herein and except that payments pursuant to Section 5.01, Section 5.02, Section 5.03 and Section 12.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.
(b)Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.
(c)Sharing of Payments by Lenders. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 4.01(c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or Participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 4.01(c) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
Section 4.02Presumption of Payment by the Borrower. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment or prepayment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank that the Borrower will not make such payment or prepayment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders, or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
Section 4.03Disposition of Proceeds. The Security Documents contain an assignment by the Borrower and/or the other Loan Parties to and in favor of the Administrative Agent for the benefit of the Secured Parties of all of the Borrower’s or each other Loan Party’s interest in and to production and all proceeds attributable thereto which may be produced from or allocated to the Mortgaged Property. The Security Documents further provide in general for the application of such proceeds to the satisfaction of the Secured Obligations and other obligations described therein and secured thereby. Notwithstanding the assignment contained in such Security Documents, unless and until an Event of Default has occurred and is continuing, (a) the Administrative Agent and the Lenders agree that they will neither notify the purchaser or purchasers of such production nor take any other action to cause such proceeds to be remitted to the Administrative Agent or the Lenders, but the Lenders will instead permit such proceeds to be paid to the Borrower and the other Loan Parties and (b) the Lenders hereby authorize the Administrative Agent to take such actions as may be necessary or advisable to cause such proceeds to be paid to the Borrower and/or such other Loan Parties.
Section 4.04Payments and Deductions to a Defaulting Lender.
(a)If any Lender shall fail to make any payment required to be made by it pursuant to Section 4.02 then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid in cash.
(b)If a Defaulting Lender as a result of the exercise of a set-off shall have received a payment in respect of its Credit Exposure which results in its Credit Exposure being less than its Applicable Percentage of the aggregate Credit Exposures, then no payments will be made to such Defaulting Lender until such time as all amounts due and owing to the Lenders have been equalized in accordance with each Lender’s respective pro rata share of the aggregate Credit Exposures. Further, if at any time prior to the acceleration or maturity of the Loans, the Administrative Agent shall receive any payment in respect of principal of a Loan while one or more Defaulting Lenders shall be party to this Agreement, the Administrative Agent shall apply such payment first to the Loan(s) for which such Defaulting Lender(s) shall have failed to fund its pro rata share until such time as such Loan(s) are paid in full or each Lender (including each Defaulting Lender) is owed its Applicable Percentage of all Loans then outstanding. After acceleration or maturity of the Loans, subject to the first sentence of this Section 4.04(b), all principal will be paid ratably as provided in Section 10.02(c).
(c)Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(i)Fees shall cease to accrue on the unfunded portion of the Term Loan Commitment of such Defaulting Lender pursuant to Section 3.05.
(ii)The Term Loan Commitment and the outstanding principal balance of the Loans of such Defaulting Lender shall not be included in determining whether all Lenders, or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 12.02), provided that (except as expressly set forth in Section 12.02 and in the next proviso) any waiver, amendment or modification requiring the consent of each affected Lender and which affects such Defaulting Lender, shall require the consent of such Defaulting Lender.
(iii)any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 10.02(c) or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 12.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement; third if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; fifth, so long as no Event of Default is continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (i) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (ii) such Loans were made at a time when the conditions set forth in Section 6.01 or Section 6.02, as applicable, were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans and funded are held by the Lenders pro rata in accordance with the Term Loan Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 4.04 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(d)In the event that the Administrative Agent and the Borrower each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, the Lender will, to the extent applicable, purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.
ARTICLE V
INCREASED COSTS; BREAK FUNDING PAYMENTS; TAXES
Section 5.01Increased Costs.
(a)Changes in Law. If any Change in Law shall:
(i)impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D)), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or any Issuing Bank;
(ii)shall subject any Lender or Issuing Bank to any Taxes (other than (A) Indemnified Taxes or Other Taxes indemnified under Section 5.03 and (B) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)impose on any Lender or any Issuing Bank or the London interbank market any other condition (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or the Issuing Bank of making, converting into, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, such Issuing Bank or such other Loan Party of issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or Issuing Bank such additional amount or amounts as will compensate such Lender or Issuing Bank for such additional costs incurred or reduction suffered.

(b)Capital and Liquidity Requirements. If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or liquidity on the capital or liquidity of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.
(c)Certificates. A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in Section 5.01(a) or Section 5.01(b) shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within thirty (30) days after receipt thereof.
(d)Effect of Failure or Delay in Requesting Compensation. Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 5.01 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section 5.01 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
Section 5.02Break Funding Payments. In the event of (a) the payment of any principal of any Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 5.04(b), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event, including any loss, cost or expense arising from the liquidation or redeployment of funds or from any fees payable including any loss, cost or expense arising from the liquidation or redeployment of funds or from any fees payable. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 5.02 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

Section 5.03Taxes.
(a)Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower or any Guarantor under any Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable law. If a withholding agent shall be required under applicable law (as determined in the good faith discretion by the applicable withholding agent) to deduct any Taxes from such payments, then (i) the applicable withholding agent shall make such deductions, (ii) the applicable withholding agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law and (iii) if such Tax is an Indemnified Tax or Other Tax, the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 5.03), the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made.
(b)Payment of Other Taxes by the Borrower. The Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for such Other Taxes.
(c)Indemnification by the Borrower. The Borrower and Guarantors shall jointly and severally indemnify the Administrative Agent and each Lender, within twenty (20) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent and such Lender, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 5.03) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate of the Administrative Agent or a Lender as to the amount of such payment or liability under this Section 5.03 shall be delivered to the Borrower and shall be conclusive absent manifest error. Failure or delay on the part of any Lender or the Administrative Agent to demand compensation pursuant to this Section 5.03 shall not constitute a waiver of such Lender’s or the Administrative Agent’s right to demand such compensation.

(d)Evidence of Payments. As soon as reasonably practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 5.03, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(e)Status of Lenders.
(i)Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times reasonably requested by the Borrower, such properly completed and executed documentation reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by a Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by such Borrower or the Administrative Agent as will enable such Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.03(e)(i)(A), Section 5.03(e)(i)(B) and Section 5.03(e)(i)(D) below) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)Without limiting the generality of the foregoing:
(A)any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;
(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)executed copies of IRS Form W-8ECI;
(3)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E; or
(4)to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership), executed copies of IRS Form W-8IMY, accompanied by a Form W-8ECI, W-8BEN, W-8BEN-E, U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership (and not a participating Lender) and one or more beneficial owners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such beneficial owner;
(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f)Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Taxes attributable to such Lender (but only to the extent that the Borrower or Guarantors have not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of the Borrower and Guarantors to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.04(c) relating to the maintenance of a Participant Register,, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 5.03(f).
(g)Tax Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 5.03 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.
(h)For purposes of this Section 5.03, the term “applicable Law” shall include the FATCA.
Section 5.04Mitigation Obligations; Replacement of Lenders.

(a)Designation of Different Lending Office.  If any Lender requests compensation under Sections 5.01, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 5.01 or Section 5.03, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)Replacement of Lenders.  If (i) any Lender requests compensation under Sections 5.01, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, (iii) any Lender becomes a Defaulting Lender or (iv) any Lender has failed to consent to a proposed amendment, waiver, modification, consent, discharge or termination that requires the consent of all the Lenders (or the affected Lenders and such Lender is an affected Lender) pursuant to Section 12.02 and with respect to which the Lenders have consented, then the Borrower may, at its sole expense, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 12.04(b)), all its interests, rights (other than its existing rights to payments pursuant Section 5.01 or Section 5.03) and obligations under this Agreement and the other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (1) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (2) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (3) in the case of any such assignment resulting from a claim for compensation under Section 5.01 or payments required to be made pursuant to Section 5.03, such assignment will result in a reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that (1) an assignment required pursuant to this paragraph (b) may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants), and (2) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender; provided that any such documents shall be without recourse to or warranty by the parties thereto.

ARTICLE VI
CONDITIONS PRECEDENT
Section 6.01Closing Date. The effectiveness of this Agreement and the Initial Term Loan Lenders’ obligation to make the Initial Term Loan hereunder are subject to satisfaction or waiver in accordance with Section 12.02 of each of the following conditions:
(a)Assignment of Indebtedness and Liens under Existing Credit Agreement; No Other Liens.
(i)On the Closing Date, or substantially contemporaneously with the Loans advanced hereunder on the Closing Date, the Administrative Agent shall have received evidence satisfactory to it that (A) all Liens under the Existing Credit Agreement have been assigned by the Exiting Administrative Agent to the Administrative Agent pursuant to the Master Assignment, and (B) all Indebtedness under the Existing Credit Agreement has been assigned by the Existing Lenders to the Lenders pursuant to the Master Assignment.
(ii)The Administrative Agent shall have received evidence satisfactory to it that all Liens on the assets of the Borrower and the other Loan Parties (other than Liens under the Existing Credit Agreement and Liens permitted by Section 9.03 shall have been (or will be or substantially contemporaneously with the Loans advanced hereunder on the Closing Date) released or terminated and that duly executed recordable releases or terminations in forms reasonably acceptable to the Administrative Agent with respect thereto have been obtained by the Borrower or the other Loan Parties.
(b)Credit Agreement. The Loan Documents shall be in form and substance reasonably satisfactory to the Borrower and the Administrative Agent and in connection therewith the Administrative Agent shall have received from each party hereto counterparts (in such number as may be requested by the Administrative Agent) of this Agreement signed on behalf of such party.
(c)Loan Documents.
(i)Execution of Security Documents. The Administrative Agent shall have received from each party thereto counterparts (in such number as may be requested by the Administrative Agent) of the Security Documents described on Exhibit D, including the Guarantee and Collateral Agreement, the Mortgages and Perfection Certificate, that have been executed and delivered by a Responsible Officer of each party thereto.  The Administrative Agent shall be reasonably satisfied that, upon recording the Mortgages, the reaffirmation agreements, the assignments or other documents reasonably satisfactory to the Administrative Agent, if any, in each case, in the appropriate filing offices, it shall have a first priority Lien on at least the Collateral Coverage Minimum, and subject to Section 8.16(a), the Borrower and the other Loan Parties shall have executed and delivered Control Agreements in connection with its Deposit Accounts, Securities Accounts and Commodities Accounts (other than any Excluded Accounts), as applicable.

(ii)Filings, Registrations and Recordings.  Each Security Document and any other document (including any UCC financing statement) required by any Security Document or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral, prior and superior in right to any other Person (other than Liens permitted by Section 9.03) shall be in proper form for filing, registration or recordation.
(d)Fees. All fees required to be paid to the Administrative Agent and the Initial Term Loan Lenders on or before the Closing Date shall have been paid.  To the extent invoiced at least two (2) Business Days prior to the Closing Date, all reasonable and documented out-of-pocket fees and expenses (including reasonable and documented out-of-pocket fees and expenses of Blank Rome LLP, counsel to the Administrative Agent) required to be paid to the Administrative Agent and the Initial Term Loan Lenders on or before the Closing Date shall have been paid.
(e)Solvency Certificate. The Administrative Agent shall have received the Solvency Certificate from a Financial Officer.
(f)Secretary’s Certificates. The Administrative Agent shall have received a certificate of a Responsible Officer of Holdings and each Loan Party setting forth (i) resolutions of its board of directors or other appropriate governing body with respect to the authorization of Holdings or such Loan Party to execute and deliver the Loan Documents to which it is a party and to enter into the transactions contemplated in those documents, (ii) the officers of Holdings or such Loan Party (A) who are authorized to sign the Loan Documents to which Holdings or such Loan Party is a party and (B) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby, (iii) specimen signatures of such authorized officers and (iv) the articles or certificate of incorporation and by-laws or other applicable organizational documents of Holdings or such Loan Party, certified by such Responsible Officer as being true and complete. The Administrative Agent and the Lenders may conclusively rely on such certificate until the Administrative Agent receives notice in writing from Holdings or such Loan Party, as applicable, to the contrary.
(g)Legal Opinions. Subject to Section 8.25, the Administrative Agent shall have received an opinion of (i) Weil, Gotshal & Manges LLP, counsel for the Loan Parties and Holdings and (ii) local counsel in any jurisdictions where Security Documents will be recorded to perfect first priority Liens on any Oil and Gas Properties, in each case in form and of substance reasonably acceptable to the Administrative Agent.
(h)Financial Statements; No Other Debt. The Administrative Agent shall have received (i) a certificate of a Financial Officer in form and substance reasonably satisfactory to the Administrative Agent certifying that attached to such certificate is an unaudited consolidated balance sheet of Holdings and its Consolidated Subsidiaries as of the calendar month ended September 30, 2024, which will reflect that the Borrower and the other Loan Parties will have no Indebtedness on the Closing Date other than the Secured Obligations and Indebtedness otherwise permitted pursuant to Section 9.02, and (ii) the Financial Statements.

(i)Approvals and Consents; No Material Adverse Effect; Officer’s Certificate. The Administrative Agent shall have received a certificate of a Responsible Officer in form and substance reasonably satisfactory to the Administrative Agent certifying that (i) all necessary governmental and third party consents and approvals necessary in connection with the Transactions and the other transactions contemplated hereby shall have been obtained (without the imposition of any materially adverse conditions that are not reasonably acceptable to the Administrative Agent) and shall remain in effect; (ii) since December 31, 2023, there has been no event, occurrence, development or change that has had or could reasonably be expected to have a Material Adverse Effect; and (iii) the conditions set forth in clauses (r) and (s) of this Section 6.01 have been satisfied.
(j)Insurance. The Administrative Agent shall have received a certificate of insurance coverage of the Loan Parties evidencing that each Loan Party is carrying insurance in accordance with Section 8.07.
(k)Good Standing Certificates. The Administrative Agent shall have received certificates of the appropriate State agencies with respect to the existence or good standing, as applicable, of Holdings, the Borrower, and each other Loan Party, in each case, in their respective jurisdiction of organization and foreign qualification in any other jurisdiction in which such Person owns Oil and Gas Properties.
(l)Patriot Act; Beneficial Ownership Regulation. Each Initial Term Loan Lender who has requested in writing the same at least ten (10) Business Days prior to the Closing Date shall have received, at least three (3) Business Days prior to the Closing Date, (i) all documentation and other information in connection with applicable “know your customer” and Money Laundering Laws, including the Patriot Act, and (ii) to the extent applicable, in connection with the Beneficial Ownership Regulation, a Beneficial Ownership Certification in a form reasonably satisfactory to the Administrative Agent and each requesting Initial Term Loan Lender.
(m)Title Information. The Administrative Agent shall have received title information as the Administrative Agent may reasonably require, reasonably satisfactory to the Administrative Agent, setting forth the status of title to (x) at least ninety-five percent (95%) of the PV-10 of the Proved Reserves of the Loan Parties evaluated in the Initial Reserve Report, (y) ninety-five percent (95%) of the Oil and Gas Properties described in the Capital Plan as of the Closing Date and (z) substantially all of the Midstream Properties of the Loan Parties.
(n)Initial Reserve Report. The Administrative Agent shall have received (i) the Initial Reserve Report and (ii) a Reserve Report Certificate with respect to the Oil and Gas Properties covered by the Initial Reserve Report and covering only the matters described in Section 8.12(b)(i), Section 8.12(b)(ii), Section 8.12(b)(iii), Section 8.12(b)(v) and Section 8.12(b)(vi) with respect thereto.
(o)Production Reports and Lease Operating Statements. The Administrative Agent shall have received production reports and accounting lease operating statements in form and substance reasonably satisfactory to the Administrative Agent, setting forth, for the fiscal year ended December 31, 2023, the fiscal quarter ended March 31, 2024, the fiscal quarter ended

June 30, 2024, and the fiscal quarter ended September 30, 2024, on a production date basis, the volume of production and sales attributable to production for which cash activity has been recorded (and the prices at which such sales were made and the revenues derived from such sales) for each such period from the Oil and Gas Properties evaluated in the Initial Reserve Report, and setting forth the related ad valorem, severance and production taxes and lease operating expenses attributable thereto and incurred for each such period.
(p)Lender Approvals. Administrative Agent shall have received evidence satisfactory to it, in its sole discretion, that the Lenders shall have received all necessary approvals from their respective investment committees or similar body approving the Lenders’ participation in the transactions contemplated by this Agreement.
(q)Borrowing Request. The Administrative Agent shall have received a Borrowing Request for the Term Loan in accordance with Section 2.03.
(r)No Default. As of the Closing Date, immediately after giving effect to the funding of the Loans, no Default or Event of Default shall have occurred and be continuing.
(s)Representations and Warranties. All representations and warranties of the Loan Parties in each applicable Loan Document shall be true and correct in all material respects on and as of the Closing Date, except in the case of any representation and warranty which (A) expressly relates to a given date, such representation and warranty shall be true and correct in all material respects as of the respective date and (B) is qualified by a materiality or Material Adverse Effect standard, in which case such representation and warranty shall be true and correct in all respects.
(t)Midstream Agreements. The Administrative Agent shall have received all copies of the Midstream Agreements that the Borrower or any other Loan Party is party thereto on the Closing Date.
(u)Accounts Payable Aging and Suspense Report. The Administrative Agent shall have received for the calendar month ending October 31, 2024, (i) an accounts payable aging schedule and (ii) a report of suspense accounts and revenues attributable thereto, in each case, of the Borrower and the other Loan Parties in reasonable detail, including with respect to due dates and days past due (if any), and in form and substance satisfactory to the Administrative Agent.

The Administrative Agent shall notify the Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding.  For purposes of determining compliance with the conditions specified in this Section 6.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or be satisfied with, each document or other matter required under this Section 6.01 to be consented to or approved by a Lender unless the Administrative Agent shall have received notice from such Lender prior to the Closing Date specifying its objection thereto.

Section 6.02Incremental Term Loan Closing Date. The effectiveness the Incremental Lenders’ obligation to make the Incremental Term Loan hereunder is subject to satisfaction or waiver in accordance with Section 12.02 of each of the following conditions:

(a)Incremental Term Loan Lender Joinder Agreement. The Administrative Agent shall have received from each party to the Incremental Term Loan Lender Joinder Agreement counterparts (in such number as may be requested by the Administrative Agent) of such agreement signed on behalf of such party.
(b)Borrowing Request. The Administrative Agent shall have received a Borrowing Request for the Incremental Term Loan in accordance with Section 2.03.
(c)No Default. As of the Incremental Term Loan Closing Date, immediately after giving effect to the funding of the Incremental Term Loans, no Default or Event of Default shall have occurred and be continuing.
(d)Financial Covenants. Immediately after giving pro forma effect to making the Incremental Term Loan and the application of proceeds therefrom, the Borrower and the other Loan Parties shall be in compliance with the financial covenants set forth in Section 9.01.
(e)Representations and Warranties. All representations and warranties of the Loan Parties in each applicable Loan Document shall be true and correct in all material respects on and as of the Incremental Term Loan Closing Date, except in the case of any representation and warranty which (A) expressly relates to a given date, such representation and warranty shall be true and correct in all material respects as of the respective date and (B) is qualified by a materiality or Material Adverse Effect standard, in which case such representation and warranty shall be true and correct in all respects.
(f)Patriot Act; Beneficial Ownership Regulation. Each Incremental Lender who has requested in writing the same at least ten (10) Business Days prior to the Incremental Term Loan Closing Date shall have received, at least three (3) Business Days prior to the Incremental Term Loan Closing Date, (i) all documentation and other information in connection with applicable “know your customer” and Money Laundering Laws, including the Patriot Act, and (ii) to the extent applicable, in connection with the Beneficial Ownership Regulation, a Beneficial Ownership Certification in a form reasonably satisfactory to the Administrative Agent and each requesting Incremental Lender.
(g)Incremental Term Loan Lender Approvals. Administrative Agent shall have received evidence satisfactory to it, in its sole discretion, that the Incremental Lenders shall have received all necessary approvals from their respective investment committees or similar body approving the Incremental Lenders’ participation in the transactions contemplated by this Agreement.
(h)Fees. All fees required to be paid to the Administrative Agent and the Incremental Lenders on or before the Incremental Term Loan Closing Date shall have been paid.  To the extent invoiced at least two (2) Business Days prior to the Incremental Term Loan Closing Date, all reasonable and documented out-of-pocket fees and expenses (including reasonable and documented out-of-pocket fees and expenses of Blank Rome LLP, counsel to the Administrative Agent) required to be paid to the Administrative Agent and the Incremental Lenders on or before the Incremental Term Loan Closing Date shall have been paid.

The Administrative Agent shall notify the Borrower and the Incremental Lenders of the Incremental Term Loan Closing Date, and such notice shall be conclusive and binding. For purposes of determining compliance with the conditions specified in this Section 6.02, each Incremental Lender that has signed an Incremental Term Loan Lender Joinder Agreement shall be deemed to have consented to, approved or accepted or be satisfied with, each document or other matter required under this Section 6.02 to be consented to or approved by an Incremental Lender unless the Administrative Agent shall have received notice from such Incremental Lender prior to the Incremental Term Loan Closing Date specifying its objection thereto.

ARTICLE VII
REPRESENTATIONS AND WARRANTIES

The Borrower and each other Loan Party represents and warrants to the Lenders that:

Section 7.01Organization; Powers. Each of the Borrower, Holdings and the other Loan Parties (a) is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its organization and (b) has all requisite power and authority, and all governmental licenses, authorizations, consents and approvals necessary, to own its assets and to carry on its business as now conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except, in the case of this clause (b), where the failure to have such power, authority, licenses, authorizations, consents, approvals and qualifications could not reasonably be expected to have a Material Adverse Effect.
Section 7.02Authority; Enforceability. The Transactions are within the Borrower’s and each Guarantor’s constituent powers and have been duly authorized by all necessary corporate, limited liability company or partnership, and, if required, stockholder action (including, without limitation, any action required to be taken by any class of directors of the Borrower or any other Person, whether interested or disinterested, in order to ensure the due authorization of the Transactions). Each Loan Document to which, Holdings and each Loan Party is a party has been duly executed and delivered by Holdings and such Loan Party and constitutes a legal, valid and binding obligation of Holdings and such Loan Party, as applicable, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
Section 7.03Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person, nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Loan Document or the consummation of the Transactions, except such as have been obtained or made and are in full force and effect other than (i) the recording and filing of the Security Documents as required by this Agreement and (ii) those third party approvals or consents which, if not made or obtained, would not cause a Default hereunder, could not reasonably be expected to have a Material Adverse Effect or do not have an adverse effect on the enforceability of the Loan Documents, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any other Loan Party or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any other Loan Party or its Properties, or give rise to a right thereunder to require any payment to be made by the Borrower or such other Loan Party and (d) will not result in the creation or imposition of any Lien on any Property of the Borrower or any other Loan Party (other than the Liens created by the Loan Documents).

Section 7.04Financial Condition; No Material Adverse Effect.
(a)The Borrower has heretofore furnished to the Lenders Holdings’ consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended December 31, 2023, reported on by Deloitte, independent public accountants, (ii) as of and for the twelve-month period ending on the last day of the most recently completed four fiscal quarter period in which financial statements are available, reported on by Deloitte, independent public accountants, and (iii) as of and for the fiscal quarter and the portion of the fiscal year ended September 30, 2024. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of Holdings and its Consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the unaudited quarterly financial statements.
(b)Since December 31, 2023, (i) there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect and (ii) the business of the Borrower and any other Loan Party has been conducted only in the ordinary course consistent with past business practices.
(c)Neither the Borrower nor any other Loan Party has on the Closing Date any Material Indebtedness (including Disqualified Capital Stock) or any contingent liabilities, off-balance sheet liabilities or partnerships, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments (other than the Gas Balancing Obligations and the Swap Agreements listed on Schedule 7.20) which are not referred to or reflected or provided for in the Financial Statements.
Section 7.05Litigation.
(a)Except as set forth on Schedule 7.05, there are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Loan Party (i) not fully covered by insurance (except for normal deductibles) as to which there is a reasonable possibility of an adverse determination that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any Loan Document or the Transactions.
(b)Since the date of this Agreement, there has been no change in the status of the matters disclosed in Schedule 7.05 that, individually or in the aggregate, has resulted in a Material Adverse Effect.
Section 7.06Environmental Matters. Except as could not be reasonably expected to have a Material Adverse Effect (or with respect to clauses (b), (c), (d) and (e) below, where the failure to take such actions could not be reasonably expected to have a Material Adverse Effect):

(a)neither any Property of the Borrower or any other Loan Party nor the operations conducted thereon violate any order or requirement of any court or Governmental Authority or any Environmental Laws.
(b)no Property of the Borrower or any other Loan Party nor the operations currently conducted thereon or, to the knowledge of the Borrower, by any prior owner or operator of such Property or operation, are in violation of or subject to any existing, pending or threatened action, suit, investigation, inquiry or proceeding by or before any court or Governmental Authority or to any remedial obligations under Environmental Laws.
(c)all notices, permits, licenses, exemptions, approvals or similar authorizations, if any, required to be obtained or filed in connection with the operation or use of any and all Property of the Borrower and each other Loan Party, including, without limitation, past or present treatment, storage, disposal or release of a hazardous substance, oil and gas waste or solid waste into the environment, have been duly obtained or filed, and the Borrower and each other Loan Party are in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations.
(d)all hazardous substances, solid waste and oil and gas waste, if any, generated at any and all Property of the Borrower or any other Loan Party have in the past been transported, treated and disposed of in accordance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and, to the knowledge of the Borrower, all such transport carriers and treatment and disposal facilities have been and are operating in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and are not the subject of any existing, pending or threatened action, investigation or inquiry by any Governmental Authority in connection with any Environmental Laws.
(e)the Borrower has taken all steps reasonably necessary to determine and has determined that no oil, hazardous substances, solid waste or oil and gas waste, have been disposed of or otherwise released and there has been no threatened release of any oil, hazardous substances, solid waste or oil and gas waste on or to any Property of the Borrower or any other Loan Party except in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment.
(f)to the extent applicable, all Property of the Borrower and each other Loan Party currently satisfies all design, operation, and equipment requirements imposed by the OPA, and the Borrower does not have any reason to believe that such Property, to the extent subject to the OPA, will not be able to maintain compliance with the OPA requirements during the term of this Agreement.
(g)neither the Borrower nor any other Loan Party has any known contingent liability or Remedial Work in connection with any release or threatened release of any oil, hazardous substance, solid waste or oil and gas waste into the environment.
Section 7.07Compliance with Laws and Agreements; No Defaults.

(a)Each of the Borrower and each other Loan Party is in compliance with all Governmental Requirements applicable to it or its Property and all agreements and other instruments binding upon it or its Property, and possesses all licenses, permits, franchises, exemptions, approvals and other governmental authorizations necessary for the ownership of its Property and the conduct of its business, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
(b)No Default has occurred and is continuing.
Section 7.08Investment Company Act. Neither the Borrower, nor any other Restricted Party is an “investment company” or a company “controlled” by an “investment company,” within the meaning of, or subject to regulation under, the Investment Company Act of 1940, as amended.
Section 7.09Taxes. Each of the Restricted Parties has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Restricted Party has set aside on its books adequate reserves to the extent required in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
Section 7.10ERISA.
(a)Except as could not reasonably be expected to result in a Material Adverse Effect, each Restricted Party and each ERISA Affiliate have complied in all respects with the applicable provisions of ERISA, the Code and other applicable federal and state laws with respect to each Plan.
(b)Except as could not reasonably be expected to result in a Material Adverse Effect, each Plan is, and has been, established and maintained in substantial compliance with its terms and applicable provisions of ERISA, the Code and other applicable federal and state laws.
(c)Except as could not reasonably be expected to result in a Material Adverse Effect, no act, omission or transaction has occurred which could result in imposition on the Restricted Parties or any ERISA Affiliate (whether directly or indirectly) of (i) either a civil penalty assessed pursuant to subsections (c), (i), (l) or (m) of section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (ii) breach of fiduciary duty liability damages under section 409 of ERISA.
(d)Except as could not reasonably be expected to result in a Material Adverse Effect, full payment when due has been made of all amounts which the Restricted Parties or any ERISA Affiliate is required under applicable law or the terms of each Plan or Multiemployer Plan to have paid as contributions to such Plan or Multiemployer Plan as of the date hereof.
(e)None of the Restricted Parties sponsors, maintains, or contributes to an employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such Restricted Party in its sole discretion at any time without any material liability other than the payment of accrued benefits under such plan.

(f)None of the Restricted Parties nor any ERISA Affiliate sponsors, maintains or contributes to, or has at any time in the six-year period preceding the date hereof sponsored, maintained or contributed to, any employee pension benefit plan, as defined in section 3(2) of ERISA, that is subject to Title IV of ERISA, section 302 of ERISA or section 412 of the Code.
Section 7.11Disclosure; No Material Misstatements.
(a)None of the reports, financial statements, certificates or other information (other than projections and other forward-looking information and information of a general economic or industry specific nature) furnished by or on behalf of the Borrower or any other Loan Party to the Administrative Agent or any Lender or any of their Affiliates in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to any projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that actual results may vary from the projected financial information). There is no fact peculiar to the Borrower or any other Loan Party which could reasonably be expected to have a Material Adverse Effect or in the future is reasonably likely to have a Material Adverse Effect and which has not been set forth in this Agreement or the Loan Documents or the other documents, certificates and statements furnished to the Administrative Agent or the Lenders by or on behalf of the Borrower or any other Loan Party on the date hereof in connection with the transactions contemplated hereby. No statements or conclusions exist in any Reserve Report which are based upon or include materially misleading information or which fail to take into account material information regarding the matters reported therein to the extent such misstatement, misleading information or failure could reasonably be expected to have a Material Adverse Effect.
(b)As of the Closing Date, to the knowledge of the Borrower, the information included in the Beneficial Ownership Certification provided on or prior to the Closing Date to any Lender in connection with this Agreement is true and correct in all respects.
Section 7.12Insurance. Each Loan Party has (a) all insurance policies sufficient for the compliance by each of them with all material Governmental Requirements and all material agreements and (b) insurance coverage in at least amounts and against such risk (including, without limitation, public liability) that are usually insured against by companies similarly situated and engaged in the same or a similar business for the assets and operations of the Borrower and the other Loan Parties. The Administrative Agent is named as an additional insured in respect of such liability insurance policies and as lender loss payee and mortgagee with respect to Property loss insurance. Each liability insurance shall name the Administrative Agent as “additional insured” and, to the extent consistent with such insurer’s ordinary business practices, will provide that the insurer will endeavor to give no less than 30 days prior written notice of any cancellation to Administrative Agent (or not less than 10 days prior written notice for non-payment).
Section 7.13Restriction on Liens. Neither the Borrower nor any of other Loan Parties is a party to any material agreement or arrangement (other than Finance Leases or other financing arrangements creating Liens permitted by Section 9.03(c), but then only on the Property subject of such Finance Lease), or subject to any order, judgment, writ or decree, which either restricts or purports to restrict its ability to grant Liens to the Administrative Agent and the Lenders on or in respect of their Properties to secure the Secured Obligations and the Loan Documents.

Section 7.14Subsidiaries. Except as set forth on Schedule 7.14 or as approved in writing by Administrative Agent with a supplement to Schedule 7.14, the Borrower has no Subsidiaries.
Section 7.15Location of Business and Offices. The Borrower’s jurisdiction of organization is Delaware; the name of the Borrower as listed in the public records of its jurisdiction of organization is Halcón Holdings, LLC as of the Closing Date; and the organizational identification number of the Borrower in its jurisdiction of organization is 2139048 (or, in each case, as set forth in a notice delivered to the Administrative Agent pursuant to Section 8.01(n) in accordance with Section 12.01). The Borrower’s principal place of business and chief executive offices are located at the address specified in Section 12.01 (or as set forth in a notice delivered pursuant to Section 8.01(n) and Section 12.01(c)).  Each of the other Restricted Party’s jurisdiction of organization, name as listed in the public records of its jurisdiction of organization, organizational identification number in its jurisdiction of organization, and the location of its principal place of business and chief executive office is stated on Schedule 7.14 (or as set forth in a notice delivered pursuant to Section 8.01(n)).
Section 7.16Properties; Titles, Etc.
(a)Except as otherwise provided in Section 7.16(b) with respect to Oil and Gas Properties, each of the Borrower and the other Loan Parties have good and defensible title all its personal Property, in each case, free and clear of all Liens except Liens permitted by Section 9.03.
(b)Each of the Borrower and the other Loan Parties have good and defensible title to all of its respective Proved Reserves included in the Oil and Gas Properties (including the Material Oil and Gas Properties) evaluated in the most recently delivered Reserve Report provided to the Administrative Agent (other than such Proved Reserves that have been subsequently disposed of and disclosed on the Reserve Report Certificate) or, in the case of Midstream Properties, described in such Reserve Report, free and clear of all Liens, except Liens permitted by Section 9.03.  All such proved Oil and Gas Properties are valid, subsisting, and in full force and effect in all material respects, and all rentals, royalties, and other amounts due and payable in respect thereof have been duly paid except for such rentals, royalties and other amounts that are amounts being contested in good faith by appropriate proceedings and for which Borrower or the applicable Loan Party has set aside on its books adequate reserves in accordance with GAAP.  Without regard to any consent or non-consent provisions of any joint operating agreement covering any of Borrower or the other Loan Parties’ proved Oil and Gas Properties, such party’s share of (a) the costs for the proved Oil and Gas Properties described in the Reserve Report (other than for such proved Oil and Gas Properties that have been subsequently disposed of and disclosed on the Reserve Report Certificate) is not materially greater than the decimal fraction set forth in the Reserve Report, before and after payout, as the case may be, and described therein by the respective designations “working interests,” “WI,” “gross working interest,” “GWI,” or similar terms (except in such cases where there is a corresponding increase in the net revenue interest), and (b) production from, allocated to, or attributed to such proved Oil and Gas

Properties is not materially less than the decimal fraction set forth in the Reserve Report, before and after payout, as the case may be, and described therein by the designations “net revenue interest,” “NRI,” or similar terms.  The wells drilled in respect of proved producing Oil and Gas Properties described in the Reserve Report (other than wells drilled in respect of such proved producing Oil and Gas Properties that have been subsequently disposed of and disclosed on the Reserve Report Certificate) (1) are capable of, and are presently, either producing Hydrocarbons in commercially profitable quantities or in the process of being worked over or enhanced, and the Loan Party that owns such proved producing Oil and Gas Properties is currently receiving payments for its share of production, with no funds in respect of any thereof being presently held in suspense, other than any such funds being held in suspense pending delivery of appropriate division orders, (2) have been drilled, bottomed, completed, and operated in compliance with all applicable laws, and (3) are not subject to any penalty in production by reason of such well having produced in excess of its allowable production.
(c)All leases and agreements necessary for the conduct of the business of the Borrower and the other Loan Parties are valid and subsisting, in full force and effect, and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases, which could reasonably be expected to have a Material Adverse Effect.
(d)Except as otherwise permitted hereunder, there are no obligations of Borrower or any other Loan Party under any contract or agreement relating to any of their Oil and Gas Properties which require the drilling of additional wells or operations to earn or to continue to hold any of such Oil and Gas Properties in force and effect, except leases in the primary term and those under customary continuous operations provisions that may be found in one or more of Borrower’s or any other Loan Parties’ oil and gas and/or oil, gas and mineral leases.
(e)To the extent required hereunder, all material necessary regulatory filings have been properly made in connection with the drilling, completion and operation of the wells on or attributable to the Oil and Gas Properties and all other operations related thereto.
(f)The rights and Properties presently owned, leased or licensed by the Borrower and the other Loan Parties including, without limitation, all easements and rights of way, include all rights and Properties necessary to permit the Borrower and the other Loan Parties to conduct their business in all material respects in the same manner as its business has been conducted prior to the date hereof, except to the extent that the failure to include any such rights could not reasonably be expected to result in a Material Adverse Effect.
(g)All of the Properties of the Borrower and the other Loan Parties which are reasonably necessary for the operation of their businesses are in good working condition and are maintained in accordance with prudent business standards, except for any such failure to maintain such Properties, individually or in the aggregate, that could not reasonably be expected to result in a Material Adverse Effect.
(h)The Borrower and each other Loan Party owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual Property material to its business, and the use thereof by the Borrower and such Loan Party does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower and the other Loan Parties either own or have valid licenses or other rights to use all databases, geological data, geophysical data, engineering data, seismic data, maps, interpretations and other technical information used in their businesses as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration and production of Hydrocarbons, with such exceptions as could not reasonably be expected to have a Material Adverse Effect.
Section 7.17Maintenance of Properties. Except for such acts or failures to act as could not be reasonably expected to have a Material Adverse Effect, the Oil and Gas Properties (and Properties unitized therewith) of the Borrower and the other Loan Parties have been maintained, operated and developed in a good and workmanlike manner and in conformity with all Governmental Requirements and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of the Oil and Gas Properties of the Borrower and the other Loan Parties. Specifically in connection with the foregoing, except for those as could not be reasonably expected to have a Material Adverse Effect, (i) no Oil and Gas Property of the Borrower or any other Loan Party is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) and (ii) none of the wells comprising a part of the Oil and Gas Properties (or Properties unitized therewith) of the Borrower or any other Loan Party is deviated from the vertical more than the maximum permitted by Governmental Requirements, and such wells are, in fact, bottomed under and are producing from, and the well bores are wholly within, the Oil and Gas Properties (or in the case of wells located on Properties unitized therewith, such unitized Properties) of the Borrower or such other Loan Party. All Midstream Properties, wells, gas processing plants, platforms and other material improvements, fixtures and equipment owned in whole or in part by the Borrower or any of the other Loan Parties that are necessary to conduct normal operations are being maintained in a state adequate to conduct normal operations, and with respect to such of the foregoing which are operated by the Borrower or any of the other Loan Parties, in a manner consistent with the Borrower’s or the other Loan Parties’ past practices (other than those the failure of which to maintain in accordance with this Section 7.17 could not reasonably be expected to have a Material Adverse Effect).
Section 7.18Gas Imbalances, Prepayments. Except as set forth on Schedule 7.18 or on the most recent certificate delivered pursuant to Section 8.12(b), on a net basis there are no gas imbalances, take or pay or other prepayments which would require the Borrower or any of the other Loan Parties to deliver Hydrocarbons produced from the Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor exceeding one percent (1.0%) of the aggregate volumes of Hydrocarbons (on an Mcf basis) attributable to the Proved Reserves of the Borrower and the other Loan Parties included in the most recent Reserve Report.
Section 7.19Marketing of Production. Except for contracts listed on Schedule 7.19 and in effect on the date hereof, and thereafter either disclosed in writing to the Administrative Agent or included in the most recently delivered Reserve Report (with respect to all of which contracts the Borrower represents that it or the other Loan Parties are receiving a price for all production sold thereunder which is computed substantially in accordance with the terms of the relevant contract and are not having deliveries curtailed substantially below the subject Property’s delivery capacity), no material agreements exist which are not cancelable on sixty (60) days’ notice or less without penalty or detriment for the sale of production from the Borrower’s or the other Loan Parties’ Hydrocarbons (including, without limitation, calls on or other rights to purchase production, whether or not the same are currently being exercised) that (a) pertain to the sale of production at a fixed price and (b) have a maturity or expiry date of longer than six (6) months from the date hereof.

Section 7.20Swap Agreements. Schedule 7.20 sets forth, as of the Closing Date, and after the date hereof, each report required to be delivered by the Borrower pursuant to Section 8.01(f) or as may otherwise be disclosed in writing to the Administrative Agent, sets forth, a true and complete list of all Swap Agreements of the Borrower and each other Loan Party, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied) and the counterparty to each such agreement.
Section 7.21Use of Loans and Letters of Credit.
(a)The proceeds of the Loans shall be used solely (i) to pay all amounts owing under the Existing Credit Agreement (ii) to pay Transaction Costs, (iii) to develop the Oil and Gas Properties of the Borrower and the other Loan Parties in accordance with the Capital Plan, (iv) for working capital to directly support the Loan Parties’ operations of their Oil and Gas Properties and the execution of the Capital Plan and (v) to make Permitted Capital Expenditures.
(b)The Letters of Credit shall be used for working capital and general corporate purposes of the Borrower and the other Loan Parties.
(c)No Restricted Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board). No part of the proceeds of any Loan will be used for any purpose which violates the provisions of Regulations T, U or X of the Board.
Section 7.22Solvency. After giving effect the Transactions and the other transactions contemplated hereby and thereby (including at the time of and immediately after giving effect to any issuance, amendment, renewal or extension of any Letter of Credit, as applicable) the Loan Parties, taken as a whole, are Solvent.
Section 7.23Money Laundering. The operations of the Restricted Parties are and have been conducted at all times in material compliance with applicable financial recordkeeping and reporting requirements including those of the Bank Secrecy Act, as amended by the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), and the applicable anti-money laundering statutes of jurisdictions where the Restricted Parties conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”), and no material action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Restricted Parties with respect to the Money Laundering Laws is pending or, to the best knowledge of the Borrower or any other Loan Party, threatened.

Section 7.24Anti-Corruption Laws. Neither the Restricted Parties, nor any officer, or to the knowledge of any Loan Party, any director, agent or employee of the Restricted Parties is aware of or has taken any action, directly or indirectly, that would result in a material violation by such Persons of any Anti-Corruption Laws, including without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of any Anti-Corruption Laws; and the Restricted Parties have conducted their business in material compliance with the Anti-Corruption Laws and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.
Section 7.25Anti-Corruption Laws; Sanctions; OFAC.
(a)The Borrower has implemented and maintains in effect policies and procedures designed to promote compliance by the Restricted Parties and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws and applicable Sanctions.
(b)the Restricted Parties and their respective officers, employees, directors and agents are in compliance with Anti-Corruption Laws and applicable Sanctions in all respects and are not engaged in any activity that would reasonably be expected to result in any Restricted Party being designated as a Sanctioned Person.
(c)None of the Restricted Parties nor any of their respective directors, officers or employees, or any agent of any Restricted Party that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. The Borrower will not directly or, to its knowledge, indirectly use the proceeds from the Loans or lend, contribute or otherwise make available such proceeds to any Permitted JV Entity or any other Loan Party, joint venture partner or other Person, for the purpose of financing or facilitating the activities or business of, with or for the benefit of, any Sanctioned Person or in a Sanctioned Country, or in any manner that will result in the violation of any applicable Sanctions.
Section 7.26EEA Financial Institutions. Neither the Borrower nor any of the other Loan Parties is an EEA Financial Institution.
Section 7.27Senior Debt Status. The Secured Obligations constitute “Senior Indebtedness”, “Designated Senior Indebtedness” or any similar designation under and as defined in any agreement governing any unsecured, senior subordinated or subordinated Indebtedness and the subordination provisions set forth in each such agreement, if any, are legally valid and enforceable against the parties thereto subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 7.28Suspense Accounts. As of the Closing Date, Schedule 7.28 set forth a true and complete list of all suspense accounts having a balance equal to or in excess of $100,000 (including a reasonably detailed description as to the revenues and nature thereof) of the Borrower and each other Loan Party.
Section 7.29Midstream Agreements. Schedule 7.29 sets forth, as of the Closing Date, a true and complete list of all Midstream Agreements (including a reasonably detailed description as to the revenues and nature thereof) of the Borrower and each other Restricted Party.
ARTICLE VIII
AFFIRMATIVE COVENANTS

Until Payment in Full, the Borrower and the other Loan Parties covenant and agree with the Administrative Agent and the Lenders that:

Section 8.01Financial Statements; Other Information. The Borrower will furnish to the Administrative Agent and each Lender:
(a)Annual Financial Statements. As soon as available, but in any event in accordance with then applicable law and not later than ninety (90) days (or one hundred twenty (120) days for the fiscal year ending December 31, 2024) after the end of each fiscal year of Borrower and its Consolidated Subsidiaries, commencing with the fiscal year ending December 31, 2024, audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows of Borrower and its Consolidated Subsidiaries as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing (which for the avoidance of doubt shall include Deloitte (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit, except for any such qualification or exception resulting solely from the impending maturity date of the Loans or any breach or anticipated breach of a financial covenant) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied.
(b)Quarterly Financial Statements. As soon as available, but in any event in accordance with then applicable law and not later than forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of Borrower and its Consolidated Subsidiaries, a consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows of Borrower and its Consolidated Subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer of Borrower as presenting fairly in all material respects the financial condition and results of operations of Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

(c)Consolidating Financial Information. If there are any Permitted JV Entities as of the last day of any fiscal period of the Borrower, then following written request therefor from the Administrative Agent, the Borrower shall deliver a certificate of the Borrower executed on its behalf by a Financial Officer setting forth consolidating spreadsheets that show the pro forma adjustments necessary to eliminate the accounts of such Permitted JV Entities from such consolidated financial statements in such form as would be presentable to the auditors of the Borrower or Holdings.

Notwithstanding the foregoing, (A) the obligations in clauses (a) and (b) of this Section 8.01 may be satisfied by furnishing to the Administrative Agent, at the Borrower’s option, the applicable financial statements of Holdings and its Consolidated Subsidiaries and (B) (i) in the event that the Borrower delivers to the Administrative Agent an Annual Report on Form 10-K of Holdings for any fiscal year, as filed with  the SEC or in such form as would have been suitable for filing with the SEC, within the time frames set forth in clause (a) above, such Form 10-K shall satisfy all requirements of clause (a) of this Section 8.01 with respect to such fiscal year to the extent that it contains the information and report and opinion required by such clause (a) and such report and opinion does not contain any qualification or exception as to “going concern” or the scope of the audit (other than any such qualification, exception or explanatory paragraph that is expressly permitted to be contained therein under clause (a) of this Section 8.01) and (ii) in the event that the Borrower delivers to the Administrative Agent a Quarterly Report on Form 10-Q of Holdings for any fiscal quarter, as filed with the SEC or in such form as would have been suitable for filing with the SEC, within the time frames set forth in clause (b) above, such Form 10-Q shall satisfy all requirements of clause (b) of this Section 8.01 with respect to such fiscal quarter to the extent that it contains the information required by such clause (b). To the extent the Borrower elects to satisfy the obligations in clause (a) and (b) of this Section 8.01 by furnishing the financial statements of Holdings and its Consolidated Subsidiaries as described in this paragraph, then, concurrently with the delivery of any financial statements under clause (a) and (b) of this Section 8.01, as applicable, the Borrower shall deliver to the Administrative Agent a certificate of the Borrower executed on its behalf by a Financial Officer setting forth consolidating spreadsheets that show the pro forma adjustments necessary to eliminate the accounts of Holdings from such consolidated financial statements, in such form as would be presentable to the auditors of Holdings.

The Borrower represents and warrants that Holdings and each of its Subsidiaries file the financial statements provided under Section 8.01(a) and Section 8.01(b) with the SEC and/or make such financial statements available to potential holders of their 144A securities, and, accordingly, unless the Borrower has marked such financial statements as “PRIVATE”, the Borrower hereby (1) authorizes the Administrative Agent to make the financial statements to be provided under Section 8.01(a) and Section 8.01(b), along with the Loan Documents, available to Public-Siders and (2) agrees that at the time such financial statements are provided hereunder, they shall already have been made available to holders of its securities. The Borrower will not request that any other material be posted to Public-Siders without expressly representing and warranting to the Administrative Agent in writing that (1) such materials do not constitute material non-public information within the meaning of the federal securities laws or (2) make such materials that do constitute material non-public information within the meaning of the federal securities laws publicly available by press release or public filing with the SEC.

(d)Certificate of Financial Officer – Compliance. Concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b), a Compliance Certificate (i) certifying as to whether a Default exists and, if a Default so exists, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) certifying that the Borrower is in compliance with Section 9.01 as of the last day of the fiscal period covered by such financial statements as required therein and in connection therewith, setting forth reasonably detailed calculations demonstrating compliance with Section 9.01, (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 7.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate and (iv) stating (A) any new Material Midstream Agreements that the Borrower or any other Loan Party has entered into and (B) any material amendments, modifications, changes or terminations of or to any Material Midstream Agreements, in each case, since the later of the Closing Date or the date of the most recently delivered Compliance Certificate.
(e)Annual Budget. No later than fifteen (15) days after the end of each fiscal year of Borrower commencing with the fiscal year ending December 31, 2024, reasonably detailed forecasts prepared by management of the Borrower (the “Annual Budget”) (including projected consolidated balance sheets, income statements, EBITDAX, cash flow statements, the projected production of Hydrocarbons by the Borrower and the other Loan Parties and the assumptions used in calculating such projections, the Borrower’s annual operating and capital expenditure budgets and financial forecasts, including cash flow projections covering proposed fundings, repayments, additional advances, investments and other cash receipts and disbursements of the Borrower and the other Loan Parties) on a quarterly basis for the immediately succeeding fiscal year, which forecasts shall be prepared in good faith on the basis of assumptions believed to be reasonable at the time of preparation thereof.
(f)Certificate of Financial Officer – Swap Agreements. Within thirty (30) days after the end of each fiscal quarter, or at such other times as may be reasonably requested by the Administrative Agent upon thirty (30) days prior written notice, a certificate of a Financial Officer, in form and substance satisfactory to the Administrative Agent, setting forth as of the last day of such fiscal quarter or such other date as may be reasonably requested by the Administrative Agent, as applicable, a true and complete list of all Swap Agreements of the Borrower and each other Loan Party, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value therefor, any new credit support agreements relating thereto not listed on Schedule 7.20, any margin required or supplied under any credit support document, and the counterparty to each such agreement.
(g)Certificate of Insurer – Insurance Coverage. Concurrently with any delivery of financial statements under Section 8.01(a), a certificate of insurance coverage from each insurer with respect to the insurance required by Section 8.07, in form and substance reasonably satisfactory to the Administrative Agent, or, if no material change to such insurance coverage has occurred since the date of the most recently delivered financial statements under Section 8.01(a), a statement from a Financial Officer to such effect.
(h)Other Accounting Reports. Reasonably promptly following receipt thereof, a copy of each other material report or opinion submitted to the Borrower or any of the other Loan

Parties by independent accountants in connection with any annual, interim or special audit made by them of the books of the Borrower or any such other Loan Party, and a copy of any response by the Borrower or any such other Loan Party, or the Board of Directors of the Borrower or any such other Loan Party, to such material report or opinion.
(i)Notices Under Material Instruments. Promptly after the furnishing thereof, copies of any financial statement, report or notice furnished to or by the Borrower or any of the other Loan Parties pursuant to the terms of any preferred stock designation, indenture, loan or credit or other similar agreement that the Borrower or any other Loan Party is party to, other than this Agreement and not otherwise required to be furnished to the Lenders pursuant to any other provision of this Section 8.01.
(j)Lists of Purchasers. Concurrently with the delivery of the annual financial statements in accordance with Section 8.01(a), a list of all Persons, that individually or collectively with their affiliates purchased at least fifty percent (50%) of the aggregate production of Hydrocarbons from the Borrower and the other Loan Parties during the year presented in such annual financial statements.
(k)Notice of Sales of Oil and Gas Properties, Midstream Properties, and Unwinds of Swap Agreements. In the event that the Borrower or any other Loan Party intends to sell, transfer, assign, Unwind or otherwise Dispose of (i) any Oil and Gas Properties, Swap Agreements or any Equity Interests in any Subsidiary in accordance with Section 9.12 and the amount of Net Cash Proceeds is anticipated to be at least $2,000,000 or (ii) any Midstream Properties with a fair market value greater than five percent (5%) of the fair market value of all Midstream Properties in accordance with Section 9.12, prior written notice (of at least five (5) Business Days or such shorter time as the Administrative Agent may agree in its sole discretion) of such Disposition or Unwind, the price thereof, in the case of Oil and Gas Properties (or any Equity Interests of any Subsidiary), and the anticipated decline in the mark-to-market value thereof or net cash proceeds therefrom, in the case of Swap Agreements, and, in each case, the anticipated date of closing and any other details thereof reasonably requested by the Administrative Agent.
(l)Notice of Casualty Events. Prompt written notice, and in any event within three (3) Business Days after the Borrower obtains knowledge of the occurrence of any Casualty Event or the commencement of any action or proceeding that could reasonably be expected to result in a Casualty Event having a fair market value in excess of $7,500,000.
(m)Information Regarding Borrower and Guarantors. At least five (5) Business Days prior to the occurrence thereof (or such later time as the Administrative Agent may agree in its sole discretion), written notice of any change (i) in a Loan Party’s corporate name or in any trade name used to identify such Person in the conduct of its business or in the ownership of its Properties, (ii) in the location of the Loan Party’s chief executive office or principal place of business, (iii) in the Loan Party’s identity or corporate structure or in the jurisdiction in which such Person is incorporated or formed, (iv) in the Loan Party’s jurisdiction of organization, and (v) in the Loan Party’s federal taxpayer identification number.

(n)Production Report and Lease Operating Statements. Within sixty (60) days after the end of each fiscal quarter, a report setting forth, for each calendar month during the then current fiscal year to the end of such fiscal quarter on a production date basis, the volume of production and sales attributable to production for which cash activity has been recorded (and the prices at which such sales were made and the revenues derived from such sales) for each such calendar month from the Oil and Gas Properties, and setting forth the related ad valorem, severance and production taxes and lease operating expenses attributable thereto and incurred for each such calendar month.
(o)Notices of Certain Changes. (i) At least five (5) Business Days’ prior to the effectiveness thereof (or such later time as the Administrative Agent may agree in its sole discretion), written notice of any amendment, modification or supplement to the certificate or articles of incorporation, by-laws, any preferred stock designation or, to the extent such amendment, modification or supplement is material and adverse to the Administrative Agent or the Lenders, any other organizational document of the Borrower or any other Loan Party and (ii) within five (5) Business Days after the execution thereof (or such later time as the Administrative Agent may agree in its sole discretion), copies of any such any amendment, modification or supplement.
(p)Issuance and Incurrences of Indebtedness.  At least five (5) Business Days’ prior written notice of the incurrence by the Borrower or any other Loan Party of any Indebtedness for borrowed money in excess of $5,000,000, confirming it is permitted by this Agreement, as well as the amount thereof, the anticipated closing date and definitive documentation for the foregoing and any other related information reasonably requested.
(q)Quarterly Budget Updates. As soon as available, but in any event not later than forty-five (45) days after the end of each fiscal quarter, a certificate of a Financial Officer, in form and substance reasonably satisfactory to the Administrative Agent, setting forth updates to the Annual Budget for each fiscal quarter covered by the Annual Budget, including updates to the projected production of Hydrocarbons by the Borrower and the other Loan Parties and the assumptions used in calculating such projections, the Borrower’s and the other Loan Parties’ operating and capital expenditure budgets and financial forecasts, including cash flow projections covering proposed fundings, repayments, additional advances, investments and other cash receipts and disbursements.
(r)Accounts Payable Aging; Suspense Accounts. As soon as available, and in any event within fifteen (15) Business Days after the end of each fiscal quarter (commencing with the fiscal quarter ending December 31, 2024), (i) an accounts payable aging schedule of all accounts payable aged more than ninety (90) days of the Borrower and the other Loan Parties in reasonable detail, including with respect to due dates and days past due (if any), and in form and substance satisfactory to the Administrative Agent, and (ii) a report of suspense accounts (including all royalties in suspense) and revenues attributable thereto of the Borrower and the other Loan Parties in reasonable detail and in form and substance satisfactory to the Administrative Agent.
(s)Capital Expenditures. As soon as available, and in any event within forty-five (45) days after the end of each calendar month, statements of capital expenditures, good faith estimates of production profiles and results, and good faith estimates of reserve data and rates of return of the Oil and Gas Properties of the Borrower and the other Loan Parties for such calendar month and for the period beginning of the then-current fiscal year to the end of such fiscal quarter, setting forth in each case in comparative form the corresponding figures as set forth in the Capital Plan for such period, all in reasonable detail.
(t)Certificate of Financial Officer – Current Ratio Compliance. Not later than forty-five (45) days after the end of each calendar month, a certificate of a Financial Officer, in form and substance reasonably satisfactory to Administrative Agent, certifying that the Borrower is in compliance with Section 9.01(a) as of the last day of such calendar month, setting forth reasonably detailed calculations demonstrating compliance with Section 9.01(a).
(u)Permitted JV Entities.  At least five (5) Business Days prior written notice to the Administrative Agent of any Investments in (including any contribution of assets to) any Permitted JV Entity permitted pursuant to Section 9.05(l), describing the assets subject to such Investment and any other material information relating to the applicable Permitted JV Entity and its operations as the Administrative Agent may reasonably request.
(v)Other Requested Information. Promptly following any request therefor, (i) such other information regarding the operations, business affairs and financial condition of the Borrower, or any other Restricted Party (including, without limitation, any joint venture agreements and any Benefit Plan sponsored, maintained, contributed to or required to be contributed to by the Borrower or any other Restricted Party and any reports (and subject to Section 8.15) or other information required to be filed by the Borrower or any of the other Restricted Parties under ERISA in respect of any Benefit Plan), or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent or any Lender may reasonably request and (ii) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and Money Laundering Laws, including the Patriot Act and the Beneficial Ownership Regulation.

Documents required to be delivered pursuant to this Section 8.01 may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which such materials are publicly available as posted on the SEC’s Electronic Data Gathering, Analysis and Retrieval system (EDGAR) (or any successor system); or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether made available by the Administrative Agent); provided that:  (A) upon written request by the Administrative Agent (or any Lender through the Administrative Agent) to the Borrower, the Borrower shall deliver paper copies of such documents to the Administrative Agent or such Lender until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (B) the Borrower shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such document to it and maintaining its copies of such documents.

Section 8.02Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:
(a)Defaults. The occurrence of any Default or Event of Default;
(b)Governmental Matters. The filing or commencement of, or the threat in writing of, any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof not previously disclosed in writing to the Lenders or any material adverse development in any action, suit, proceeding, investigation or arbitration previously disclosed to the Lenders that could reasonably be expected to be adversely determined and result in liability in excess of the greater of $5,000,000 not fully covered by insurance, subject to normal deductibles; and
(c)Material Adverse Effect. Any other development that results in, or could reasonably be expected to result in a Material Adverse Effect.

Each notice delivered under this Section 8.02 shall be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 8.03Existence; Conduct of Business. The Borrower will, and will cause each other Loan Party to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business and maintain, if necessary, its qualification to do business in each other jurisdiction in which its Oil and Gas Properties is located or the ownership of its Properties requires such qualification, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 9.12. The Borrower shall at all times remain organized under the laws of the United States of America, any State thereof or the District of Columbia.
Section 8.04Payment of Obligations. The Borrower will, and will cause each other Restricted Party to, pay its obligations, including Tax liabilities of any Restricted Parties before the same shall become delinquent or in default, except where (a) the validity or amount of such Taxes are being contested in good faith by appropriate proceedings that are diligently conducted and for which such other Restricted Party, as applicable, has set aside on its books adequate reserves to the extent required in accordance with GAAP and (b) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
Section 8.05Performance of Obligations under Loan Documents. The Borrower will pay the Loans according to the reading, tenor and effect thereof, and the Borrower will, and will cause each Loan Party to, do and perform every act and discharge all of the obligations to be performed and discharged by them under the Loan Documents, including, without limitation, this Agreement, at the time or times and in the manner specified.

Section 8.06Operation and Maintenance of Properties. Except for matters that could not reasonably be expected to result in a Material Adverse Effect, the Borrower, at its own expense, will, and will cause each other Loan Party to:
(a)operate its Oil and Gas Properties and other material Properties (including material Midstream Properties) or cause such Oil and Gas Properties and other material Properties (including material Midstream Properties) to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all Governmental Requirements, including, without limitation, applicable pro ration requirements and Environmental Laws, and all applicable laws, rules and regulations of every other Governmental Authority from time to time constituted to regulate the development and operation of Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom;
(b)keep and maintain all Property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted preserve, maintain and keep in good repair, working order and efficiency (ordinary wear and tear excepted) all of its Oil and Gas Properties and other Properties (including material Midstream Properties), including, without limitation, all equipment, machinery and facilities;
(c)promptly pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all delay rentals, royalties, expenses and indebtedness accruing under the leases or other agreements affecting or pertaining to its Oil and Gas Properties and will do all other things necessary to keep unimpaired their rights with respect thereto and prevent any forfeiture thereof or default thereunder;
(d)promptly perform or make reasonable and customary efforts to cause to be performed, in accordance with industry standards, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Oil and Gas Properties and other material Properties (including material Midstream Properties);
(e)promptly resign and remove itself as the Operator of such Oil and Gas Properties upon the written request of Administrative Agent if an Event of Default has occurred and is continuing. If any such Loan Party is removed as Operator pursuant to this Section 8.06(e), such Person will, subject to the terms of the applicable Operating Agreement, (i) take such commercially reasonable actions as may be reasonably requested in writing by Administrative Agent or its designee to facilitate a smooth transition of operatorship from such Person to a successor Operator approved by Administrative Agent, (ii) refrain from taking any action to oppose, delay or otherwise hinder the efforts of that successor Operator to assume operatorship of the Oil and Gas Properties, and (iii) cooperate in good faith with all reasonable efforts by Administrative Agent to pursue foreclosure and/or other rights and remedies available to Administrative Agent or the Lenders by law, equity or otherwise; and
(f)to the extent the Borrower or such other Loan Party is not the Operator of any Property, use reasonable efforts to cause the Operator to comply with this Section 8.06.

Section 8.07Insurance. The Borrower will, and will cause each other Loan Party to, maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. The loss payable clauses or provisions in said insurance policy or policies insuring any of the collateral for the Loans shall be endorsed, in favor of and made payable to the Administrative Agent as its interests may appear and such policies shall (i) name the Administrative Agent as an “additional insured” in respect of liability insurance, (ii) name the Administrative Agent as lender loss payee and mortgagee with respect to Property insurance and (iii) provide that the insurer will use commercially reasonable efforts to give at least thirty (30) days prior notice of any cancellation to the Administrative Agent, but in any event not less than ten (10) days prior notice of such cancellation; provided, that the Borrower shall have thirty (30) days after the Closing Date to obtain the above referenced endorsements (or such longer period that the Administrative Agent may approve in its reasonable discretion).
Section 8.08Books and Records; Inspection Rights. The Borrower will, and will cause each other Loan Party to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each other Loan Party to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice (which so long as no Event of Default has occurred and is continuing, shall be no less than two (2) Business Days), to visit and inspect its Properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during normal business hours and as often as reasonably requested; provided, that, so long as no Event of Default shall have occurred and be continuing, (a) the Administrative Agent and the Lenders shall not exercise their rights under this Section 8.08 more than twice in any fiscal year and (b) the Borrower and the other Loan Parties shall not be required to reimburse the Administrative Agent and the Lenders for more than one (1) inspection during any fiscal year.
Section 8.09Compliance with Laws.
(a)The Borrower will, and will cause each other Loan Party to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
(b)The Borrower will maintain in effect and enforce policies and procedures regarding compliance by the Restricted Parties and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.
Section 8.10Environmental Matters.
(a)The Borrower shall at its sole expense: (i) comply, and shall cause its Properties and operations and Properties of each other Restricted Party to comply, with all applicable Environmental Laws, the breach of which could be reasonably expected to have a Material Adverse Effect; (ii) not dispose of or otherwise release, and shall cause each other Restricted Party not to dispose of or otherwise release, any oil, oil and gas waste, hazardous substance, or solid waste on, under, about or from any of the Properties of the Borrower or any other Restricted Party or any other Property to the extent caused by the operations of the Borrower, or any other Restricted Party except in compliance with applicable Environmental Laws, the disposal or release of which could reasonably be expected to have a Material Adverse Effect; (iii) timely obtain or file, and shall cause each other Restricted Party to timely obtain or file, all notices, permits, licenses, exemptions, approvals, registrations or other authorizations, if any, required under applicable Environmental Laws to be obtained or filed in connection with the operation or use of the Properties of the Borrower, or any other Restricted Party, which failure to obtain or file could reasonably be expected to have a Material Adverse Effect; (iv) promptly commence and diligently prosecute to completion, and shall cause each other Restricted Party to promptly commence and diligently prosecute to completion, any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the “Remedial Work”) in the event any Remedial Work is required or reasonably necessary under applicable Environmental Laws because of or in connection with the actual or suspected past, present or future disposal or other release of any oil, oil and gas waste, hazardous substance or solid waste on, under, about or from any of the Properties of the Borrower, or any other Restricted Party, which failure to commence and diligently prosecute to completion could reasonably be expected to have a Material Adverse Effect; and (v) establish and implement, and shall cause each other Restricted Party to establish and implement, such procedures as may be necessary to continuously determine and assure that the obligations of the Borrower, and each other Restricted Party under this Section 8.10(a) are timely and fully satisfied, which failure to establish and implement could reasonably be expected to have a Material Adverse Effect.
(b)The Borrower will promptly, but in no event later than five (5) Business Days after the occurrence of a triggering event, notify the Administrative Agent and the Lenders in writing of any threatened action, investigation or inquiry by any Governmental Authority or any threatened demand or lawsuit by any landowner or other third party against the Borrower or any other Restricted Party, or their respective Properties, of which the Borrower has knowledge in connection with any Environmental Laws (excluding routine testing and corrective action) if the Borrower reasonably anticipates that such action will result in liability (whether individually or in the aggregate) in excess of $5,000,000, not fully covered by insurance, subject to normal deductibles.
(c)The Borrower will, and will cause each other Restricted Party to, provide environmental audits and tests in accordance with ASTM International standards upon request by the Administrative Agent and the Lenders and no more than once per year in the absence of any Event of Default (or as otherwise required to be obtained by the Administrative Agent or the Lenders by any Governmental Authority), in connection with any future acquisitions of Oil and Gas Properties or other Properties.
Section 8.11Further Assurances.
(a)Each Loan Party at its expense will, and will cause each Subsidiary to, promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments reasonably requested by the Administrative Agent to comply with, cure any defects or accomplish the conditions precedent, covenants and agreements of the Borrower or any other Loan Party, as the case may be, in the Loan Documents, including the Notes, if requested, or to further evidence and more fully describe the Collateral intended as security for the Secured Obligations, or to correct any omissions in this Agreement or the Security Documents, or to state more fully the obligations secured therein, or to perfect, protect or preserve any Liens created pursuant to this Agreement or any of the Security Documents or the priority thereof, or to make any recordings, file any notices or obtain any consents, all as may be reasonably necessary or appropriate, in the reasonable discretion of the Administrative Agent, to ensure that the Administrative Agent, on behalf of the Secured Parties, has a perfected security interest in all assets of the Loan Parties. In addition, at the Administrative Agent’s reasonable written request, the Borrower, at its sole expense, shall enter into any Security Documents to evidence the Liens on the Collateral and provide any information requested to identify any Collateral, including an updated Perfection Certificate, exhibits to Mortgages in form and substance reasonably satisfactory to the Administrative Agent (which such exhibits shall be in recordable form for the applicable jurisdiction) or any other information reasonably requested in connection with the identification of any Collateral.
(b)Each Loan Party hereby authorizes the Administrative Agent or its designee to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral (including the Mortgaged Property) without the signature of the Borrower or any other Guarantor where permitted by law. A carbon, photographic or other reproduction of the Security Documents or any financing statement covering the Collateral (including the Mortgaged Property) or any part thereof shall be sufficient as a financing statement where permitted by law. The Borrower acknowledges and agrees that any such financing statement may describe the collateral as “all assets” or “all assets and all personal property of Debtor, whether now owned or existing or hereafter acquired or arising, wherever located, together with all proceeds thereof, substitutions and replacements therefor, and additions and accessions thereto” of the applicable Loan Party or words of similar effect as may be required by the Administrative Agent.
Section 8.12Reserve Reports; Capital Plan.
(a)On or before April 1 and October 1 of each year, the Borrower shall furnish to the Administrative Agent and the Lenders a Reserve Report prepared by one or more Approved Petroleum Engineers evaluating the Oil and Gas Properties of the Borrower and the other Loan Parties as of the last day of the immediately preceding December 31 and June 30, respectively.  On or before July 1 and January 1 of each year, beginning July 1, 2025, the Borrower shall deliver an update to the most recent Reserve Report delivered as of the immediately preceding March 31 and September 30, respectively, evaluating the Oil and Gas Properties of the Borrower and the other Loan Parties, and such updated Reserve Report shall have been adjusted to reflect the production levels since the delivery of the most recent Reserve Report (including the removal of any cash flows attributable to the production during the time period prior to the delivery of such updated Reserve Report), shall be based on an updated Five-Year Strip Price as of the date or delivery of such report and shall otherwise be “rolled forward” in a manner reasonably satisfactory to the Administrative Agent. If such updated Reserve Report is not in form and substance reasonably satisfactory to the Administrative Agent, the Administrative Agent may request, and the Borrower shall deliver, an updated Reserve Report prepared by NSAI.  Each December 31 and June 30 Reserve Report update shall be prepared by or under the supervision of the chief engineer of the Borrower who shall certify such Reserve Report update to be true and accurate in all material respects and to have been prepared in accordance with the procedures used in the immediately preceding December 31 or June 30 Reserve Report, as applicable.
(b)With the delivery of each Reserve Report, the Borrower shall provide to the Administrative Agent and the Lenders a certificate substantially in the form of Exhibit H (a “Reserve Report Certificate”) from a Responsible Officer certifying that in all material respects: (i) the information contained in the Reserve Report and any other information delivered in connection therewith is true and correct, (ii) the Borrower or the other Loan Parties owns good and defensible title to the Oil and Gas Properties evaluated in such Reserve Report and such Properties are free of all Liens except for Liens permitted by Section 9.03, (iii) except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances, take or pay or other prepayments in excess of the volume specified in Section 7.18 with respect to its Oil and Gas Properties evaluated in such Reserve Report which would require the Borrower or any other Loan Party to deliver Hydrocarbons either generally or produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (iv) none of their Oil and Gas Properties have been sold since the date of the last Reserve Report except as set forth on an exhibit to the certificate, which exhibit shall list all of its Oil and Gas Properties sold other than Hydrocarbons sold in the ordinary course of business and in such detail as reasonably required by the Administrative Agent, (v) attached thereto is a list of all marketing agreements entered into subsequent to the later of the date hereof or the most recently delivered Reserve Report which the Borrower could reasonably be expected to have been obligated to list on Schedule 7.19 had such agreement been in effect on the date hereof and (vi) attached thereto is a schedule of the Oil and Gas Properties evaluated by such Reserve Report that are Mortgaged Properties and demonstrating that the Borrower is in compliance with Section 8.14(a).
(c)On or before the date that is ninety (90) days prior to the delivery of each Reserve Report required by Section 8.12(a), Borrower shall submit to the Administrative Agent and the Lenders a Capital Plan with respect to Qualifying Projects.  Subject to the proviso at the end of this sentence, upon submission of the proposed new capital plan by Borrower, the Administrative Agent, at the direction of the Lenders shall either (x) approve in writing (e-mail confirmation shall be sufficient), in full or in part, the proposed capital plan as a new Capital Plan in its sole discretion (for avoidance of doubt, once approved, Borrower shall not be required to seek re-approval of such Capital Plan at a later date), in which case Borrower shall then promptly deliver to the Administrative Agent  a certificate of a Responsible Officer substantially in the form of Exhibit J certifying the updated Capital Plan, or (y) within fifteen (15) days of Administrative Agent’s receipt thereof, reject in writing (e-mail rejection shall be sufficient) Borrower’s proposed capital plan with such written  rejection setting forth in reasonable detail the Lenders’ objections thereto, in which case Borrower may submit a revised proposed capital plan, with any such updated Capital Plan subject to rejection within fifteen (15) days of Administrative Agent’s receipt thereof; provided, that the Lenders shall have no right to reject a Capital Plan more than fifteen (15) days after Administrative Agent’s receipt thereof; provided further, that, subject to the proviso at the end of this sentence, no updated capital plan shall be a new Capital Plan hereunder until such Capital Plan has been approved by the Lenders in their sole discretion in accordance hereunder; provided further, that, notwithstanding the foregoing, Lenders’ approval of a proposed new or updated Capital Plan under this Section 8.12(c) shall not be required and such new or updated Capital Plan shall automatically become the Capital Plan unless the Lenders  or the Administrative Agent, at the direction of the Lenders, reject such

Capital Plan within fifteen (15) days of Lenders’ receipt thereof, so long as (i) there is no existing Event of Default and (ii) Borrower is in pro forma compliance with Section 9.01(a)-(d) of this Agreement and any new or updated Capital Plan shall be the Capital Plan.  If, upon the expiration of the current Capital Plan, a proposed successor or replacement Capital Plan has either (i) not been approved by the Lenders if such approval is required pursuant to this Section 8.12(c) or (ii) is subject to a rejection by the Lenders made pursuant to this Section 8.12(c), then Borrower shall, and shall cause the other Loan Parties to, as promptly as possible after such expiration, cease all completion and drilling activities and cease making any Permitted Capital Expenditures or other Capital Expenditures; provided that, Borrower may continue to make (A) Emergency Capital Expenditures and (B) with respect to any well for which material completion or drilling activities have been performed prior to such expiration, such completion or drilling expenditures that are, as reasonably determined by Borrower in good faith, necessary to prevent material harm to such well, provided further, that for any well in which Borrower has performed material drilling activities prior to the expiration of the Capital Plan, Borrower shall not be permitted to make any completion expenditures with respect to any such well or workover unless such completion or workover is a Qualifying Project.
Section 8.13Title Information.
(a)On or before the delivery to the Administrative Agent and the Lenders of each Reserve Report required by Section 8.12(a), to the extent requested by the Administrative Agent, the Borrower shall deliver title information in form and substance acceptable to the Administrative Agent covering enough of the Oil and Gas Properties evaluated by such Reserve Report that were not included in the immediately preceding Reserve Report, so that the Administrative Agent shall have received, together with title information previously delivered to the Administrative Agent, reasonably satisfactory title information on at least (x) ninety-five percent (95%) of the PV-10 of the Proved Reserves and (y) ninety-five percent of the PV-10 of the Oil and Gas Properties in the Capital Plan, in each case, of the Loan Parties evaluated in such Reserve Report (the “Title Coverage Minimum”).
(b)If the Borrower has provided title information for additional Properties under Section 8.13(a), the Borrower shall, within sixty (60) days (or such longer period of time as may be acceptable to the Administrative Agent in its sole discretion) of written notice from the Administrative Agent that title defects or exceptions exist with respect to such additional Properties, either (i) cure any such title defects or exceptions (including defects or exceptions as to priority) which are not permitted by Section 9.03 raised by such information, (ii) substitute acceptable Mortgaged Properties with no title defects or exceptions except for Excepted Liens (other than Excepted Liens described in clauses (e), (g) and (h) of such definition) having an equivalent value or (iii) deliver title information in form and substance acceptable to the Administrative Agent so that the Administrative Agent shall have received, together with title information previously delivered to the Administrative Agent, reasonably satisfactory title information on at least the Title Coverage Minimum.
(c)If the Borrower is unable to cure any title defect requested by the Administrative Agent or the Lenders to be cured within the period of time required by clause (b) above or the Borrower does not comply with the requirements to provide acceptable title information covering at least the Title Coverage Minimum, such default shall not be a Default, but instead the Administrative Agent and/or the Required Lenders shall have the right to exercise the following remedy in their sole discretion from time to time, and any failure to so exercise this remedy at any time shall not be a waiver as to future exercise of the remedy by the Administrative Agent or the Required Lenders. To the extent that the Administrative Agent or the Required Lenders are not satisfied with title to any Mortgaged Property after such period of time has elapsed, such unacceptable Mortgaged Property shall not count towards the Title Coverage Minimum requirement, and the Administrative Agent may send a written notice to the Borrower and the Lenders that the PV-10 and Total PDP PV-10 for purposes of calculating the Asset Coverage Ratio for all purposes hereunder, shall be recalculated as determined by the Administrative Agent to exclude the property subject to a title defect that the Borrower is unable (or has elected not to) cure. Furthermore, any properties described in such notice shall be excluded from the determination of PV-10 and Total PDP PV-10 for any other purpose of calculation under the Loan Documents unless the applicable title defect is cured to the reasonable satisfaction of the Administrative Agent.
Section 8.14Additional Collateral; Additional Guarantors.
(a)In connection with each delivery of a Reserve Report, the Borrower shall review the Reserve Report and the list of current Mortgaged Properties (as described in Section 8.12(b)(vi)) to ascertain whether the Mortgaged Properties represent at least (x) ninety-five percent (95%) of the PV-10 of the Proved Reserves of the Loan Parties and (y) ninety-five percent (95%) of the PV-10 of the Oil and Gas Properties of the Loan Parties in the Capital Plan Boundary (the “Collateral Coverage Minimum”) evaluated in such Reserve Report after giving effect to exploration and production activities, acquisitions, dispositions and production. In the event that the Mortgaged Properties do not represent at least the Collateral Coverage Minimum, then the Borrower shall, and shall cause the other Loan Parties to, grant, within thirty (30) days of delivery of the Reserve Report Certificate required under Section 8.12(b) (or such longer period as Administrative Agent may agree in its sole discretion), to the Administrative Agent as security for the Secured Obligations a first-priority Lien interest (provided that Excepted Liens of the type described in clauses (a) to (d) and (f) of the definition thereof shall be permitted to exist thereupon, but subject to the provisos at the end of such definition) on additional Oil and Gas Properties not already subject to a Lien of the Security Documents such that after giving effect thereto, the Mortgaged Properties will represent at least the Collateral Coverage Minimum. All such Liens will be created and perfected by and in accordance with the provisions of deeds of trust, mortgages, security agreements and financing statements or other Security Documents, all in form and substance reasonably satisfactory to the Administrative Agent and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes. In order to comply with the foregoing, if any Subsidiary places a Lien on its Oil and Gas Properties and such Subsidiary is not a Guarantor, then it shall become a Guarantor and comply with Section 8.14(b).
(b)From and after the Closing Date, in the event that any Subsidiary is formed or acquired by the Borrower or any of the other Loan Parties, the Borrower shall promptly, but in no event later than thirty (30) days after the date on which such Subsidiary was formed or acquired (or such longer period as may be agreed by the Administrative Agent in its reasonable discretion) cause such newly formed or acquired Subsidiary to guarantee and secure the Secured Obligations pursuant to the Guarantee and Collateral Agreement.  In connection with any such guaranty and security interest grant, the Borrower shall, or shall cause (A) such Subsidiary to, execute and deliver a supplement to the Guarantee and Collateral Agreement executed by such Subsidiary, (B) the owners of the Equity Interests of such Subsidiary who are Loan Parties to pledge all of the Equity Interests of such new Subsidiary (including, without limitation, delivery of original stock certificates evidencing the Equity Interests of such Subsidiary, together with an appropriate undated stock powers for each certificate duly executed in blank by the registered owner thereof) and (C) execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent.
(c)The Borrower will at all times cause the other material tangible and intangible assets of the Borrower and each other Loan Party to be subject to a Lien pursuant to the Security Documents.
(d)Holdings will pledge all of the Equity Interests of the Pledged Entities (including, and subject to Section 8.24 if such Equity Interests are certificates, delivery of original stock certificates evidencing the Equity Interests of the Pledged Entities, together with an appropriate undated stock power for each certificate duly executed in blank by the registered owner thereof).
Section 8.15ERISA Compliance. The Borrower will promptly furnish and will cause the other Loan Parties to promptly furnish to the Administrative Agent promptly upon becoming aware of the occurrence of any material “prohibited transaction,” as described in section 406 of ERISA or in section 4975 of the Code, in connection with any Plan or any trust created thereunder, a written notice signed by the President or the principal Financial Officer of the Borrower or the other Loan Party, as the case may be, specifying the nature thereof, what action the Borrower or the other Loan Party is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service or the Department of Labor with respect thereto if such action could reasonably be expected to result in liability to the Borrower, the Guarantors or their respective Subsidiaries (whether individually of in the aggregate) in excess of $10,000,000.
Section 8.16Account Control Agreements; Location of Proceeds of Loans.
(a)Within four (4) Business Days following the Closing Date (or such period as may be extended by the Administrative Agent in its sole discretion), each Deposit Account, Securities Account and Commodities Account of each Loan Party open on the Closing Date (other than any Excluded Account for so long as it is an Excluded Account) will be a Controlled Account subject to a Control Agreement.  From and after the date that is thirty (30) days after any Loan Party opens or acquires any Deposit Account, Securities Account or Commodities Account (as such period may be extended by the Administrative Agent in its sole discretion), the Borrower will, and will cause each of the Loan Parties to, cause such Deposit Account, Securities Account or Commodities Accounts (other than an Excluded Account for so long as it is an Excluded Account) to be a Controlled Account subject to a Control Agreement.
(b)The Borrower will, and will cause each Loan Party to, until the proceeds of any Loans are transferred to a third party in accordance with the Loan Documents, hold the proceeds of any Loans made under this Agreement in a Controlled Account.

Section 8.17Lender Meetings.  Within ten (10) Business Days after request from the Administrative Agent or any Lender (but in any event, not more than once per fiscal quarter), Borrower shall be available at a mutually agreed time to go over earnings, the results of its operations and other reasonably requested matters concerning Borrower and the other Loan Parties with the Lenders by way of teleconference.
Section 8.18Marketing Activities. The Borrower will not, and will not permit any of the other Loan Parties to, engage in marketing activities for any Hydrocarbons or enter into any contracts related thereto other than (i) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from their Proved Reserves during the period of such contract, (ii) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from Proved Reserves of third parties during the period of such contract associated with the Oil and Gas Properties of the Borrower and the other Loan Parties that the Borrower or one of the other Loan Parties has the right to market pursuant to joint operating agreements, unitization agreements or other similar contracts that are usual and customary in the oil and gas business and (iii) other contracts for the purchase and/or sale of Hydrocarbons of third parties (A) which have generally offsetting provisions (i.e., corresponding pricing mechanics, delivery dates and points and volumes) such that no “position” is taken and (B) for which appropriate credit support has been taken to alleviate the material credit risks of the counterparty thereto.
Section 8.19Keepwell. The Borrower will, and will cause each Guarantor to, provide such funds or other support as may be needed from time to time by the Borrower or any Guarantor, as applicable, to honor all of its obligations under this Agreement and any other Loan Document in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 8.19 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 8.19, or otherwise under this Agreement or any other Loan Document, as it relates to the Borrower, any other Loan Party or any Guarantor, as applicable, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Loan Party under this Section 8.19 shall remain in full force and effect until Payment in Full. The Borrower intends that this Section 8.19 constitute, and this Section 8.19 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit the Borrower and any Guarantor, as applicable, for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
Section 8.20Swap Agreements.
(a)Within thirty (30) days following the Closing Date, the Borrower and the other Loan Parties shall enter into Swap Agreements (i) with one or more Approved Counterparties, (ii) that mitigate both commodity index price risk and basis risk and (iii) the notional volumes for which, when aggregated with all other Swap Agreements then in effect, are not less than on a monthly basis (determined, in the case of contracts that are not settled on a monthly basis, by a monthly proration acceptable to the Administrative Agent), (A) eighty-five percent (85%), for the twelve month period following the Closing Date, (B) seventy-five percent (75%) for the twelve-month period starting on the 13th month following the Closing Date through the 24th month following the Closing Date, (C) sixty-five percent (65%) for the twelve month period starting on the 25th month following the Closing Date through the 36th month following the Closing Date, as applicable, and (D) fifty percent (50%) for the twelve month period starting on the 37th month following the Closing Date through the 48th month following the Closing Date, in each case, of the reasonably anticipated projected production of natural gas and crude oil (calculated separately), in each case, from the Borrower’s and the other Loan Parties’ Proved Developed Producing Reserves based on the Initial Reserve Report.
(b)The Borrower and the other Loan Parties shall enter into, within forty-five (45) Business Days after the last day of each fiscal quarter (commencing with the fiscal quarter ending December 31, 2024), and maintain on a rolling basis, Swap Agreements (i) with one or more Approved Counterparties, (ii) that mitigate both commodity index price risk and basis risk or differential risk, as applicable, and (iii) the notional volumes for which, when aggregated with all other Swap Agreements then in effect, are not less than on a monthly basis (determined, in the case of contracts that are not settled on a monthly basis, by a monthly proration acceptable to the Administrative Agent), (A) eighty-five percent (85%), for the twelve month period following the end of such fiscal quarter, (B) seventy-five percent (75%) for the twelve-month period starting on the 13th month following the end of such fiscal quarter through the 24th month following the end of such fiscal quarter, (C) sixty-five percent (65%) for the twelve month period starting on the 25th month following the end of such fiscal quarter through the 36th month following the end of such fiscal quarter, and (D) fifty percent (50%) for the twelve month period starting on the 37th month following the end of such fiscal quarter through the 48th month following the end of such fiscal quarter, as applicable, in each case, of the reasonably anticipated projected production of crude oil and natural gas (calculated separately), in each case, from the Borrower’s and the other Loan Parties’ Proved Developed Producing Reserves based on the Reserve Report required to be delivered on or prior to the last day of such fiscal quarter pursuant to Section 8.12(a) (and updated to give effect to Developed Non-Producing Reserves or Undeveloped Reserves that have become Proved Developed Producing Reserves since the date of such Reserve Report).
(c)Notwithstanding the hedging requirements in Section 8.20(a) and (b) and in addition thereto, within thirty (30) days after the initial sale of natural gas or crude oil production from any Project in any Capital Plan (each such date, an “Initial Hydrocarbon Sale Date”), the Borrower shall enter into Swap Agreements with one or more Approved Counterparties, the notional volumes for which, when aggregated with all other Swap Agreements then in effect, are not less than, on a monthly basis (determined, in the case of contracts that are not settled on a monthly basis, by a monthly proration acceptable to the Administrative Agent), fifty percent (50%) for the twenty-four month period following the date when such well has come on-line, of the reasonably anticipated projected production of natural gas or crude oil from the wells in such Project (such Swap Agreements as described in this Section 8.20, the “Required Swap Agreements”).
Section 8.21Permitted JV Entities. The Borrower:
(a)will cause the management, business and affairs of each of the Borrower and the other Loan Parties to be conducted in such a manner (including, without limitation, by keeping separate books of account from those of the Permitted JV Entities, and by not permitting Properties of the Borrower and the other Loan Parties to be commingled with those of the Permitted JV Entities) so that each Permitted JV Entity will be treated as an entity separate and distinct from the Borrower and the other Loan Parties;

(b)will not, and will not permit any of the Loan Parties to, incur, assume, guarantee or be or become liable for any Indebtedness of any of Permitted JV Entity;
(c)will not permit any Permitted JV Entity to hold any Equity Interest in, or any Indebtedness of, the Borrower or any other Loan Party;
(d)will not permit the Wink JV Holdco to amend or permit any amendments to, or waive any material right or obligations of any Person (and, with respect to the Wink JV Entity, consent to any such amendment or waiver) under, the organizational or governing documents of such Permitted JV Entity if the effect thereof would be materially adverse to the Administrative Agent or any Lender;
(e)will not permit the Wink JV Holdco to incur (and, with respect to the Wink JV Entity, consent to the incurrence of) any Indebtedness other than Non-Recourse Indebtedness; provided that the Wink JV Holdco shall not incur any Non-Recourse Indebtedness (i) without prior written notice (in any event not less than five (5) Business Days prior to such incurrence) to the Administrative Agent, together with full and complete copies of any such agreements evidencing and/or securing such Non-Recourse Indebtedness and such other information and materials as the Administrative Agent may reasonably request and (ii) if a Default or Event of Default shall have occurred and be continuing or would result immediately after giving effect to the incurrence of such Non-Recourse Indebtedness; and
(f)will not permit the Wink JV Holdco (and, with respect to the Wink JV Entity, consent to any of the actions described in this clause (f)) to amend or otherwise change the terms of any Non-Recourse Indebtedness, or make any payment consistent with an amendment thereof or change thereto, if the effect of such amendment or change is to increase the interest rate on such Non-Recourse Indebtedness, increase the principal amount thereof, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect thereto (other than to eliminate any such event of default or increase any grace period related thereto), or if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders of such Non-Recourse Indebtedness (or a trustee or other representative on their behalf) which would be adverse to any Loan Party, the Administrative Agent, or Lenders.
Section 8.22Separateness Covenants.
(a)Borrower shall not, nor shall it permit any other Loan Party to, commingle its assets with those of any other Person (other than the other Loan Parties).
(b)Borrower shall, and shall cause each other Loan Party to, conduct its business separately and in its own name from any direct or ultimate parent of such Person (other than the other Loan Parties).
(c)Borrower shall, and shall cause each other Loan Party to, maintain separate financial accounts, financial statements, books and records from those of any other Person (other than the other Loan Parties) and shall not comingle its funds or assets with those of any such other

Person which is an Affiliate of a Loan Party (including by way of any joint deposit account, securities account or commodities account) (other than the Loan Parties).
(d)Borrower shall comply with Section 9.14.
(e)Borrower shall, and shall cause each other Loan Party to, hold itself out as a separate and distinct entity from any other Person.
(f)Borrower shall, and shall cause each other Loan Party to, observe in all material respects all normal corporate or company formalities or formalities otherwise required by applicable law.
(g)Borrower shall, and shall cause each other Loan Party to, correct any known misunderstanding regarding its separate identity.
(h)Borrower shall cause the Loan Parties and their Subsidiaries, on a consolidated basis, to maintain adequate capital in light of their contemplated business operations.
Section 8.23Notices; Attorney-in-fact; Deposits.  Upon the occurrence and during the continuance of an Event of Default, (a) the Administrative Agent shall have the right to send Direction Letters or division orders to all Persons that owe or are expected to owe cash or Cash Equivalents to any Loan Party, (b) each Loan Party hereby irrevocably appoints the Administrative Agent as its attorney-in-fact (such appointment being coupled with an interest) solely during the continuance of an Event of Default for sending the notices referred to above and (c) with respect to cash or Cash Equivalents received directly by a Loan Party, such Loan Party shall promptly (but in no event later than two (2) Business Days) deposit, or cause to be deposited, all such amounts into a Controlled Account of Administrative Agent’s choosing, unless such amounts are properly on deposit in an Excluded Account, and if any Loan Party has knowledge that any Person is in receipt of cash or Cash Equivalents that would otherwise be properly deposited into a Controlled Account, such Loan Party shall promptly notify such Person and the Administrative Agent in writing of such circumstance and shall direct such Person to deposit, or cause to be deposited, all such amounts into a Controlled Account of Administrative Agent’s choosing.
Section 8.24Pledged Stock; Stock Powers; Pledged Notes.  Within fifteen (15) days following the Closing Date, the Administrative Agent shall have received (a) the certificates (if any) representing the shares of Equity Interests required to be pledged pursuant to the Guarantee and Collateral Agreement and the Pledge Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (b) each promissory note (if any) required to be pledged to the Administrative Agent pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.
Section 8.25Post-Closing Legal Opinion.  Within thirty (30) days following the Closing Date (or such later time to which the Administrative Agent may agree in its sole discretion), the Administrative Agent shall have received an opinion of (a) Weil, Gotshal & Manges LLP, counsel for the Loan Parties and Holdings, or (b) local Texas counsel for the Loan Parties and Holdings, in either case, regarding the creation and perfection of the security interest and Liens under the Mortgages, in form and of substance reasonably acceptable to the Administrative Agent.

ARTICLE IX
NEGATIVE COVENANTS

Until Payment in Full, the Borrower and the other Loan Parties covenant and agree with the Administrative Agent and the Lenders that:

Section 9.01Financial Covenants.
(a)Total Net Leverage Ratio. The Borrower shall not permit the Total Net Leverage Ratio, as of the last day of each fiscal quarter (commencing with the fiscal quarter ending March 31, 2025), to be greater than the levels set forth in the following table for the applicable fiscal quarter:
Fiscal Quarter	Total Net Leverage Ratio
Fiscal quarters ending March 31, 2025 through and including June 30, 2025	2.75 to 1.00
Each fiscal quarter thereafter	2.50 to 1.00
(b)Current Ratio. The Borrower shall not permit the Current Ratio, as of the last day of any calendar month (commencing with the calendar month ending March 31, 2025), to be less 1.0 to 1.0 for the applicable calendar month.
(c)Asset Coverage Ratio. The Borrower shall not permit the Asset Coverage Ratio, as of the last day of any fiscal quarter (commencing with the fiscal quarter ending March 31, 2025), to be less than the applicable level set forth in the following table for the applicable fiscal quarter:

Fiscal Quarter	Asset Coverage Ratio
Fiscal quarters ending March 31, 2025 through and including June 30, 2025	1.70 to 1.00
Fiscal quarters ending September 30, 2025 through and including December 31, 2025	1.85 to 1.00
Each fiscal quarter thereafter	2.00 to 1.00
(d)Minimum Liquidity.  The Borrower shall not permit Liquidity, as of the last day of any fiscal quarter, to be less than the greater of (a) $10,000,000, and (b) the amount equal to the scheduled principal and interest payments for the immediately succeeding three (3) month period pursuant to Section 3.01(a).
(e)Right to Cure.
(i)In the event that the Borrower fails to comply with Section 9.01(a), Section 9.01(b), Section 9.01(c) and/or Section 9.01(d) as of the last day of any fiscal quarter, then during the period from the first day after the last day of such fiscal quarter until the expiration of the fifteenth (15th) Business Day following the earlier of (x) the required date for delivery or (y) the actual date of delivery of financial statements with respect to such fiscal quarter or the fiscal year ending on the last day of such fiscal quarter (such period, the “Cure Period”), the Borrower shall be permitted to cure such failure to comply as follows:
(A)with respect to a failure to comply with Section 9.01(b), with a Specified Equity Contribution, in which case the Current Ratio as of the last day of such fiscal quarter shall be recalculated by increasing Current Assets by an amount not to exceed the amount of such Specified Equity Contribution;
(B)with respect to a failure to comply with Section 9.01(a) and/or Section 9.01(c), with (x) a Specified Equity Contribution used to make an option prepayment of the Loans, or (y) by otherwise making an optional prepayment of the Loans, in which case the Total Net Leverage Ratio and/or the Asset Coverage Ratio, as applicable, shall be recalculated giving effect to the reduction in the outstanding amount of the Loans as if such prepayment occurred on the last day of such fiscal quarter; and
(C)with respect to a failure to comply with Section 9.01(d), with a Specified Equity Contribution which shall be deposited into one or more Controlled Accounts of the Loan Parties, in which case Liquidity as of the last day of such fiscal quarter shall be recalculated by increasing the Unrestricted Cash calculation by an amount not to exceed such Specified Equity Contribution.
(ii)If, after giving effect to the foregoing recalculations, the Borrower shall then be in compliance with the requirements of the financial covenant set forth in Section 9.01(a), Section 9.01(b), Section 9.01(c), and/or Section 9.01(d) as applicable, the Borrower shall be deemed to have satisfied the requirements of each such applicable financial covenant as of the relevant earlier required date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of any such covenant that had occurred shall be deemed cured for purposes of this Agreement and the other Loan Documents.
(iii)To the extent the Borrower elects to cure any failure to comply with Section 9.01(a), Section 9.01(b), Section 9.01(c), and/or Section 9.01(d) with a Specified Equity Contribution, the Borrower (x) may, in its sole discretion, in the case of Specified Equity Contribution used to cure a failure to comply with Section 9.01(b) and/or Section 9.01(d), use all or a portion of such proceeds to make an optional prepayment of the Loans and (y) shall, in the case of a Specified Equity Contribution used to cure a failure to comply with Section 9.01(a) and/or Section 9.01(c), use all of such proceeds to make an optional prepayment of the Loans, and such prepayment shall not be subject to the Applicable Prepayment Premium (a “Cure Prepayment”).

(iv)Notwithstanding anything herein to the contrary, (A) the amount of any Specified Equity Contribution and any Cure Prepayment shall not be greater than the amount required for purposes of complying with the Current Ratio, Total Net Leverage Ratio, Asset Coverage Ratio, and/or minimum Liquidity requirement, as applicable; (B) the Borrower may not exercise the cure rights described in this Section 9.01(e) more than (x) twice in any period of four consecutive fiscal quarters or (y) five times in the aggregate during the term of this Agreement; (C) subject to the provisions of this Section 9.01(e), all Specified Equity Contributions and the use of proceeds therefrom shall be disregarded for purposes of determining any financial ratio-based conditions or tests, or any available basket, and shall be applied solely for the purpose of determining compliance or non-compliance with Section 9.01(a), Section 9.01(b), Section 9.01(c), and/or Section 9.01(d), as applicable, as of the last day of such applicable fiscal quarter; and (D) no prepayment penalty (including the Applicable Prepayment Premium) shall be applied to any Cure Prepayment.
(v)During the Cure Period neither the Administrative Agent nor any Lender shall impose default rate interest, accelerate the Secured Obligations, or exercise any enforcement remedy against the Loan Parties or any of their respective Property solely as a result of the existence of a default under Section 9.01(a), Section 9.01(b), Section 9.01(c), and/or Section 9.01(d); provided that, until such default is cured in accordance with this Section 9.01(e), an Event of Default shall be deemed to exist for all other purposes of this Agreement.  Upon timely cure of any default under Section 9.01(a), Section 9.01(b), Section 9.01(c), and/or Section 9.01(d), in accordance with the terms of this Section 9.01(e), such default shall be deemed waived.
Section 9.02Indebtedness.The Borrower will not, and will not permit any other Loan Party to, incur, create, assume or suffer to exist any Indebtedness, except:
(a)the Loans, any Notes, other Secured Obligations or Secured Third Party Swap Obligations arising under the Loan Documents or any Secured Swap Agreement, any guaranty of or suretyship arrangement for the Loans, any Notes or other Secured Obligations arising under the Loan Documents, and any deferred put premiums associated with Swap Agreements entered into with an Approved Counterparty;
(b)Specified Subordinated Indebtedness in an aggregate principal amount not to exceed $20,000,000 at any time outstanding;
(c)Indebtedness (including guarantees) under Finance Leases; provided that the aggregate amount of such Indebtedness incurred pursuant to this clause (c) and Section 9.02(h) does not exceed $5,000,000 in the aggregate at any time outstanding;
(d)Indebtedness (other than Indebtedness for borrowed money) associated with worker’s compensation claims, performance, bid, surety or similar bonds or surety obligations required by Governmental Requirements or third parties in connection with the operation of the Oil and Gas Properties;
(e)intercompany Indebtedness between the Borrower and any Subsidiary or between Subsidiaries to the extent permitted by Section 9.05(f); provided that such Indebtedness is not held, assigned, transferred, negotiated or pledged to any Person other than a Loan Party, and, provided further, that any such Indebtedness owed by either the Borrower or a Guarantor shall be subordinated to the Secured Obligations on terms set forth in the Guarantee and Collateral Agreement;
(f)Indebtedness in connection with the endorsements of negotiable instruments for collection in the ordinary course of business;
(g)Indebtedness incurred to finance insurance premiums;
(h)Indebtedness incurred solely for the purpose of financing the acquisition, construction or improvement of any fixed or capital assets, including Indebtedness assumed in connection with the acquisition of such assets; provided that the principal amount of such Indebtedness does not exceed the cost of acquiring, constructing or improving such fixed or capital; provided that the aggregate amount of such Indebtedness incurred pursuant to this clause (h) and Section 9.02(c) does not exceed $5,000,000 in the aggregate at any time outstanding;
(i)Indebtedness arising from agreements of the Borrower or any other Loan Party providing for indemnification, adjustment of purchase price, earnout or similar obligations, in each case, incurred in connection with any Permitted Acquisition, Permitted Reinvestment Transaction or Disposition permitted under Section 9.12 of this Agreement, other than guarantees of Indebtedness incurred by any person acquiring all or any portion of such business, assets or Subsidiary for the purposes of financing such acquisition; provided that the aggregate amount of such Indebtedness incurred pursuant to this clause (i) does not exceed $5,000,000 in the aggregate at any time outstanding;
(j)Indebtedness with respect to any obligations of the Borrower or any of the other Loan Parties owed to any Lender or Affiliate of any Lender in respect of treasury management arrangements, depositary or other cash management services, including any treasury management line of credit;
(k)other Indebtedness in an amount not to exceed $2,000,000 in the aggregate at any time outstanding;
(l)Indebtedness owing by any Loan Party to a third-party issuer of letters of credit; provided that the aggregate amount of such Indebtedness incurred pursuant to this clause (l) shall not exceed $5,000,000 in the aggregate at any time outstanding; and
(m)Indebtedness existing on the Closing Date as described on Schedule 9.02; provided any such existing Indebtedness shall not be amended, restated, amended and restated, supplemented, or otherwise modified in any way that would result in an increase in the principal amount of such Indebtedness.
Section 9.03Liens. The Borrower will not, and will not permit any other Loan Party to, create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except:

(a)Liens in favor of the Administrative Agent for the benefit of the Secured Parties securing the payment of (i) any Secured Obligations and (ii) any Secured Third Party Swap Obligations;
(b)Excepted Liens;
(c)Liens securing (i) Finance Leases permitted pursuant to Section 9.02(c), but only on the Property under lease and (ii) Indebtedness for any fixed or capital assets pursuant to Section 9.02(h) but only on the fixed or capital assets financed by such Indebtedness;
(d)Liens securing Indebtedness permitted by Section 9.02(g) or other obligations related to the payment of insurance premiums; provided that such Liens do not extend to any Property of the Borrower or the other Loan Parties other than Property of the type customarily subject to such Liens (including rights under the insurance policies purchased by such premiums);
(e)deposits by or on behalf of Borrower or any of the other Loan Parties to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, plugging and abandoning surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, so long as the aggregate amount of such deposits at any one time does not exceed $5,000,000;
(f)pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;
(g)Liens on cash collateral maintained in dedicated cash collateral accounts securing Indebtedness permitted by Section 9.02(l): and
(h)Liens securing the Indebtedness permitted by Section 9.02(k) to the extent such liens are pari passu with or junior to the Secured Obligations pursuant to the terms of a customary intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent.

No intention to subordinate the first priority Lien granted in favor of the Administrative Agent and the Lenders is to be hereby implied or expressed by the permitted existence of Liens permitted under this Section 9.03 or the use of the phrase “subject to” when used in connection with Excepted Liens, Liens permitted by this Section 9.03 or otherwise.

Section 9.04Restricted Payments.  The Borrower will not, and will not permit any of the other Loan Parties to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, return any capital to its stockholders or make any distribution of its Property to its Equity Interest holders except:
(a)the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its Equity Interests (other than Disqualified Capital Stock);

(b)Loan Parties may declare and pay dividends or any other distributions to the Borrower or any other Guarantor with respect to their Equity Interests;
(c)the Borrower may make Restricted Payments in connection with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries;
(d)the Borrower may make Restricted Payments in connection with the termination of its directors’ or employees’ option agreement or restricted stock agreements under any of Borrower’s incentive stock plans; provided, however, that the aggregate amounts paid in respect thereof do not exceed $2,500,000;
(e)so long as no Event of Default has occurred and is continuing, the Borrower may make Restricted Payments to the extent necessary to permit Holdings:
(i)to pay general administrative costs and expenses (including corporate overhead, legal or similar expenses ) and franchise Taxes, and similar fees and expenses required to maintain the organizational existence of Holdings, in each case, which are reasonable and customary and incurred in the ordinary course of business, plus any reasonable and customary indemnification claim made by any director, officer, member of management, manager, employee and/or consultant of Holdings, in each case, to the extent attributable to the ownership or operations of Holdings and/or its subsidiaries (but excluding, for the avoidance of doubt, the portion of any such amount, if any, that is attributable to the ownership or operations of any subsidiary of Holdings other than the Borrower and/or its Subsidiaries);
(ii)to discharge the consolidated, combined, unitary or similar U.S. federal, state or local Tax liabilities of Holdings when and as due, to the extent such liabilities are directly attributable to the income of the Borrower and/or any Subsidiary of the Borrower; provided that the amount of any such payments in respect of any taxable year does not exceed the amount of Taxes that the Borrower and/or its applicable Subsidiary would have paid as standalone companies or as a standalone group taking into account any available deductions, losses and credits (such Restricted Payments, “Permitted Tax Distributions”);
(iii)to pay audit and other accounting and reporting expenses of Holdings to the extent such expenses are attributable to the Holdings and/or its subsidiaries (but excluding, for the avoidance of doubt, the portion of any such expenses, if any, that is attributable to the ownership or operations of any subsidiary of Holdings other than the Borrower and/or its Subsidiaries);
(iv)to pay any insurance premium that is payable by, or attributable to, Holdings and/or its subsidiaries that is payable by Holdings (but excluding, for the avoidance of doubt, the portion of any such premium, if any, that is attributable to the ownership or operations of any subsidiary of Holdings other than the Borrower and/or its Subsidiaries);
(v)to pay (x) reasonable fees and expenses related to any debt and/or equity offering, investment and/or acquisition (whether or not consummated) permitted hereunder and (y) charges related to compliance with the provisions of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended; and

(vi)to pay reasonable and customary salary, bonus, severance and other benefits payable to current or former directors, officers, members of management, managers, employees or consultants of Holdings to the extent such salary, bonuses, severance and other benefits are attributable and reasonably allocated to the operations of the Borrower and/or its Subsidiaries, in the case of each of the foregoing clauses (i) through (vi), so long as Holdings applies the amount of any such Restricted Payment for such purpose and the amount of any such Restricted Payment made in any year does not exceed in the aggregate (a) with respect to Restricted Payments in the foregoing clauses (i) and (iii) through (vi), the maximum annual G&A Expenses permitted under Section 9.19 for such year, and (b) with respect to Restricted Payments for Permitted Tax Distributions, the amount of Taxes for such taxable year that the Borrower and/or its applicable Subsidiary would have paid as standalone companies or as a standalone group taking into account any available deductions, losses and credits.

Section 9.05Investments, Loans and Advances. The Borrower will not, and will not permit any other Loan Party to, make or permit to remain outstanding any Investments in or to any Person, except that the foregoing restriction shall not apply to:
(a)Investments made on or prior to the Closing Date in the entities described in Schedule 7.14 or as set forth on Schedule 9.05(a);
(b)Investments constituting Permitted Acquisitions or Permitted Reinvestment Transactions;
(c)accounts receivable arising in the ordinary course of business;
(d)direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, in each case maturing within one year from the date of creation thereof;
(e)commercial paper maturing within one year from the date of creation thereof rated in one of the two highest grades by S&P or Moody’s;
(f)deposits maturing within one year from the date of creation thereof with, including certificates of deposit issued by, any Lender or any office located in the United States of any other bank or trust company which is organized under the laws of the United States or any state thereof, has capital, surplus and undivided profits aggregating at least $100,000,000 (as of the date of such bank or trust company’s most recent financial reports) and has a short term deposit rating of no lower than A2 or P2, as such rating is set forth from time to time, by S&P or Moody’s, respectively;
(g)deposits in money market funds investing primarily in Investments described in Section 9.05(d), Section 9.05(e) or Section 9.05(f);
(h)Investments made as a result of the receipt of non-cash consideration from a sale or other Disposition permitted under Section 9.12(d) or Section 9.12(h);

(i)Investments (i) made by the Borrower in or to any other Loan Party, and (ii) made by any other Loan Party in or to the Borrower or any other Loan Party;
(j)Swap Agreements otherwise permitted under Section 9.18;
(k)Investments constituting Permitted Capital Expenditures;
(l)subject to the limits in Section 9.06 and prior written notice to the Administrative Agent in accordance with Section 8.01(u), Investments in any Permitted JV Entity; provided that (i)(x) before and immediately after giving effect to such Investment, the Borrower and the other Loan Parties shall be in pro forma compliance with the financial covenants in Section 9.01 and (y) no Default or Event of Default shall have occurred and be continuing or would result immediately after giving effect to such Investment, (ii) no such Investment shall consist of proceeds of the Loans, (iii) any additional Equity Interests in such Permitted JV Entity is acquired in the ordinary course of business and on fair and reasonable terms no less favorable than would be obtained in a comparable arm’s length transaction with a Person that is not a Permitted JV Entity, and (iv) such additional Entity Interests acquired and capital contributions made (valued as of the date such interest was acquired or the contribution made) do not exceed, in the aggregate at any time outstanding, $10,000,000; provided that, any contribution by any Loan Party of the Caracara Assets and the assets described on Schedule 9.05(o) to any Permitted JV Entity shall not be subject to the aggregate cap amount in this Section 9.05(l)(iv); provided further, for the avoidance of doubt, that any such Investment described in this Section 9.05(l) or on Schedule 9.05(o) shall not be deemed a “Permitted Capital Expenditure”;
(m)Investments expressly contemplated by then-current Capital Plan;
(n)Investments in stock, obligations or securities received in settlement of debts arising from Investments permitted under this Section 9.05 owing to the Borrower or any other Loan Party as a result of a bankruptcy or other insolvency proceeding of the obligor in respect of such debts or upon the enforcement of any Lien in favor of the Borrower or any of the other Loan Parties; provided that the Borrower shall give the Administrative Agent prompt written notice, and Administrative shall have provided its prior written consent (in its sole discretion) in the event that the aggregate amount of all Investments held at any one time under this Section 9.05(n) exceeds $5,000,000; and
(o)Investments consisting of the contribution of the assets described on Schedule 9.05(o) to a Permitted JV Entity.
Section 9.06Nature of Business; Material Location Change. Neither the Borrower nor any other Loan Party will allow any material change to be made in the character of its business (a) as an independent oil and gas exploration, development and production company, and (b) activities incidental to the foregoing.  From and after the Closing Date, the Borrower shall not permit the Borrower shall not permit more than 49.9% of the PV-10 of the Borrower’s and its Subsidiaries Proved Reserves to be located outside the Midland Basin and Delaware Basin (in each case solely located within the geographical boundaries of the State of Texas) without the prior written consent of the Administrative Agent, in its sole discretion.

Section 9.07Amendments to Organizational Documents; Fiscal Year End. The Borrower shall not, and shall not permit any other Restricted Party to, (a) amend, supplement or otherwise modify (or permit to be amended, supplemented or modified) its certificate or articles of incorporation, by-laws, any preferred stock designation or any other organic document in a manner that is material and adverse to the interests of the Administrative Agent or the Lenders without the consent of the Required Lenders and the Administrative Agent or (b) have its fiscal year end on a date other than December 31 or change the its method of determining fiscal quarters.
Section 9.08Proceeds of Loans.
(a)The Borrower will not permit the proceeds of the Loans to be used for any purpose other than those permitted by Section 7.21. Neither the Borrower nor any Person acting on behalf of the Borrower has taken or will take any action which might cause any of the Loan Documents to violate Regulations T, U or X or any other regulation of the Board or to violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect. If requested by the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 or such other form referred to in Regulation U, Regulation T or Regulation X of the Board, as the case may be.
(b)The Borrower will not request any Loans or Letter of Credit, and the Borrower shall not use, and shall procure that each other Restricted Party and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, directly or indirectly, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of, with, or for the benefit of, directly or indirectly, any Sanctioned Person, or involving, directly or indirectly, any Sanctioned Country to the extent such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States of America, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto. No Loan Party is engaged in any activity that would reasonably be expected to result in any Loan Party being designated as a Sanctioned Person.
Section 9.09ERISA Compliance. The Borrower will not, and will not permit any other Loan Party to, at any time:
(a)engage, or permit any ERISA Affiliate to engage, in any transaction in connection with which the Borrower, any other Restricted Party or any ERISA Affiliate could be subjected to either a civil penalty assessed pursuant to subsections (c), (i), (l) or (m) of section 502 of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code, if either of which would have a Material Adverse Effect.
(b)with respect to any Plan or Multiemployer Plan, fail to make, or permit any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any such Plan or Multiemployer Plan or applicable law, the Borrower, any other Restricted

Party or any ERISA Affiliate is required to pay as contributions thereto, if such failure could reasonably be expected to have a Material Adverse Effect.
(c)contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to (i) any employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion at any time without any material liability other than the payment of accrued benefits under such plan, or (ii) any employee pension benefit plan, as defined in section 3(2) of ERISA, that is subject to Title IV of ERISA, section 302 of ERISA or section 412 of the Code.
Section 9.10Sale or Discount of Receivables. Except for (a) receivables obtained by the Borrower or any other Loan Party out of the ordinary course of business or (b) the settlement of joint interest billing accounts in the ordinary course of business or discounts granted to settle collection of accounts receivable or the sale of defaulted accounts arising in the ordinary course of business in connection with the compromise or collection thereof and not in connection with any financing transaction, neither the Borrower nor any other Loan Party will discount or sell (with or without recourse) any of its notes receivable or accounts receivable.
Section 9.11Merger, Etc. The Borrower will not, and will not permit any other Loan Party to, merge into or with or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property (in each case except to effect a transaction permitted by Section 9.12) to any other Person (whether now owned or hereafter acquired) (any such transaction, a “consolidation”), or liquidate or dissolve; provided that:
(a)any Loan Party may participate in a consolidation with the Borrower or any Guarantor (provided that the Borrower shall be the continuing or surviving entity in any such transaction involving the Borrower, and a Guarantor shall be the continuing or surviving entity of any such transaction not involving the Borrower);
(b)any Guarantor may participate in a consolidation with another Guarantor;
(c)any Subsidiary may liquidate or dissolve so long as its assets (if any) are distributed to the Borrower or a Guarantor prior to such liquidation or dissolution; and
(d)any Subsidiary may merge, amalgamate or consolidated with a Person that, prior to the consummation of such merger, amalgamation or consolidated, is not a Subsidiary of the Borrower if such merger, amalgamation or consolidation complies with all the conditions set forth in the definition of the term “Permitted Acquisition”.
Section 9.12Sale of Properties; Unwinds of Swap Agreements. The Borrower will not, and will not permit any other Loan Party to, sell, assign, farm-out, convey or otherwise transfer any Property or to Unwind any Swap Agreement in respect commodities, except for:

(a)the sale of Hydrocarbons and geological and seismic data in the ordinary course of business;
(b)the abandonment, farm-out, lease or sublease of undeveloped or underdeveloped acreage which is owned or leased by the Borrower and the other Loan Parties in the ordinary course of business and consistent with past practice, which are usual and customary in the Oil and Gas business;
(c)abandonment of Oil and Gas Properties not capable of producing Hydrocarbons in paying quantities after expiration of their primary terms;
(d)the sale or transfer of Property (other than Oil and Gas Property or Equity Interest of a Subsidiary) that is worn-out, obsolete or no longer necessary for the business of the Borrower or such Subsidiary or is replaced by Property of at least comparable value and use;
(e)the sale or transfer of Property by any Loan Party to the Borrower
(f)Dispositions of claims against customers, working interest owners, other industry partners or any other Person in connection with workouts or bankruptcy, insolvency or other similar proceedings with respect thereto;
(g)to the extent not otherwise permitted hereunder, any sale or other Disposition of any Property (other than Midstream Properties) or the Unwind of Swap Agreements made in accordance with Section 9.18; provided that
(i)one-hundred percent (100%) of the consideration received in respect of any such sale or other Disposition with a purchase price or Unwind exceeding $5,000,000 shall be (x) cash or (y) other Oil and Gas Properties of equal or greater category (i.e. (1) Proved Developed Producing Reserves for Proved Developed Producing Reserves or (2) Proved Undeveloped Reserves for Proved Developed Producing Reserves (and including in the form of like-kind exchanges in accordance with 1031 of the Code)) as the Property subject to such Disposition,
(ii)the consideration received in respect of any such sale or other Disposition or Unwind shall be equal to or greater than the fair market value of the asset subject of such sale or other Disposition or Unwind,
(iii)no Default or Event of Default exists or would result from such Disposition or Unwind;
(iv)to the extent required by Section 3.04(c)(iii), the Net Cash Proceeds from such Disposition shall be applied as a prepayment of Loans;
(v)if the fair market value of such Property is equal to or greater than $5,000,000, the Borrower shall be in pro forma compliance with each of the financial ratios set forth in Section 9.01; and

(vi)the aggregate consideration received in respect of all sales, Dispositions and Unwinds made since the Closing Date pursuant to this Section 9.12(g) shall not exceed $50,000,000.
(h)sales and other Dispositions of Properties between the Borrower and any Loan Party or between any Loan Party and any other Loan Party, including Dispositions to another Person created as a result of a division so long as such other Person created as a result of a division becomes a Loan Party hereunder concurrently with such Disposition;
(i)to the extent not otherwise permitted hereunder, any sale or other Disposition of any Midstream Property; provided that
(i)one-hundred percent (100%) of the consideration received in respect of any such sale or other Disposition with a purchase price exceeding $5,000,000 shall be (x) cash or (y) other Midstream Properties of equal or greater fair market value as the Midstream Property subject to such Disposition;
(ii)the consideration received in respect of any such sale or other Disposition shall be equal to or greater than the fair market value of the asset subject of such sale or other Disposition;
(iii)no Default or Event of Default exists or would result from such Disposition;
(iv)to the extent required by Section 3.04(c)(iii), the Net Cash Proceeds from such Disposition shall be applied as a prepayment of the Loans;
(v)if the fair market value of such Property is equal to or greater than $5,000,000, the Borrower shall be in pro forma compliance with each of the financial ratios set forth in Section 9.01;
(vi)the Administrative Agent shall have been reasonably satisfied with the terms (e.g., pricing, tenor, fees, volume commitments) of any Midstream Agreement required or desired by the Loan Parties for the gathering or transportation of Hydrocarbons through the Midstream Property subject to such Disposition; and
(vii)the aggregate consideration received in respect of all Dispositions made since the Closing Date pursuant to this Section 9.12(i) shall not exceed $10,000,000;
(j)any Casualty Event;
(k)dispositions of receivables permitted by Section 9.10;
(l)the lapse or abandonment of intellectual property in the ordinary course of business, which in the reasonable good faith determination of the Borrower is not material to the conduct of the business of the Borrower and any other Loan Party, taken as a whole;

(m)Unwind of Swap Agreements to the extent required in order to comply with Section 9.18(d);
(n)to the extent constituting a Disposition, Investments permitted pursuant to Section 9.05(i), Section 9.05(l) and Section 9.05(o);
(o)if no Default or Event of Default exists, a Disposition of claims against the Wink JV Entity (or the other Equity Interest owners thereof) so long as such Disposition is on fair and reasonable terms no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person that is not a Permitted JV Entity; and
(p)if no Default or Event of Default then exists, sales and other dispositions of Properties not otherwise permitted above having a fair market value not to exceed $2,000,000 in the aggregate.
Section 9.13Environmental Matters. The Borrower will not, and will not permit any Loan Party to, cause or permit any of its Property to be in violation of, or do anything or permit anything to be done which will subject any such Property to any Remedial Work under any Environmental Laws, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to such Property where such violations or remedial obligations could reasonably be expected to have a Material Adverse Effect.
Section 9.14Transactions with Affiliates. The Borrower will not, and will not permit any other Loan Party to, enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property or the rendering of any service or the making of any payment, with any Affiliate (other than the Guarantors) unless such transactions are otherwise permitted under this Agreement and are upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate.
Section 9.15Subsidiaries; JV Entities.
(a)The Borrower will not, and will not permit any other Loan Party to, create or acquire any additional Subsidiary without the Administrative Agent’s prior written consent to such creation or acquisition and the Borrower and such other Loan Party, as applicable, has complied with Section 8.14(b) and Section 8.14(c).  All Subsidiaries will be Wholly-Owned Subsidiaries.  The Borrower shall not, and shall not permit any other Subsidiary to, have any Foreign Subsidiaries.  On and after the Closing Date, any new Subsidiary shall become a Guarantor and comply with Section 8.14(b).
(b)The Borrower will not, and will not permit any other Loan Party to, create or acquire any joint venture; provided, that, for the avoidance of doubt, nothing herein shall be deemed to prohibit the Borrower or any other Restricted Party from increasing its ownership of Equity Interests in the Wink JV Entity.
Section 9.16Negative Pledge Agreements; Dividend Restrictions. The Borrower will not, and will not permit any other Loan Party to, create, incur, assume or suffer to exist any contract, agreement or understanding which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property in favor of the Administrative

Agent and the Secured Parties or restricts any Subsidiary from paying dividends or making distributions to the Borrower or any Guarantor, or which requires the consent of or notice to other Persons in connection therewith; provided, however, the preceding restrictions will not apply to encumbrances or restrictions arising under or by reason of (a) this Agreement or the Security Documents, (b) any leases, licenses or similar contracts as they affect any Property or Lien subject to a lease or license, (c) restriction with respect to a Subsidiary imposed pursuant to an agreement entered into for the direct or indirect sale or Disposition of all or substantially all of the Equity Interests or Property of such Subsidiary (or the Property that is subject to such restriction) pending the closing of such sale or Disposition to the extent such sale is permitted under this Agreement, (d) customary provisions with respect to the distribution of Property of a joint venture contained in joint venture agreements entered into in the ordinary course of business with respect to such joint venture, (e) prohibitions, encumbrances or other restrictions imposed by Governmental Requirements and (f) prohibitions, encumbrances or other restrictions imposed by any agreement relating to secured Indebtedness permitted by Section 9.02 or Indebtedness (including guarantees) under Finance Leases permitted by Section 9.02; provided that such prohibitions, encumbrances or other restrictions apply only to the assets securing such Indebtedness, do not apply to the Collateral and do not otherwise adversely affect the interest of the Secured Parties.

Section 9.17Gas Imbalances, Take-or-Pay or Other Prepayments. The Borrower will not, and will not permit any other Loan Party to, allow gas imbalances, take-or-pay or other prepayments with respect to the Oil and Gas Properties of the Borrower or any other Loan Party that would require the Borrower or such other Loan Party to deliver Hydrocarbons at some future time without then or thereafter receiving full payment therefor to exceed one-half bcf of gas (on an mcf equivalent basis).
Section 9.18Swap Agreements.
(a)The Borrower will not, and will not permit any other Loan Party to, enter into any Swap Agreements with any Person other than:
(i)Swap Agreements in respect of commodities entered into by the Borrower or the other Loan Parties with one or more Approved Counterparties (and subject, if applicable, to the Swap Intercreditor Agreement) the notional volumes for which, when aggregated with all other commodity Swap Agreements of the Borrower and the other Loan Parties then in effect, do not exceed, as of the date such Swap Agreement is executed, 95% of the reasonably anticipated projected production of crude oil, natural gas liquids and natural gas (calculated separately) from the Borrower’s and the other Loan Parties’ Proved Developed Producing Reserves (based on the Reserve Report most recently delivered to the Administrative Agent and updated to give effect to Developed Non-Producing Reserves and/or Undeveloped Reserves that have become Proved Developed Producing Reserves since the date of such Reserve Report) for each rolling six month period during the period of (60) months following the date such Swap Agreement is executed;
(ii)Swap Agreements in respect of commodities entered into by the Borrower or the other Loan Parties with one or more Approved Counterparties as required by Section 8.20(c), provided that the notional volumes for which (other than (x) basis differential Swaps on volumes hedged pursuant to other commodity Swap Agreements and (y) Swap

Agreements providing for floors), when aggregated with all other Swap Agreements (other than the types of Swaps described in (x) and (y) above) do not exceed, on a rolling periodic basis following the date such well has come on-line, a maximum percentage (in each case reasonably acceptable to the Administrative Agent and the Lenders) of the reasonably anticipated projected production of crude oil, natural gas liquids and natural gas (calculated separately) from the Borrower’s and the other Loan Parties’ Developed Non-Producing Reserves and/or Undeveloped Reserves; and

(iii)Swap Agreements in respect of interest rates with an Approved Counterparty, as follows: (i) Swap Agreements effectively converting interest rates from fixed to floating, the notional amounts of which (when aggregated and netted with all other Swap Agreements of the Borrower and the other Loan Parties then in effect effectively converting interest rates from fixed to floating) do not exceed 50% of the then outstanding principal amount of the Borrower’s Indebtedness for borrowed money which bears interest at a fixed rate and (ii) Swap Agreements effectively converting interest rates from floating to fixed, the notional amounts of which (when aggregated and netted with all other Swap Agreements of the Borrower and the other Loan Parties then in effect effectively converting interest rates from floating to fixed) do not exceed 50% of the then outstanding principal amount of the Borrower’s Indebtedness for borrowed money which bears interest at a floating rate.

(b)In no event shall any Swap Agreement entered into by the Borrower or any other Loan Party (i) contain any requirement, agreement or covenant for the Borrower or any other Loan Party to post collateral or margin to secure their obligations under such Swap Agreement or to cover market exposures except a requirement that such Swap Agreement be subject to the Swap Intercreditor Agreement, (ii) have a tenor longer than sixty (60) months, or (iii) except for the Swap Agreements set forth on Schedule 7.20 as of the Closing Date, consist of Swap Agreements other than Swaps.
(c)In no event shall the Borrower or any other Loan Party enter into any Swap Agreement in respect of physical commodities constituting a forward sale of commodities at a fixed price for which the delivery date is later than one month after the date such Swap Agreement is executed.
(d)If the aggregate volume of all Swap Agreements in respect of commodities for which settlement payments were calculated during any fiscal quarter (commencing with the fiscal quarter ending December 31, 2024) exceed 95% of actual production of crude oil, natural gas and natural gas liquids, calculated separately, in such fiscal quarter (unless such over-production is the temporary result of any disruption in production, transportation or processing not lasting more than 60 days), then the Borrower shall as soon as possible (but in any event within twenty (20) Business Days) following the last day of such fiscal quarter (or such later time to which the Administrative Agent may agree in its sole discretion) terminate, create off-setting positions, allocate volumes to other production the Borrower or any other Loan Party is marketing, or otherwise Unwind existing Swap Agreements such that, at such time, future hedging volumes will not exceed 95% of reasonably anticipated projected production from the Borrower’s and the other Loan Parties’ Proved Developed Producing Reserves for each of crude oil, natural gas and natural gas liquids, calculated separately, for the then-current and any succeeding six-month period.

(e)For calculating the limits in Section 9.18(a) and Section 9.18(d), such limits are calculated without giving effect to basis differential Swaps on volumes hedged pursuant to other commodity Swap Agreements and Swap Agreements providing for floors.
Section 9.19Maximum G&A Expenses.  During any fiscal year (commencing with the fiscal year ending December 31, 2024), the Borrower will not, and will not permit any of the other Loan Parties to, incur, make or become legally obligated to make any G&A Expenses in an amount exceeding the greater of (i) $15,000,000, and (ii) ten percent (10%) of the Projected Hedged Revenue for such period.
Section 9.20Capital Expenditures. The Borrower will not, and will not permit any of the other Loan Parties to:
(a)Make any Capital Expenditures for any operated drilling rigs or associated frac crews drilling for Hydrocarbons other than:
(i)one (1) drilling rig and associated frac crews drilling for Hydrocarbons for so long as Total Net Leverage Ratio as of the most recently delivered Compliance Certificate is equal to or greater than 0.75 to 1.00; or
(ii)two (2) simultaneous drilling rigs and associated frac crews drilling Hydrocarbons if Total Net Leverage Ratio as of the most recently delivered Compliance Certificate is less than 0.75 to 1.00; or
(iii)any greater number of rigs than are otherwise permitted by clauses (i) or (ii) above, and without limiting the number of rigs permitted by such foregoing clauses, with the written approval of the Lenders in their sole discretion;

provided, that:

(x)notwithstanding the foregoing, at any time in which the Total Net Leverage Ratio is equal to or greater than 0.75 to 1.00 but less than 0.85 to 1.00, Borrower may extend the existing contract for such second drilling rig and associated frac crews in connection with a Qualifying Project permitted by Section 9.20(a)(ii) above;
(y)nothing in this clause (a) shall prohibit a short term (and not longer than 90 days) overlap of one operated drilling rig and associated frac crew being replaced with another drilling rig and associated frac crews; and
(z)if the Borrower shall fail to deliver the financial statements as and when required under Section 8.01(a) or (b), or the accompanying Compliance Certificate when and as required pursuant to Section 8.01(d), until such time as Borrower provides such financial statements and Compliance Certificate Borrower may not, and shall not permit any of the other Loan Parties to, directly or indirectly make expenditures for more than one (1) drilling rig and associated frac crews without the written consent of the Lenders or the Administrative Agent at the direction of the Lenders.
(b)Enter into any drilling or completion contract with a duration of more than six months;
(c)Drill or make any expenditure to drill any Project unless such Project is a Qualifying Project;
(d)Purchase or otherwise directly acquire (or indirectly acquire unless constituting an Investment permitted under Section 9.05) additional undeveloped leasehold interests other than the purchase or other acquisition of contiguous acreage or interests necessary to cover the lateral extension of any horizontal wells and for aggregate cash consideration not in excess of $10,000,000 in any fiscal year of Borrower; and
(e)Make any other Capital Expenditures other than (i) Capital Expenditures made in support of the Capital Plan, (ii) Emergency Capital Expenditures, (iii) capitalized Workover Expenses permitted by Section 9.21(b), and (iv) Capital Expenditures made in connection with a Permitted JV Entity directly in support of the Capital Plan and not to exceed $5,000,000 in the aggregate during the term of this Agreement;

(all Capital Expenditures permitted pursuant to this Section 9.20, “Permitted Capital Expenditures”).

Section 9.21Minimum Volume Commitments; Workover Expenses; Well Services Contracts.
(a)The Borrower will not, and will not permit any of the other Loan Parties to, enter into any new Minimum Volume Commitments after the Closing Date (except in respect of those Minimum Volume Commitments described on Schedule 9.21(a)) which either (a) have a tenor of longer than eighteen (18) months or (b) are in respect of production volumes in excess of 100% of the sum of (x) the reasonably anticipated projected production of crude oil, natural gas liquids and natural gas (calculated separately) from the Borrower’s and the other Loan Parties’ Proved Developed Producing Reserves (based on the Reserve Report most recently delivered to the Administrative Agent) plus (y) reasonably anticipated projected production of crude oil, natural gas liquids and natural gas (calculated separately) from the Borrower’s and the other Loan Parties’ Projects for which Required Swap Agreements have been entered into.
(b)The Borrower will not, and will not permit any of the other Loan Parties to, make any Workover Expenses related to PDP Reserves of the Borrower and the Loan Parties existing on the Closing Date, other than (i) Workover Expenses in an aggregate amount not to exceed $8,000,000 during any period of four consecutive fiscal quarters and (ii) Workover Expenses related to any Projects in the Initial Capital Plan.
(c)The Borrower will not, and will not permit any of the other Loan Parties to, enter into any agreement with any Person to provide services relating to the drilling or completion of any oil and gas well, other than any such agreement that provides for such services to be rendered with respect to no more than six (6) oil and gas wells.

Article Ix-a
HOLDINGS COVENANT

Until Payment in Full, Holdings covenants and agrees with the Administrative Agent and the Lenders that:

(a)it will not (i) create, incur, assume or suffer to exist any Indebtedness or any other material obligation or liability whatsoever, other than obligations and liabilities under its organizational documents, liabilities for Taxes, immaterial liabilities associated with maintaining its existence or of the type expressly permitted by this Agreement, (ii) create or suffer to exist any Lien upon any Property or assets now owned or hereafter acquired, leased (as lessee), or licensed (as licensee) by it other than Liens securing the Secured Obligations, other than of the type expressly permitted by this Agreement, or (iii) consolidate with or merge with or into, or dispose all or substantially all its assets to, any Person, other than in connection with the Holdings Merger or any Permitted Change in Control;
(b)it will not guarantee any Indebtedness for borrowed money of another Person at any time in an aggregate outstanding principal amount exceeding $550,000 at any one time;
(c)it will not engage at any time in any business or business activity other than (i) directly holding one hundred percent (100%) of the Equity Interests of the Borrower and other Subsidiaries of Holdings, (ii) performance of its obligations under and in connection with the Loan Documents, (iii) issuing, selling and redeeming its Equity Interests, (iv) paying Taxes, (v) holding directors’ and shareholders’ meetings, preparing corporate and similar records and other activities (including the ability to incur fees, costs and expenses relating to such maintenance) required to maintain its corporate or other legal structure or to participate in tax, accounting or other administrative matters as a member of the consolidated group of the Loan Parties, (vi) preparing reports to, and preparing and making notices to and filings with, Governmental Authorities and to its holder(s) of Equity Interests, (vii) receiving, and holdings proceeds of, Restricted Payments from the Borrower and the Subsidiaries and distributing proceeds thereof, to the extent permitted by this Agreement, (viii) providing indemnification to officers and directors, (ix) activities permitted hereunder or as otherwise required by Governmental Requirements, (x) maintaining customary insurance policies for the benefit of itself and its Subsidiaries, (xi) activities in connection with the transactions contemplated by the Holdings Merger or any Permitted Change in Control and (xii) activities incidental to the business or activities described in each foregoing clauses of this subclause (c) of Article IX-A;
(d)it shall not, and shall not permit any Subsidiary to, (i) amend, supplement or otherwise modify (or permit to be amended, supplemented or modified) its certificate or articles of incorporation, by-laws, any preferred stock designation or any other organizational document in a manner that is material and adverse to the interests of the Administrative Agent or the Lenders without the consent of the Required Lenders and the Administrative Agent or (ii) have its fiscal year end on a date other than December 31 or change the its method of determining fiscal quarters;

(e)it shall, and shall cause its Subsidiaries to, (i) maintain all deposit and other banking accounts separate from those of itself or any of its Affiliates and not commingle its funds or other assets with those of itself or any of its Subsidiaries (other than the Borrower and the other Loan Parties); (ii) maintain in all material respects corporate records and books of account separate from those of itself or any of its Affiliates and that separately identify its respective assets, liabilities and financial affairs; (iii) act solely in its name and through its duly authorized officers, managers, representatives or agents in the conduct of its business; and (iv) provide that its Board of Directors will hold all appropriate meetings to authorize and approve such entity’s actions, which meetings will be separate from those of other entities;
(f)it shall not, and shall not permit any of its Subsidiaries (other than the Borrower and the other Loan Parties) or any Affiliate of the Loan Parties to operate (or to be named or appointed as Operator) of the Oil and Gas Properties unless and until any such Subsidiary or Affiliate has executed and delivered to Administrative Agent an Operator Removal Agreement; and
(g)following the consummation of the Holdings Merger, and notwithstanding anything to the contrary set forth under the organizational documents of Fury or Holdings, Holdings shall not permit Avi Mirman or any non-natural Person under his control, collectively, to hold or have the right to appoint more than one (1) board seat on the Board of Directors of Holdings (which Board of Directors shall be composed of not less than five (5) seats of which not less than two (2) such seats shall be appointed by the Post-Merger Permitted Holders).
ARTICLE X
EVENTS OF DEFAULT; REMEDIES
Section 10.01Events of Default.  One or more of the following events shall constitute an “Event of Default”:
(a)The Borrower shall fail to pay any principal of any Loan, or any reimbursement obligation in respect of any LC Disbursement, when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof, by acceleration or otherwise.
(b)The Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 10.01(a)) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days.
(c)Any representation or warranty made or deemed made by or on behalf of the Borrower or any other Loan Party in or in connection with any Loan Document or any amendment or modification of any Loan Document or waiver under such Loan Document, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, that (i) was subject to a materiality qualifier (by reference to Material Adverse Effect or otherwise) shall prove to have been incorrect when made or deemed made or (ii) was not subject to a materiality qualifier shall prove to have been incorrect in any material respect when made or deemed made.
(d)The Borrower, Holdings or any other Loan Party, as applicable, shall fail to observe or perform any covenant, condition or agreement contained in Section 8.02(a) or (c), Section 8.03 (with respect to Borrower’s or any other Loan Party’s existence only), Section 8.06(e), Section 8.07 (with respect to the post-closing proviso only), Section 8.14, Section 8.16, Section 8.21, Section 8.23, Section 8.24 or in ARTICLE IX or ARTICLE IX-A.
(e)The Borrower, Holdings or any other Loan Party, as applicable, shall (i) fail to observe or perform any covenant, condition or agreement contained in Section 8.20 or Section 8.25 and such  failure shall continue unremedied for a period of fifteen (15) days after the earlier to occur of (A) notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of the Required Lenders) or (B) a Responsible Officer of the Borrower or such other Loan Party otherwise becoming aware thereof, or (ii) fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 10.01(a), Section 10.01(b), Section 10.01(d), or in clause (i) of this Section 10.01(e)), or any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after the earlier to occur of (A) notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of the Required Lenders) or (B) a Responsible Officer of the Borrower or such other Loan Party otherwise becoming aware thereof.
(f)The Borrower or any other Loan Party shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness prior to the expiration of any applicable grace period, if any, specified in the relevant document for such Material Indebtedness.
(g)Any other event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (after giving effect to any applicable notice periods, if any, and any applicable grace periods) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the Redemption thereof or any offer to Redeem to be made in respect thereof, prior to its scheduled maturity or require the Borrower or any other Loan Party to make an offer in respect thereof.
(h)An involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower, Holdings or any other Loan Party or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower, Holdings or any other Loan Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered.
(i)The Borrower, Holdings or any other Loan Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 10.01(h), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower, Holdings or any other Loan Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing.
(j)The Borrower, Holdings or any other Loan Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due.
(k)One or more judgments for the payment of money in an aggregate amount in excess of $10,000,000 (to the extent not covered by independent third party insurance provided by reputable insurers as to which the insurer does not dispute coverage and is not subject to an insolvency proceeding) shall be rendered against the Borrower, any other Loan Party or any combination thereof and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any other Loan Party to enforce any such judgment.
(l)The Loan Documents after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against the Borrower, Holdings, or any other Loan Party party thereto or shall be repudiated by any of them, or cease to create a valid and perfected Lien of the priority required thereby on any of the Collateral purported to be covered thereby, except to the extent permitted by the terms of this Agreement, or the Borrower, Holdings, or any other Loan Party or any of their Affiliates shall so state in writing.
(m)a Change in Control shall occur.
(n)an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect.
Section 10.02Remedies.
(a)Upon the occurrence of an Event of Default other than one described in Section 10.01(h), Section 10.01(i) or Section 10.01(j), at any time thereafter during the continuance of such Event of Default, the Administrative Agent may, and at the request of the Required Lenders, shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Term Loan Commitments, and thereupon the Term Loan Commitments shall terminate immediately, (ii) terminate the LC Commitment, and thereupon the LC Commitment shall terminate immediately, (iii) declare the Notes, if any, and the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees, premiums and other obligations of the Borrower and the other Loan

Parties accrued hereunder and under the Loans, the Applicable Prepayment Premium, if any, the Notes, if any, and the other Loan Documents (including, without limitation, the payment of cash collateral to secure the LC Exposure as provided in Section 2.06(i)) shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by each Loan Party, (iv) exercise on behalf of itself, the Issuing Bank and the Lenders, subject to the Swap Intercreditor Agreement, all rights and remedies available to it, the Lenders and the Issuing Bank under the Loan Documents and applicable law; and in the case of an Event of Default described in Section 10.01(h), Section 10.01(i) or Section 10.01(j), the Term Loan Commitments and the LC Commitment shall automatically terminate and the Notes, if any, and the principal of the Loans then outstanding, together with accrued interest thereon, the Applicable Prepayment Premium with respect thereto and all fees and the other obligations of the Borrower and the other Loan Parties accrued hereunder and under the Loans, the Notes, if any, and the other Loan Documents (including, without limitation, any break funding payment and the payment of cash collateral to secure the LC Exposure as provided in Section 2.06(i)), shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Loan Party, and (v) complete the Direction Letters and deliver the same.  Notwithstanding the foregoing, upon the occurrence and continuance of an Event of Default, the Administrative Agent and the Lenders will have all other rights and remedies available at law and equity.
(b)Without limiting the generality of the foregoing, it is understood and agreed that if the maturity of the Loans shall be accelerated or the Loans otherwise become due prior to the Maturity Date (under any provision of this Article X or otherwise) a premium equal to the Applicable Prepayment Premium (in each case, determined as if the Loans were repaid at the time of such acceleration at the option of Borrower pursuant to Section 3.04 and as calculated by Administrative Agent which, absent manifest error, shall be deemed conclusive) shall also become immediately due and payable and shall constitute part of the Secured Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s lost profits as a result thereof.  Any Applicable Prepayment Premium owed in accordance with the terms hereof shall be presumed to be the liquidated damages sustained by each Lender as the result of the redemption and Borrower agrees that it is reasonable under the circumstances currently existing.  Without limiting the foregoing, any redemption, prepayment, repayment, or payment of the Secured Obligations in or in connection with a Bankruptcy Event shall constitute an optional prepayment thereof under the terms of Section 3.04 and require the immediate payment of the Applicable Prepayment Premium.  The Applicable Prepayment Premium shall also be payable in the event the Secured Obligations are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means.  BORROWER AND EACH OTHER LOAN PARTY EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE APPLICABLE PREPAYMENT PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION.  Borrower and each other Loan Party expressly agrees (to the fullest extent it may lawfully do so) that:  (A) the Applicable Prepayment Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Applicable Prepayment Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between the Lenders and Borrower giving specific consideration in this transaction for such agreement to pay the Applicable Prepayment Premium; and (D) Borrower shall be estopped hereafter from claiming differently than as agreed to in this paragraph.  Borrower expressly acknowledges that its agreement to pay the Applicable Prepayment Premium to Lenders as herein described is a material inducement to Lenders to enter into this Agreement.
(c)All proceeds realized from the liquidation or other Disposition of Collateral or otherwise received after maturity of the Loans, whether from the Borrower, another Loan Party, by acceleration or otherwise, shall, subject to the Swap Intercreditor Agreement, be applied by the Administrative Agent as follows:
(i)first, to payment or reimbursement of that portion of the Secured Obligations constituting fees, expenses and indemnities payable to the Administrative Agent (whether or not acting in its capacity as Administrative Agent or as Collateral Agent) in its capacity as such;
(ii)second, pro rata to payment or reimbursement of that portion of the Secured Obligations constituting fees, expenses and indemnities payable to the Lenders and the Issuing Bank (other than accrued Letter of Credit fees and charges and unreimbursed LC Disbursements);
(iii)third, pro rata to payment of accrued and unpaid interest on the Loans, accrued Letter of Credit fees and charges and unreimbursed LC Disbursements;
(iv)fourth, pro rata to principal outstanding on the Loans (including any Applicable Prepayment Premium), unreimbursed LC Disbursements, and Secured Obligations referred to in clause (a)(ii) of the definition of “Secured Obligations”;
(v)fifth, to any other Secured Obligations;
(vi)sixth, to serve as cash collateral to be held by the Administrative Agent to secure the LC Exposure; and
(vii)seventh, any excess shall be paid to the Borrower or as otherwise required by any Governmental Requirement.

Notwithstanding the foregoing, amounts received from the Borrower or any Guarantor that is not an “eligible contract participant” under the Commodity Exchange Act shall not be applied to any Excluded Swap Obligations (it being understood, that in the event that any amount is applied to Secured Obligations other than Excluded Swap Obligations as a result of this clause, the Administrative Agent shall make such adjustments as it determines are appropriate to distributions pursuant to clause fourth above from amounts received from “eligible contract participants” under the Commodity Exchange Act to ensure, as nearly as possible, that the proportional aggregate recoveries with respect to Secured Obligations described in clause fourth above by the holders of any Excluded Swap Obligations are the same as the proportional aggregate recoveries with respect to other Secured Obligations pursuant to clause fourth above).

ARTICLE XI
THE ADMINISTRATIVE AGENT
Section 11.01Appointment; Powers.
(a)Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. Each Lender (and each Person that becomes a Lender hereunder pursuant to Section 12.04) hereby authorizes and directs the Administrative Agent to enter into the Loan Documents, including without limitation, the Security Documents, on behalf of such Lender, in each case, as needed to effectuate the transactions permitted by this Agreement and agrees that the Administrative Agent may take such actions on its behalf as is contemplated by the terms of such applicable Security Document. Without limiting the provisions of Section 11.02 and Section 12.03, each Lender hereby consents to the Administrative Agent and any successor serving in such capacity and agrees not to assert any claim (including as a result of any conflict of interest) against the Administrative Agent, or any such successor, arising from the role of the Administrative Agent or such successor under the Loan Documents so long as it is either acting in accordance with the terms of such documents and otherwise has not engaged in gross negligence or willful misconduct.
(b)The Administrative Agent shall also act as the “Collateral Agent” or “collateral agent” under the Loan Documents and each of the Lenders hereby irrevocably appoints and authorizes the Administrative Agent to act as the collateral agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto.  All protections, exculpations, indemnifications, expense reimbursements, rights, powers and privileges provided to the Administrative Agent under this Agreement and the other Loan Documents shall also apply to the Administrative Agent acting in its capacity as “Collateral Agent” (or “collateral agent” as applicable) under the Loan Documents.  In this connection, the Administrative Agent (acting in its capacity as the “Collateral Agent” or “collateral agent” under the Loan Documents) may appoint any co-agents, sub-agents and attorneys-in-fact to also act as the “Collateral Agent” or “collateral agent” under the Loan Documents pursuant to this Article XI for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Loan Documents, or for exercising any rights and remedies thereunder and each such Person shall be entitled to the benefits of all provisions of this Article XI and Article XII (including Section 12.03 as though such co-agents, sub-agents and attorneys- in-fact were the “collateral agent” or “Collateral Agent” under the Loan Documents) as if set forth in full herein with respect thereto.
Section 11.02Duties and Obligations of Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders and the Issuing Bank (except in limited circumstances expressly provided for herein), and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing, (a) the Administrative

Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing (the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law; rather, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties), (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except as provided in Section 11.03, and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of the other Restricted Parties that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. Additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and/or the transactions contemplated hereby. Nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof (stating that it is a “notice of default”) is given to the Administrative Agent by the Borrower, a Lender or an Issuing Bank, and shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or under any other Loan Document or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in ARTICLE VI or elsewhere in any Loan Document, other than to confirm receipt of items (which on their face purport to be items) expressly required to be delivered to the Administrative Agent or as to those conditions precedent expressly required to be to the Administrative Agent’s satisfaction, (vi) the existence, value, perfection or priority of any collateral security or the financial or other condition of the Borrower and the other Loan Parties or any other obligor or guarantor, or (vii) any failure by the Borrower or any other Person (other than itself) to perform any of its obligations hereunder or under any other Loan Document or the performance or observance of any covenants, agreements or other terms or conditions set forth herein or therein. For purposes of determining compliance with the conditions specified in Article VI, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender or an Issuing Bank unless the Administrative Agent shall have received written notice from such Lender or such Issuing Bank prior to the proposed Closing Date specifying its objection thereto.

Section 11.03Action by Administrative Agent. The Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 5.04(b), Section 8.13(c) or Section 12.02) and in all cases the Administrative Agent shall be fully justified in failing or refusing to act hereunder or under any other Loan Documents unless it shall (a) receive written instructions from the Required Lenders or the Lenders, as applicable, (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 5.04(b), Section 8.13(c) or Section 12.02) specifying the action to be taken and (b) be indemnified to its satisfaction by the Lenders against any and all liability and expenses which may be incurred by it by reason of taking or continuing to take any such action. The instructions as aforesaid and any action taken or failure to act pursuant thereto by the Administrative Agent shall be binding on all of the Lenders. If a Default or Event of Default has occurred and is continuing, then the Administrative Agent shall take such action with respect to such Default or Event of Default as shall be directed by the requisite Lenders in the written instructions (with indemnities) described in this Section 11.03, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders. In no event, however, shall the Administrative Agent be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement, the Loan Documents or applicable law. The Administrative Agent shall not (i) be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders or the Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in Section 5.04(b), Section 8.13(c) or Section 12.02), and otherwise the Administrative Agent shall not be liable for any action taken or not taken by it hereunder or under any other Loan Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith INCLUDING ITS OWN ORDINARY NEGLIGENCE, except for its own gross negligence or willful misconduct (the absence of which is to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment) or (ii) be responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any Guarantor or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of the Borrower or any other Loan Party to perform its obligations hereunder or thereunder.

Section 11.04Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (which writing may be a fax, electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon and each of the Borrower, the Lenders and the Issuing Bank hereby waives the right to dispute the Administrative Agent’s record of such statement, except in the case of gross negligence or willful misconduct by the Administrative Agent. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent may deem and treat the payee of the Notes, if any, as the holder thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof permitted hereunder shall have been filed with the Administrative Agent. The Administrative Agent may rely on the Register to the extent set forth in Section 12.04(b). The Administrative Agent makes no warranty or representation to any Lender or Issuing Bank and shall not be responsible to any Lender or Issuing Bank for any statements, warranties or representations made by or on behalf of the Borrower or any Guarantor in connection with this Agreement or any other Loan Document.

Section 11.05Subagents. The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of this ARTICLE XI shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.
Section 11.06Resignation of Administrative Agent.
(a)Subject to the appointment and acceptance of a successor Administrative Agent as provided in this Section 11.06, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with the consent of the Borrower, which consent shall not be unreasonably withheld or delayed (provided that no such consent of the Borrower shall be required upon the occurrence and during the continuance of an Event of Default under Section 10.01(a), Section 10.01(b), Section 10.01(h) or Section 10.01(i)), to appoint a successor from among the Lenders. If no successor shall have been so appointed and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent from among the Lenders, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article XI and Section 12.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent. For the avoidance of doubt, any resignation of the Administrative Agent shall also constitute a resignation of the Administrative Agent in its capacity as “Collateral Agent” or “collateral agent” under the Loan Documents.

(b)Notwithstanding Section 11.06(a), in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Bank and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (A) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall directly be given or made to each Lender and the Issuing Bank.
Section 11.07Administrative Agent as a Lender. The Administrative Agent shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with the Borrower or any other Loan Party or other Affiliate thereof as if it were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or the Issuing Bank. The terms “Issuing Bank”, “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender, the Issuing Bank or as one of the Required Lenders, as applicable.
Section 11.08No Reliance. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and each other Loan Document to which it is a party. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender, or any Related Parties of any of the foregoing and based on such documents and information (which may contain material non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Borrower or any of the other Loan Parties of this Agreement, the Loan Documents or any other document referred to or provided for herein or to inspect the Properties or books of the Borrower or the other Restricted Parties.  Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower (or any of its Affiliates) which may come into the possession of the Administrative Agent or any of its Affiliates. In this regard, each Lender acknowledges that Blank Rome LLP is acting in this transaction as special counsel to the Administrative Agent only, except to the extent otherwise expressly stated in any legal opinion or any Loan Document. Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Documents and the matters contemplated therein. Each Lender, by delivering its signature page to this Agreement on the Closing Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document that is explicitly required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Closing Date under this Agreement or any other Loan Document.

Section 11.09Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower or any of the other Loan Parties, the Administrative Agent irrespective of whether the principal of any Loan or LC Disbursement shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, the LC Disbursements and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 12.03) allowed in such judicial proceeding; and
(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders or the Issuing Bank, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 12.03.

Except as specifically contemplated herein, nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or other Secured Party any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Lender or other Secured Party or to authorize the Administrative Agent to vote in respect of the claim of any Lender or other Secured Party in any such proceeding.

Section 11.10Authority of Administrative Agent to Release Collateral and Liens. Each Lender, the Issuing Bank and each other Secured Party hereby authorizes the Administrative Agent to release (or instruct the Collateral Agent to release) any Collateral (i) that is permitted to be sold or released pursuant to the terms of the Loan Documents (including irrevocable authorizing the Administrative Agent to comply with the provisions of Section 12.19 (without requirement of notice to or consent of any Person except as expressly required by Section 12.02(b)) and (ii) upon Payment in Full.  Each Lender and the Issuing Bank hereby authorizes the Administrative Agent to execute and deliver (or instruct the Collateral Agent to execute and deliver) to the Borrower, at the Borrower’s sole cost and expense, any and all (a) releases of Liens, termination statements, assignments or other documents reasonably requested by the Borrower (x) upon Payment in Full or (y) in connection with any sale or other disposition of Property to the extent such sale or other disposition is permitted by the terms of Section 9.12 or is otherwise authorized by the terms of the Loan Documents, (b) releases from the Guarantee and Collateral Agreement (A) upon Payment in Full and (B) of any Subsidiary that is sold or otherwise disposed of as permitted by the terms of Section 9.12 or as otherwise specifically authorized by the terms of the Loan Documents and (c) other releases of Collateral that may be specifically authorized by the terms of the Loan Documents or upon Payment in Full.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guarantee and Collateral Agreement pursuant to this Section 11.10 or Section 12.19.

Section 11.11Certain ERISA Matters.
(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Term Loan Commitments, or this Agreement,
(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Term Loan Commitments and this Agreement,
(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Term Loan Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Term Loan Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Term Loan Commitments and this Agreement, or
(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause(a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Term Loan Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
Section 11.12Credit Bidding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Secured Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar laws in any other jurisdictions to which a Secured Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Secured Obligations owed to each of the Secured Parties shall be entitled to be credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Secured Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Secured Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any Disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 12.02 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Secured Obligations which were credit bid, interests, whether as equity, partnership, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Secured Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Secured Obligations assigned to the acquisition vehicle exceeds the amount of Secured Obligations credit bid by the acquisition vehicle or otherwise), such Secured Obligations shall automatically be reassigned to the Secured Parties pro rata and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Secured Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Secured Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid. For the avoidance of doubt, Secured Obligations under a Secured Swap Agreement shall not be subject to a credit bid without the prior written consent of the relevant Secured Swap Provider.

Section 11.13Posting of Communications.
(a)The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders and the Issuing Bank by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).
(b)Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, the Issuing Bank and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, the Issuing Bank and the Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c)THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY GUARANTOR, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S, ANY GUARANTOR’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND BY A FINAL AND NON-APPEALABLE JUDGMENT OF A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.
(d)Each Lender and the Issuing Bank agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender and the Issuing Bank agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or the Issuing Bank’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.
(e)Each of the Lenders, the Issuing Bank and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.
(f)Nothing herein shall prejudice the right of the Administrative Agent, any Lender or the Issuing Bank to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
Section 11.14No Third Party Beneficiaries. The provisions of this ARTICLE XI are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Bank, and, except solely to the extent of the Borrower’s rights to consent and the release of collateral, in each case, pursuant to and subject to the conditions set forth in this Article, none of the Borrower or any other

Loan Party, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions.

Section 11.15Erroneous Payments.
(a)If the Administrative Agent (x) notifies a Lender or Secured Party, or any Person who has received funds on behalf of a Lender or Secured Party (any such Lender, Secured Party or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender Secured Party or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 11.15 and held in trust for the benefit of the Administrative Agent, and such Lender or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.
(b)Without limiting immediately preceding clause (a), each Lender, Secured Party or any Person who has received funds on behalf of a Lender or Secured Party (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i)it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and
(ii)such Lender or Secured Party shall (and cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one (1) Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 11.15(b).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 11.15(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 11.15(a) or on whether or not an Erroneous Payment has been made.

(c)Each Lender or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender or Secured Party under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a).
(d)
(i)In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Loans (but not its Term Loan Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Term Loan Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Term Loan Commitments which shall survive as to such assigning Lender, (D) the Administrative Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Administrative Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Term Loan Commitments of any Lender and such Term Loan Commitments shall remain available in accordance with the terms of this Agreement.
(ii)Subject to Section 12.04 (but excluding, in all events, any assignment consent or approval requirements (whether from the Borrower or otherwise)), the Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Administrative Agent) and (y) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Lender from time to time.
(e)The parties hereto agree that (i) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender or Secured Party, to the rights and interests of such Lender or Secured Party, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Loan Parties’ Secured Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Secured Obligations in respect of Loans that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (ii) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Secured Obligations owed by the Borrower or any other Loan Party; provided that this Section 11.15 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Secured Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, this clause

(e) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making such Erroneous Payment.
(f)To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.
(g)Each party’s obligations, agreements and waivers under this Section 11.15 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Term Loan Commitments and/or the repayment, satisfaction or discharge of all Secured Obligations (or any portion thereof) under any Loan Document.
ARTICLE XII
MISCELLANEOUS
Section 12.01Notices.
(a)Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 12.01(b)), all notices and other communications provided for herein shall be in writing (i) delivered by hand or overnight courier service, mailed by certified or registered mail, (ii) sent by facsimile or (iii) sent by email, as follows:
(A)if to the Borrower, to:

820 Gessner Road, Suite 1100

Houston, TX 77024

Attention: Matthew B. Steele

Telephone: (832) 541-8334

Email: msteele@battalionoil.com

Attention:  Walter R. Mayer

Telephone:  (713) 652-7039

Email:  wmayer@battalionoil.com

With a copy to (such copy shall not constitute notice):

Weil, Gotshal & Manges LLP

200 Crescent Court, Suite 300

Dallas, TX  75201

Attention: Courtney S. Marcus

Telephone: (214) 746-8100

Email: courtney.marcus@weil.com

(B)if to the Administrative Agent, to:

1345 Avenue of the Americas, 46th Floor

New York, NY 10105

Attention: David N. Brooks, General Counsel, David Sharpe, Credit Operations

Telephone: (212) 798-6100

Email:gccredit@fortress.com; creditoperations@fortress.com

With a copy to (such copy shall not constitute notice):

Blank Rome LLP

717 Texas Avenue, Suite 1400

Houston, TX 77002

Attention: Matthew D. Lea

Telephone: (713) 632-8636

Email: matthew.lea@blankrome.com

(C)if to any other Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through Approved Electronic Platforms, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by Approved Electronics Platforms pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to ARTICLE II, ARTICLE III, ARTICLE IV and ARTICLE V unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
(c)Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
Section 12.02Waivers; Amendments.

(a)No failure on the part of the Administrative Agent, the Issuing Bank or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege, or any abandonment or discontinuance of steps to enforce such right, power or privilege, under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 12.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of the Loans or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.
(b)Subject to Section 3.03, Section 4.04 and Section 12.02(c), neither this Agreement nor any provision hereof nor any Loan Document nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent or Collateral Agent (as applicable) in each case with the consent of the Required Lenders; provided that no such agreement shall:
(i)increase the Term Loan Commitment of any Lender without the written consent of such Lender affected thereby;
(ii)increase the LC Commitment of the Issuing Bank without the written consent of the Issuing Bank;
(iii)reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, or reduce any other Secured Obligations hereunder or under any other Loan Document, without the written consent of each Lender directly and adversely affected thereby (except in connection with any amendment or waiver of the applicability of any post-default increase in interest rates, which shall be effective with the written consent of the Required Lenders);
(iv)subject to the provisos in Section 12.02(b)(ii), postpone the scheduled date of payment or prepayment of the principal amount of any Loan or LC Disbursement, any interest thereon, or any fees or premium payable hereunder, or any other Secured Obligations hereunder or under any other Loan Document, reduce the amount of, waive or excuse any such payment, or postpone or extend the scheduled date of expiration of the Term Loan Commitment or LC Commitment, or postpone or extend the Maturity Date, or extend the expiry date of any Letter of Credit beyond the then current Maturity Date without the written consent of each Lender other than any Defaulting Lender) directly and adversely affected thereby;

(v)(A) change Section 4.01(b) or Section 4.01(c) or any other provisions in the Loan Documents in a manner that would alter the pro rata sharing of payments or priority of the Liens securing the Secured Obligations required thereby or (B) contractually subordinate the Liens on all or substantially all (as determined by the Borrower in good faith) of the Collateral securing the Secured Obligations to any other Indebtedness for borrowed money (other than in connection with (1) a debtor-in-possession financing or the use of the Collateral in any insolvency proceeding and/or (2) any other financing, in the case of this clause (2) with respect to which each Lender is offered the opportunity to provide such financing), in each case, without the written consent of each Lender directly and adversely affected thereby;
(vi)waive or amend Section 6.01 or Section 6.02, or change the definition of “Applicable Percentage”, without the written consent of each Lender directly and adversely affected thereby;
(vii)release any Guarantor (except as set forth in the Guarantee and Collateral Agreement or as otherwise permitted hereby) or release a substantial portion of the Collateral (other than as provided in Section 11.10), in each case, without the written consent of the Required Lenders;
(viii)modify the terms of Section 10.02(c), Section 12.14 or Section 12.19 without the written consent of (A) each Lender directly and adversely affected thereby and (B) each party to a Secured Third Party Swap Agreement directly and adversely affected thereby; provided that any waiver, amendment or modification to any Security Document that results in the obligations and amounts owing to any Secured Swap Provider secured by such Security Document no longer being secured thereby on an equal and ratable basis with the principal of the Loans shall also require the written consent of each Secured Swap Provider directly and adversely affected thereby;
(ix)change (A) any of the provisions of this Section 12.02(b) without the written consent of each Lender, the Issuing Bank or other Secured Swap Provider directly and adversely affected thereby, (B) the definitions of “Approved Counterparty”, “Secured Lender Swap Agreement”, “Secured Lender Swap Provider”, “Secured Obligations”, “Secured Parties”, “Secured Swap Agreement”, “Secured Swap Provider”, “Secured Third Party Swap Agreement”, “Secured Third Party Swap Obligations”, “Secured Third Party Swap Provider”, “Security Documents” or “Swap Intercreditor Agreement” in this Agreement or in any other Loan Document without the written consent of each Secured Swap Provider directly and adversely affected thereby, (C) the definition of “Required Lenders” without the written consent of each directly and adversely affected Lender (other than any Defaulting Lender) thereby, or (D) any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or under any other Loan Documents or make any determination or grant any consent hereunder or any other Loan Documents, without the written consent of each Lender directly and adversely affected thereby; provided that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Issuing Bank (whether or not acting as Administrative or Collateral Agent) hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, or the Issuing Bank, as the case may be; or

(x)(A) amend the definitions of “Five-Year Strip Price” or “Reserve Report” or (B) amend, modify, terminate or waive any provision of Section 8.20, Section 9.18 and Section 9.20, in each case, without the written consent of each of the Lenders.

Notwithstanding the foregoing, any supplement to Schedule 7.14 (Subsidiaries), Schedule 7.18 (Gas Imbalances), Schedule 7.19 (Marketing Contracts), or Schedule 7.20 (Swap Agreements) shall be effective simply by delivering to the Administrative Agent a supplemental schedule clearly marked as such and, upon receipt, the Administrative Agent will promptly deliver a copy thereof to the Lenders.

(c)Notwithstanding anything to the contrary contained in the Loan Documents, (A) in the case of clauses (i) through (iv), the Administrative Agent and the Borrower or (B) in the case of clause (v), the Administrative Agent, in each case may amend, modify or supplement any Loan Document without the consent of any Lender in order to (i) correct, amend, cure or resolve any jointly identified ambiguity, omission, defect, typographical error, inconsistency or other manifest error therein, (ii) add a guarantor or collateral or otherwise enhance the rights and benefits of the Lenders, (iii) make minor administrative or operational changes not adverse to any Lender, (iv) adhere to any local Governmental Requirement on advice of local counsel or (v) implement any Benchmark Replacement or any Benchmark Replacement Conforming Changes or otherwise effectuate the terms of Section 3.03(b) in accordance with the terms of Section 3.03(b).
(d)Notwithstanding anything to the contrary contained in any Loan Documents, the Term Loan Commitment of any Defaulting Lender may not be increased without its consent.
Section 12.03Expenses, Indemnity; Damage Waiver.
(a)The Borrower shall promptly but in any event within thirty (30) days following written demand thereof (accompanied by reasonably detailed back-up information), pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and Fortress, in its capacity as a Lender, and their respective Affiliates, including the reasonable fees, charges and disbursements of counsel and other outside consultants for the Administrative Agent (provided that counsel shall be limited to limited to one counsel to the Administrative Agent and the Lenders (taken as a whole) and, if reasonably necessary, a single local counsel for the Administrative Agent and the Lenders (taken as a whole), in each relevant jurisdiction and with respect to each relevant specialty, and in the case of an actual or perceived conflict of interest, one additional primary counsel or one additional counsel in each relevant jurisdiction or each relevant specialty, as the case may be, to the affected Person(s) (similarly situated and taken as a whole)), the reasonable travel, photocopy, mailing, courier, telephone and other similar expenses, including all expenses associated with any Approved Electronic Platform, the costs to the Administrative Agent of a third party servicer or data servicer in the course of its administration of the Loans and the Loan Documents on its behalf, and the cost of environmental assessments and audits and surveys and appraisals, in connection with the syndication of this Agreement, preparation, negotiation, execution, delivery and administration (both before and after the execution hereof and including advice of counsel to the Administrative Agent as to the rights and duties of the Administrative Agent and the Lenders with respect thereto) of this

Agreement and the other Loan Documents and any amendments, modifications or waivers of or consents related to the provisions hereof or thereof (whether or not the Transactions or the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the Lenders, other than Fortress, (the “Other Lenders”) and their respective Affiliates, including the reasonable and documented out-of-pocket fees, charges and disbursements of counsel and other outside consultants for the Other Lenders, the reasonable travel, photocopy, mailing, courier, telephone and other similar expenses, including all reasonable expenses associated with any Approved Electronic Platform, and the cost of environmental assessments and audits and surveys and appraisals, in connection with the syndication of this Agreement, preparation, negotiation, execution, delivery and administration (both before and after the execution hereof and including advice of counsel to the Other Lenders as to the rights and duties of the Lenders) of this Agreement and the other Loan Documents and any amendments, modifications or waivers of or consents related to the provisions hereof or thereof (whether or not the Transactions or the transactions contemplated hereby or thereby shall be consummated); provided that the Borrower shall not be obligated to pay such costs and expenses incurred by the Other Lenders pursuant to this clause (ii) in excess of $300,000 (iii) all costs, expenses, and Other Taxes incurred by the Administrative Agent in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any Security Document or any other document referred to therein, including filing and recording fees, expenses and Other Taxes, search fees, title insurance premiums and reasonable and documented out-of-pocket expenses of counsel for the Administrative Agent and any counsel providing any opinions in respect of such security interests, or conducting of title reviews, mortgage matches and collateral reviews, (iv) all reasonable and documented out-of-pocket costs and expenses (including the reasonable and documented out-of-pocket fees, expenses and disbursements of any appraisers, consultants, advisors and agents reasonably employed or retained by the Administrative Agent or counsel) in connection with the custody or preservation of any of the Collateral, (v) all the reasonable and documented out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (vi) all the reasonable and documented out-of-pocket costs, fees and expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent and the Lenders (provided that counsel shall be limited to limited to one counsel to each of the Administrative Agent, on the one hand, and the Lenders (taken as a whole) and, if reasonably necessary, a single local counsel for each of the Administrative Agent, on the one hand, and the Lenders (taken as a whole), in each relevant jurisdiction and with respect to each relevant specialty, and in the case of an actual or perceived conflict of interest, one additional primary counsel or one additional counsel in each relevant jurisdiction or each relevant specialty, as the case may be, to the affected Person(s) (similarly situated and taken as a whole)) in connection with the enforcement or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section 12.03, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(b)THE BORROWER AND EACH OTHER LOAN PARTY SHALL INDEMNIFY THE ADMINISTRATIVE AGENT, THE ISSUING BANK AND EACH LENDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS

(EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES, LITIGATIONS, INVESTIGATIONS, PROCEEDINGS AND RELATED EXPENSES, INCLUDING THE REASONABLE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE (provided that counsel shall be limited to limited to one counsel to the Administrative Agent and the Lenders (taken as a whole) and, if reasonably necessary, a single local counsel for the Administrative Agent and the Lenders (taken as a whole), in each relevant jurisdiction and with respect to each relevant specialty, and in the case of an actual or perceived conflict of interest, one additional primary counsel or one additional counsel in each relevant jurisdiction or each relevant specialty, as the case may be, to the affected Person(s) (similarly situated and taken as a whole)), INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (I) THE EXECUTION OR DELIVERY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OR THE PARTIES TO ANY OTHER LOAN DOCUMENT OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR BY ANY OTHER LOAN DOCUMENT (INCLUDING THE ARRANGEMENT AND SYNDICATION OF THE Term Loan COMMITMENTS), (II) THE FAILURE OF THE BORROWER OR ANY OTHER LOAN PARTY TO COMPLY WITH THE TERMS OF ANY LOAN DOCUMENT, INCLUDING THIS AGREEMENT, OR WITH ANY GOVERNMENTAL REQUIREMENT, (III) ANY INACCURACY OF ANY REPRESENTATION OR ANY BREACH OF ANY WARRANTY OR COVENANT OF THE BORROWER OR ANY GUARANTOR SET FORTH IN ANY OF THE LOAN DOCUMENTS OR ANY INSTRUMENTS, DOCUMENTS OR CERTIFICATIONS DELIVERED IN CONNECTION THEREWITH, (IV) ANY LOAN OR LETTER OF CREDIT OR THE USE OF THE PROCEEDS THEREFROM, INCLUDING, WITHOUT LIMITATION, (A) ANY REFUSAL BY THE ISSUING BANK TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT, OR (B) THE PAYMENT OF A DRAWING UNDER ANY LETTER OF CREDIT NOTWITHSTANDING THE NON-COMPLIANCE, NON-DELIVERY OR OTHER IMPROPER PRESENTATION OF THE DOCUMENTS PRESENTED IN CONNECTION THEREWITH, (V) ANY OTHER ASPECT OF THE LOAN DOCUMENTS, (VI) THE OPERATIONS OF THE BUSINESS OF THE BORROWER, ANY OTHER RESTRICTED PARTY, (VII) ANY ASSERTION THAT THE LENDERS WERE NOT ENTITLED TO RECEIVE THE PROCEEDS RECEIVED PURSUANT TO THE SECURITY DOCUMENTS, (VIII) ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY OTHER RESTRICTED PARTY OR ANY OF THEIR PROPERTIES, INCLUDING WITHOUT LIMITATION, THE PRESENCE, GENERATION, STORAGE, RELEASE, THREATENED RELEASE, USE, TRANSPORT, DISPOSAL, ARRANGEMENT OF DISPOSAL OR TREATMENT OF OIL, OIL AND GAS WASTES, SOLID WASTES OR HAZARDOUS SUBSTANCES ON ANY OF THEIR PROPERTIES, (IX) THE BREACH OR NON-

COMPLIANCE BY THE BORROWER OR ANY OTHER RESTRICTED PARTY WITH ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY OTHER RESTRICTED PARTY, (X) THE PAST OWNERSHIP BY THE BORROWER OR ANY OTHER RESTRICTED PARTY OF ANY OF THEIR PROPERTIES OR PAST ACTIVITY ON ANY OF THEIR PROPERTIES WHICH, THOUGH LAWFUL AND FULLY PERMISSIBLE AT THE TIME, COULD RESULT IN PRESENT LIABILITY, (XI) THE PRESENCE, USE, RELEASE, STORAGE, TREATMENT, DISPOSAL, GENERATION, THREATENED RELEASE, TRANSPORT, ARRANGEMENT FOR TRANSPORT OR ARRANGEMENT FOR DISPOSAL OF OIL, OIL AND GAS WASTES, SOLID WASTES OR HAZARDOUS SUBSTANCES ON OR AT ANY OF THE PROPERTIES OWNED OR OPERATED BY THE BORROWER OR ANY OTHER RESTRICTED PARTY OR ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY THE BORROWER OR ANY OTHER RESTRICTED PARTY, (XII) ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE BORROWER OR ANY OTHER RESTRICTED PARTY, OR (XIII) ANY OTHER ENVIRONMENTAL, HEALTH OR SAFETY CONDITION IN CONNECTION WITH THE LOAN DOCUMENTS, OR (XIV) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING THAT MAY BE BROUGHT BY THE BORROWER, ANY OTHER LOAN PARTY, ANY OF THEIR RESPECTIVE AFFILIATES OR ANY OTHER PERSON OR ENTITY, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, AND SUCH INDEMNITY SHALL EXTEND TO EACH INDEMNITEE NOTWITHSTANDING THE SOLE OR CONCURRENT NEGLIGENCE OF EVERY KIND OR CHARACTER WHATSOEVER, WHETHER ACTIVE OR PASSIVE, WHETHER AN AFFIRMATIVE ACT OR AN OMISSION, INCLUDING WITHOUT LIMITATION, ALL TYPES OF NEGLIGENT CONDUCT IDENTIFIED IN THE RESTATEMENT (SECOND) OF TORTS OF ONE OR MORE OF THE INDEMNITEES OR BY REASON OF STRICT LIABILITY IMPOSED WITHOUT FAULT ON ANY ONE OR MORE OF THE INDEMNITEES; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE, BAD FAITH OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE.
(c)To the extent that the Borrower or any other Loan Party fails to pay any amount required to be paid by it to the Administrative Agent or the Issuing Bank under Section 12.03(a) or Section 12.03(b), each Lender severally agrees to pay to the Administrative Agent or the Issuing Bank, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Issuing Bank in its capacity as such.
(d)The Lenders acknowledge and agree that all indemnification obligations of the “Administrative Agent” to the “Collateral Agent” or any sub-agent thereof or any Related Party of the “Collateral Agent” or any sub-agent thereof shall (i) notwithstanding anything to the contrary provided in any Loan Document be obligations of the Lenders (and not the Administrative Agent) to the “Collateral Agent” and such other Persons (payable by the Lenders in accordance with its Applicable Percentages (determined as of the time that the indemnity payment is sought (or if such indemnity payment is sought after the date on which the Loans have been paid in full, in accordance with each Lender’s Applicable Percentage immediately prior to the date on which the Loans are paid in full))) and (ii) the Administrative Agent and the “Collateral Agent” may directly enforce such indemnification obligations against the Lenders and each Lender hereby authorizes the Administrative Agent and the “Collateral Agent” to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent or the “Collateral Agent” to the Lender from any source against any amount due to the “Collateral Agent” under this paragraph (d).
(e)All amounts due under this Section 12.03 shall be payable not later than five (5) Business Days after written demand therefor.
Section 12.04Successors and Assigns.
(a)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 12.04 (and any attempted assignment or transfer not complying with the terms of this Section 12.04 shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in Section 12.04(c)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Ban and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)(i) Subject to the conditions set forth in Section 12.04(b)(ii), any Lender may assign to one or more assignees (other than a disqualified Lender) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Term Loan Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of:
(A)the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee, and provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; and
(B)the Administrative Agent; provided, that no consent of the Administrative Agent shall be required for an assignment to an assignee that is a Lender or an Affiliate of a Lender immediately prior to giving effect to such assignment;

(ii)Assignments shall be subject to the following additional conditions:
(A)except in the case of an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Term Loan Commitment or Loans, the amount of the Term Loan Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;
(B)each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of such Lender’s Term Loan Commitment and such Lender’s Loans under this Agreement;
(C)the parties to each assignment shall execute and deliver to the Administrative Agent (1) an Assignment and Assumption or (2) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee of $3,500;
(D)the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Subsidiaries and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws; and
(E)the assignee must not be a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person), a Defaulting Lender or an Affiliate or a Subsidiary of the Borrower or any other Loan Party.
(iii)Subject to Section 12.04(b)(iv), and the acceptance and recording thereof, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 5.01, Section 5.02, Section 5.03 and Section 12.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.04(c).

(iv)The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders of, and principal amount of (and stated interest on) the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice. In connection with any changes to the Register, if necessary, the Administrative Agent will reflect the revisions on Annex I and, at its election, forward a copy of such revised Annex I to the Borrower, the Issuing Bank and each Lender.
(v)Upon its receipt of (A) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (B) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 12.04(b) and any written consent to such assignment required by Section 12.04(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 4.02 or Section 12.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 12.04(b).
(c)
(i)Any Lender may, without the consent of, or notice to, the Borrower or any other Loan Party, or the Administrative Agent or the Issuing Bank, sell participations to one or more banks or other Persons (other than any natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person), a Defaulting Lender or an Affiliate or a Subsidiary of the Borrower or any other Loan Party) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Term Loan Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the other Loan Parties, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (i), (iii), (iv), (v), (vi), and (vii) of the proviso to Section 12.02(b) that affects such Participant and for which such Lender would have consent rights. In addition, such agreement must provide that the Participant be bound by the provisions of Section 12.03.  Subject to Section 12.04(c)(ii), the Borrower agrees that each Participant shall be entitled to the benefits of Section 5.01, Section 5.02 and Section 5.03 (subject to the requirements and limitations therein, including the requirements under Section 5.03(e) (it being understood that the documentation required under Section 5.03(e) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.04(b); provided that such Participant agrees to be subject to the provisions of Section 5.04 as if it were an assignee under paragraph (b) of this Section.  Each Lender that sells a participation to a Participant agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 5.04 with respect to such Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.08 as though it were a Lender, provided such Participant agrees to be subject to Section 4.01(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Term Loan Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Term Loan Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(ii)A Participant shall not be entitled to receive any greater payment under Section 5.01 or Section 5.03 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.
(iii)A Participant must not be a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person), a Defaulting Lender or an Affiliate or a Subsidiary of the Borrower or any other Loan Party.
(d)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank having jurisdiction over such Lender, and this Section 12.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(e)Notwithstanding any other provisions of this Section 12.04, no transfer or assignment of the interests or obligations of any Lender or any grant of participations therein shall be permitted if such transfer, assignment or grant would require the Borrower and the Guarantors to file a registration statement with the SEC or to qualify the Loans under the “Blue Sky” laws of any state.
Section 12.05Survival; Revival; Reinstatement.
(a)All covenants, agreements, representations and warranties made by the Loan Parties herein, in the other Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect until Payment in Full. The provisions of Section 5.01, Section 5.02, Section 5.03 and Section 12.03 and ARTICLE XI shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Term Loan Commitments or the termination of this Agreement, any other Loan Document or any provision hereof or thereof.
(b)To the extent that any payments on the Secured Obligations or proceeds of any collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the Secured Obligations so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Administrative Agent’s and the Secured Parties’ Liens, security interests, rights, powers and remedies under this Agreement and each Loan Document shall continue in full force and effect. In such event, each Loan Document shall be automatically reinstated and the Loan Parties shall take such action as may be reasonably requested by the Administrative Agent and the Lenders and other Secured Parties to effect such reinstatement.
Section 12.06Counterparts; Integration; Effectiveness.
(a)This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.
(b)This Agreement and the other Loan Documents represent the final agreement among the parties hereto and thereto and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

(c)Except as provided in Section 6.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
(d)Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent to accept electronic signatures in any form or format without its prior written consent.
Section 12.07Severability. Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
Section 12.08Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (of whatsoever kind, including, without limitations obligations under Swap Agreements) at any time owing by such Lender or the Issuing Bank or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any of and all the obligations of the Borrower or any other Loan Party owed to such Lender, the Issuing Bank or their respective Affiliates now or hereafter existing under this Agreement or any other Loan Document, irrespective of whether or not such Lender, the Issuing Bank or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations may be contingent or unmatured or are owed to a branch office or Affiliate holding such deposit or obligated on such indebtedness; provided that to the extent prohibited by applicable law as described in the definition of “Excluded Swap Obligation,” no amounts received from, or set off with respect to, any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor. The rights of each Lender under this Section 12.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender or its Affiliates may have; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 10.02(c) and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Bank and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the Issuing Bank and their respective Affiliates under this Section 12.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Bank or their respective Affiliates may have. Each Lender and the Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 12.09GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS; WAIVER OF JURY TRIAL
(a)THIS AGREEMENT, THE NOTES (IF ANY) AND ANY LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
(b)ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THE LOAN DOCUMENTS SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY, AND CITY OF NEW YORK, BOROUGH OF MANHATTAN, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HEREBY ACCEPTS FOR ITSELF AND (TO THE EXTENT PERMITTED BY LAW) IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS; PROVIDED, THAT NOTHING CONTAINED HEREIN OR IN ANY OTHER LOAN DOCUMENT WILL PREVENT ANY PARTY FROM BRINGING ANY ACTION TO ENFORCE ANY AWARD OR JUDGMENT OR EXERCISE ANY RIGHT UNDER THE LOAN DOCUMENTS IN ANY OTHER FORUM IN WHICH JURISDICTION CAN BE ESTABLISHED. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS.
(c)EACH PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT THE ADDRESS SPECIFIED IN SECTION 12.01 OR SUCH OTHER ADDRESS AS IS SPECIFIED PURSUANT TO SECTION 12.01 (OR ITS ASSIGNMENT AND ASSUMPTION), SUCH SERVICE TO BECOME EFFECTIVE THIRTY (30) DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY OR ANY HOLDER OF ANY NOTE TO SERVE

PROCESS IN ANY OTHER MANNER PERMITTED BY LAW, OR THE ADMINISTRATIVE AGENT, THE ISSUING BANK, ANY LENDER OR THE HOLDER OF ANY NOTE TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANOTHER PARTY IN ANY OTHER JURISDICTION.
(d)EACH PARTY HEREBY (I) IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN; (II) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES (PROVIDED, THAT THIS WAIVER SHALL NOT LIMIT RECOVERY BY AN INDEMNITEE PURSUANT TO SECTION 12.03 FOR INDEMNIFICATION OF EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES PAID TO, OR ASSERTED BY, A THIRD PARTY); (III) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OF COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (IV) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 12.09.
Section 12.10Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
Section 12.11Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement or any other Loan Document, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 12.11, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any pledge or assignment permitted under Section 12.04(d) or (ii) any actual or prospective counterparty (or its advisors) to any Swap Agreement or any credit insurance provider, in each case relating to the Borrower and its obligations, (g) with the consent of the Borrower, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 12.11 or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower or (j) on a confidential basis to (i) any rating agency in connection with rating the Borrower or the other Loan Parties or the credit facilities provided for herein or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of identification numbers with respect to the credit facilities provided for herein. For the purposes of this Section 12.11, “Information” means all information received from the Borrower or any other Loan Party relating to the Borrower or any Subsidiary and their businesses, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrower or any other Loan Party and other than information pertaining to this Agreement routinely provided by the Administrative Agent to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from the Borrower or any other Loan Party after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section 12.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Borrower and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities. Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

Section 12.12Interest Rate Limitation. It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby would be usurious as to any Lender under laws applicable to it (including the laws of the United States of America, the State of New York and the State of Texas or any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Loans, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under law applicable to any Lender that is contracted for, taken, reserved, charged or received by such Lender under any of the Loan Documents or agreements or otherwise in connection with the Loans shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by such Lender on the principal amount of the Secured Obligations (or, to the extent that the principal amount of the Secured Obligations shall have been or would thereby be paid in full, refunded by such Lender to the Borrower); and (ii) in the event that the maturity of the Loans is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Secured Obligations (or, to the extent that the principal amount of the Secured Obligations shall have been or would thereby be paid in full, refunded by such Lender to the Borrower). All sums paid or agreed to be paid to any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Lender, be amortized, prorated, allocated and spread throughout the stated term of the Loans, until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (i) the amount of interest payable to any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Lender pursuant to this Section 12.12 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender would be less than the amount of interest payable to such Lender computed at the Highest Lawful Rate applicable to such Lender, then the amount of interest payable to such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Lender until the total amount of interest payable to such Lender shall equal the total amount of interest which would have been payable to such Lender if the total amount of interest had been computed without giving effect to this Section 12.12.

Section 12.13EXCULPATION PROVISIONS. EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT HAS A DUTY TO READ THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND HAS RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY. EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”

Section 12.14Collateral Matters; Swap Agreements. The benefit of the Security Documents and of the provisions of this Agreement relating to any collateral securing the Secured Obligations shall also extend to and be available on a pro rata basis to any Secured Swap Provider, in each case, after giving effect to all netting arrangements relating to any Secured Swap Agreements between the Borrower or any other Loan Party and such Secured Swap Provider. Except as expressly set forth in this Agreement, no Person shall have any voting rights under any Loan Document as a result of the existence of obligations owed to it under any Secured Swap Agreements.
Section 12.15No Third Party Beneficiaries. This Agreement, the other Loan Documents, and the agreement of the Lenders to make Loans and the Issuing Bank to issue, amend, renew or extent Letters of Credit hereunder are solely for the benefit of the Borrower, and no other Person (including, without limitation, any Subsidiary of the Borrower, any obligor, contractor, subcontractor, supplier or materialman) shall have any rights, claims, remedies or privileges hereunder or under any other Loan Document against the Administrative Agent, the Issuing Bank or any Lender for any reason whatsoever. Other than the Indemnitees and each Secured Party not party to this Agreement (including, for the avoidance of doubt, the Collateral Agent (if applicable) and each Secured Swap Provider) which are express third party beneficiaries of this Agreement, there are no third party beneficiaries.
Section 12.16USA Patriot Act Notice. Each Lender hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and other Loan Parties, which information includes the name and address of the Borrower and other Loan Parties and other information that will allow such Lender to identify the Borrower and other Loan Parties in accordance with the Patriot Act.
Section 12.17Flood Insurance Provisions. Notwithstanding any provision in any of the Loan Documents to the contrary, in no event is any Building (as defined in the applicable Flood Insurance Regulations) or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulations) owned by any Loan Party included in the Mortgaged Property and no Building or Manufactured (Mobile) Home shall be encumbered by any Security Document; provided, that (i) the applicable Loan Party’s interests in all lands and Hydrocarbons situated under any such Building or Manufactured (Mobile) Home shall be included in the Mortgaged Property and shall be encumbered by the Security Documents and (ii) the Borrower shall not, and shall not permit any of the other Loan Parties to, permit to exist any Lien on any Building or Manufactured (Mobile) Home except Liens permitted by Section 9.03.
Section 12.18No Fiduciary Duty. Each Lender and their Affiliates (collectively, solely for purposes of this Section 12.18, the “Lenders”), may have economic interests that conflict with those of the Borrower and the other Loan Parties and their stockholders and/or their Affiliates. The Borrower and the other Loan Parties agree that nothing in this Agreement or the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and the Borrower or any other Loan Party, their stockholders or their Affiliates, on the other. The Borrower and the other Loan Parties acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Borrower and the other Loan Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of the Borrower or any other Loan Party, their stockholders or their Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise Borrower or any other Loan Party, their stockholders or their Affiliates on other matters) or any other obligation to the Borrower or any of the other Loan Parties except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of the Borrower or any other Loan Party, their management, stockholders, creditors or any other Person. The Borrower and the other Loan Parties acknowledge and agree that they have consulted their own legal and financial advisors to the extent they deemed appropriate and that they are responsible for making their own independent judgment with respect to such transactions and the process leading thereto. The Borrower and the other Loan Parties agree that they will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Borrower or Loan Party, in connection with such transaction or the process leading thereto.

Section 12.19Releases.
(a)Release Upon Payment in Full.  Upon Payment in Full, the Administrative Agent, at the written request and expense of the Borrower, will promptly release, reassign and transfer the Collateral to the Loan Parties.
(b)Further Assurances.  If any of the Collateral shall be sold, transferred or otherwise Disposed of by the Borrower or any Subsidiary in a transaction permitted by the Loan Documents and such Collateral shall no longer constitute or be required to be Collateral under the Loan Documents, then the Administrative Agent, at the request and sole expense of the Borrower and the applicable Subsidiary, shall promptly execute and deliver all releases or other documents reasonably necessary or desirable for the release of the Liens created by the applicable Security Document on such Collateral. At the request and sole expense of the Borrower, a Loan Party shall be released from its obligations under the Loan Documents in the event that all the capital stock or other Equity Interests of such Loan Party shall be sold, transferred or otherwise disposed of in a transaction permitted by the Loan Documents and such Equity Interests shall no longer constitute or be required to be Collateral under the Loan Documents.
Section 12.20Material Non-Public Information.
(a)EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 12.11 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER, THE OTHER LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(b)ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, HOLDINGS, THE OTHER LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.
Section 12.21Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
Section 12.22Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for hedging agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, default rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such default rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

Section 12.23Existing Credit Agreement.
(a)On the Closing Date, the Existing Credit Agreement shall be amended and restated in its entirety by this Agreement, and the Existing Credit Agreement shall thereafter be of no further force and effect.
(b)On and after the Closing Date, (i) all references to the Existing Credit Agreement (or to any amendment or any amendment and restatement thereof) in the Loan Documents (other than this Agreement) shall be deemed to refer to the Existing Credit Agreement as amended and restated hereby (as it may be further amended, modified or restated), (ii) all references to any section (or subsection) of the Existing Credit Agreement or in any Loan Document (but not herein) shall be amended to become, mutatis mutandis, references to the corresponding provisions of this Agreement and (iii) except as the context otherwise provides, on or after the Closing Date, all references to this Agreement herein (including for purposes of indemnification and reimbursement of fees) shall be deemed to be references to the Existing Credit Agreement, as amended and restated hereby (as it may be further amended, modified or restated).
(c)The Exiting Lenders party to the Existing Credit Agreement are deemed to reallocate their respective “Loans” (as defined under the Existing Credit Agreement, and referred to herein as the “Existing Loans”) and their respective “Commitments” (as defined in the Existing Credit Agreement, and referred to herein as the “Existing Commitments”) to the Lenders as contemplated by this Agreement. On the Closing Date and after giving effect to such reallocation and adjustment of such Existing Commitments, the Term Loan Commitments of each Lender shall be as set forth on Schedule 1.02(b) hereto. The reallocation and adjustment to the Existing Loans and such Existing Commitments of each Lender as contemplated by this Section 12.23(c)

shall be deemed to have been consummated pursuant to the terms of the Assignment and Assumption attached as Exhibit E hereto as if each of the Lenders had executed an Assignment and Assumption with respect to such reallocation and adjustment. The Borrower and the other Loan Parties and the Administrative Agent hereby consent to such reallocation and adjustment of the Existing Loans and such Existing Commitments.
(d)This amendment and restatement is limited as written and is not a consent to any other amendment, restatement or waiver, whether or not similar and, except as expressly provided herein or in any other Loan Document, all terms and conditions of the Loan Documents remain in full force and effect unless specifically amended hereby or by any other Loan Document.
(e)From and after the Closing Date, (i) each Exiting Lender shall cease to be a party to this Agreement, (ii) no Exiting Lender shall have any obligations or liabilities under this Agreement with respect to the period from and after the Closing Date and, without limiting the foregoing, no Exiting Lender shall have any Term Loan Commitment under this Agreement or any LC Exposure outstanding hereunder and (iii) no Exiting Lender shall have any rights under the Existing Credit Agreement, this Agreement or any other Loan Document (other than rights under  the Existing Credit Agreement expressly stated to survive the termination of the Existing Credit Agreement and the repayment of amounts outstanding thereunder).
(f)Each of the Loan Parties hereby (a) ratifies, confirms and reaffirms any and all Liens that it previously granted to the Exiting Administrative Agent pursuant to the “Loan Documents” (as defined in the Existing Credit Agreement) which it has assigned to the Administrative Agent hereunder and acknowledges and agrees that none of such Liens has expired or has been terminated or released, except if and to the extent, if any, expressly provided in such “Loan Documents” or as may have been previously and expressly terminated or released by the Exiting Administrative Agent, and (b) acknowledges and agrees that each of such Liens is valid and enforceable in accordance with its terms and continues in full force and effect to secure the payment and performance of the entirety of the Secured Obligations.
Section 12.24Intercreditor Agreement.  TO THE EXTENT A SWAP INTERCREDITOR AGREEMENT IS ENTERED INTO BY THE ADMINISTRATIVE AGENT, BORROWER AND APPLICABLE SECURED THIRD PARTY SWAP PROVIDER, THE ISSUING BANK AND EACH LENDER HEREUNDER (A) CONSENTS TO THE TERMS OF THE SWAP INTERCREDITOR AGREEMENT, (B) AGREES THAT IT WILL BE BOUND BY AND WILL TAKE NO ACTIONS CONTRARY TO THE PROVISIONS OF THE SWAP INTERCREDITOR AGREEMENT AND (C) AUTHORIZES AND DIRECTS THE ADMINISTRATIVE AGENT (IN ITS CAPACITY AS “COLLATERAL AGENT” UNDER THE SWAP INTERCREDITOR AGREEMENT) TO ENTER INTO THE SWAP INTERCREDITOR AGREEMENT ON BEHALF OF THE ISSUING BANK AND SUCH LENDER.  THE PROVISIONS OF THIS SECTION 12.24 ARE NOT INTENDED TO SUMMARIZE ALL RELEVANT PROVISIONS OF THE SWAP INTERCREDITOR AGREEMENT.  REFERENCE MUST BE MADE TO THE SWAP INTERCREDITOR AGREEMENT ITSELF TO UNDERSTAND ALL TERMS AND CONDITIONS THEREOF.  THE ISSUING BANK AND EACH LENDER IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF THE SWAP INTERCREDITOR AGREEMENT AND THE TERMS AND PROVISIONS THEREOF, AND NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATION TO THE ISSUING BANK OR ANY LENDER AS TO THE

SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN THE SWAP INTERCREDITOR AGREEMENT.  IN THE EVENT OF A CONFLICT BETWEEN THIS AGREEMENT AND THE SWAP INTERCREDITOR AGREEMENT, THE SWAP INTERCREDITOR AGREEMENT SHALL CONTROL.

[SIGNATURES BEGIN NEXT PAGE]

The parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

HALCÓN HOLDINGS, LLC, as Borrower

By:	/s/ Matthew B. Steele
Name:	Matthew B. Steele
Title:	Chief Executive Officer

HALCÓN OPERATING CO., INC., as a Loan Party

By:	/s/ Matthew B. Steele
Name:	Matthew B. Steele
Title:	Chief Executive Officer

HALCÓN ENERGY PROPERTIES, INC., as a Loan Party

By:	/s/ Matthew B. Steele
Name:	Matthew B. Steele
Title:	Chief Executive Officer

HALCÓN FIELD SERVICES, LLC, as a Loan Party

By:	/s/ Matthew B. Steele
Name:	Matthew B. Steele
Title:	Chief Executive Officer

HALCÓN PERMIAN, LLC, as a Loan Party

By:	/s/ Matthew B. Steele
Name:	Matthew B. Steele
Title:	Chief Executive Officer

Signature Page to Second Amended and Restated Senior Secured Credit Agreement

BATTALION OIL MANAGEMENT, INC., as a Loan Party

By:	/s/ Matthew B. Steele
Name:	Matthew B. Steele
Title:	Chief Executive Officer

Solely with respect to Article IX-A hereof:

BATTALION OIL CORPORATION, as Holdings

By:	/s/ Matthew B. Steele
Name:	Matthew B. Steele
Title:	Chief Executive Officer

FORTRESS CREDIT CORP., as Administrative Agent and a Lender

By:	/s/ Dustin Schiavi
Name:	Dustin Schiavi
Title:	Authorized Signatory

MACQUARIE BANK LIMITED, as a Lender

By:	/s/ Charles Angus Pickard
Name:	Charles Angus Pickard
Title:	Executive Director

By:	/s/ Tom Morgan
Name:	Tom Morgan
Title:	Associate Director

(Signed in London under MBL POA No. 3322, expiring 31 January 2025)

Signature Page to Second Amended and Restated Senior Secured Credit Agreement

ANNEX I

Schedule 1.02(a)

[Attached]

Schedule 1.02(b)

Initial Term Loan Commitment

INITIAL TERM LOAN LENDER	INITIAL TERM LOAN COMMITMENT
Fortress Credit Corp.	$161,900,000.00
Macquarie Bank Limited	$100,000
TOTAL	$162,000,000.00

Schedule 1.02(c)

Incremental Term Loan Commitment

INCREMENTAL LENDER	INCREMENTAL TERM LOAN COMMITMENT
[_________][1]	$63,000,000.00
TOTAL	$63,000,000.00

1 To be a Meritz Party designated pursuant to an Incremental Term Loan Joinder Agreement on the Incremental Term Loan Closing Date.